                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:


[X]    Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                              Dave & Buster's, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]    No fee required.

[X]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)    Title of each class of securities to which transaction applies:

       Common Stock, par value $0.01 per share, of Dave & Buster's, Inc.
       ------------------------------------------------------------------------

       (2)    Aggregate number of securities to which transaction applies:

       13,281,779 shares of Common Stock
       ------------------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

              The filing fee is determined based upon the sum of (a) the product of the 12,223,234 shares of common stock to be acquired for cash and the merger consideration of $13.50 per share, (b) the cumulative total of the difference between the merger consideration of $13.50 per share and the exercise price per share of each of the 2,663,362 shares of common stock subject to outstanding options in which the exercise price per share is less than the merger consideration per share, and (c) the market value of the 1,150,515 shares to be acquired in exchange as determined in accordance with Regulation 0-11(a)(4) of the Securities Exchange Act of 1934. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by calculating a fee of $92 per $1,000,000 of the amount calculated pursuant to the preceding sentence.

       ------------------------------------------------------------------------

       (4)    Proposed maximum aggregate value of transaction:

              $216,548,579
       ------------------------------------------------------------------------

       (5)    Total fee paid:

              $19,923.02
       ------------------------------------------------------------------------

[ ]    Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:

              $13,481.02
       ------------------------------------------------------------------------

(2)    Form, Schedule or Registration Statement No.:

              Schedule TO
       ------------------------------------------------------------------------

(3)    Filing Party:

              D&B Acquisition Sub, Inc., D&B Holdings I, Inc., Investcorp S.A., Dave & Buster's, Inc., David O. Corriveau, James W. Corley, Walter S. Henrion and William C. Hammett, Jr.
       ------------------------------------------------------------------------

(4)    Date Filed:

             June 4, 2002
       ------------------------------------------------------------------------

                              DAVE & BUSTER'S, INC.
                                2481 MANANA DRIVE
                               DALLAS, TEXAS 75220
                                                                          , 2002
                                                              ------------

To our Shareholders:

         You are cordially invited to attend a special meeting of the shareholders of Dave & Buster's, Inc., to be held at The Show Room at Dave & Buster's, 10727 Composite Drive, Dallas, Texas, on ___________, 2002, at __:00 __.M. (Central Daylight Time).

         At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 30, 2002, by and among D&B Holdings I, Inc., D&B Acquisition Sub, Inc., a wholly owned direct subsidiary of D&B Holdings I, Inc., and Dave & Buster's, Inc., as amended by that First Amendment to the Agreement and Plan of Merger, dated as of July 12, 2002, pursuant to which D&B Acquisition Sub, Inc., will merge with and into Dave & Buster's, Inc. If the merger is completed, you will receive $13.50 in cash for each share of common stock of Dave & Buster's, Inc. that you own.

         A special committee of the board of directors of Dave & Buster's, Inc., consisting of three independent directors, unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of, the shareholders of Dave & Buster's, Inc., including its unaffiliated shareholders, and unanimously recommended that our board of directors approve the merger agreement and the merger.

         Our board of directors, based in part on the recommendation of the special committee, has determined that the merger agreement and the merger are advisable, fair to and in the best interests of Dave & Buster's, Inc. and our shareholders, including our unaffiliated shareholders. Accordingly, our board of directors has unanimously approved the merger agreement and the merger and recommends that you vote "FOR" adoption of the merger agreement.

         In considering the recommendation of our board of directors, you should be aware that certain of our executive officers and directors, David O. Corriveau, James W. Corley, Walter S. Henrion and William C. Hammett, Jr., negotiated and entered into separate arrangements with D&B Holdings I, Inc., pursuant to which each of them will contribute a portion of their interests in Dave & Buster's, Inc. common stock in exchange for shares of D&B Holdings I, Inc., immediately prior to the merger. The accompanying proxy statement provides you with additional information about the parties involved in the merger and their interests.

         You are encouraged to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

         Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                  Sincerely,


                                  John S. Davis
                                  Vice President, General Counsel and Secretary

         This proxy statement is dated _____________, 2002, and is first being mailed to shareholders on or about _____________, 2002.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                              DAVE & BUSTER'S, INC.
                                2481 MANANA DRIVE
                               DALLAS, TEXAS 75220

                                   ---------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON            , 2002
                                       -----------

To the Shareholders of Dave & Buster's, Inc.:

         A special meeting of the shareholders of Dave & Buster's, Inc., will be held at The Show Room at Dave & Buster's, 10727 Composite Drive, Dallas, Texas, on _________, 2002, at __:00 __.M. (Central Daylight Time), to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 30, 2002, by and among D&B Holdings I, Inc., D&B Acquisition Sub, Inc., a wholly owned direct subsidiary of D&B Holdings I, Inc., and Dave & Buster's, Inc., as amended by that First Amendment to the Agreement and Plan of Merger, dated July 12, 2002, pursuant to which D&B Acquisition Sub, Inc., will merge with and into Dave & Buster's, Inc., with Dave & Buster's, Inc., surviving the merger. In the merger, each outstanding share of Dave & Buster's, Inc., common stock will be converted into the right to receive $13.50 in cash, without interest, less any applicable withholding taxes, excluding shares held in treasury by Dave & Buster's, Inc., or held by D&B Holdings I, Inc., or D&B Acquisition Sub, Inc., or held by shareholders who perfect their appraisal rights under Missouri law.

         The board of directors has fixed the close of business on ____________, 2002 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. A list of the shareholders entitled to vote at the special meeting will be available for examination by a shareholder for any purposes germane to the meeting during ordinary business hours during the ten days prior to the special meeting at the principal place of business of Dave & Buster's, Inc., located at 2481 Manana Drive, Dallas, Texas 75220.

         Please carefully read the proxy statement and other materials concerning Dave & Buster's, Inc., and the merger, which are mailed with this notice, for a more complete statement regarding the matter to be acted upon at the special meeting. This notice also constitutes notice of appraisal rights under Missouri law in connection with the merger, as described in the accompanying proxy statement and Appendix C to such proxy statement.

         DAVE & BUSTER'S, INC.'S BOARD OF DIRECTORS, BASED IN PART ON THE RECOMMENDATION OF A SPECIAL COMMITTEE OF ITS BOARD OF DIRECTORS, HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF DAVE & BUSTER'S, INC., AND ITS SHAREHOLDERS, INCLUDING ITS UNAFFILIATED SHAREHOLDERS. Accordingly, all of the members of Dave & Buster's, Inc.'s board of directors approved and adopted the merger agreement and the transactions contemplated thereby and recommend that you vote "FOR" the adoption of the merger agreement.

         Whether you expect to attend the special meeting or not, you are encouraged to vote your shares by dating and signing the enclosed proxy and returning it as promptly as possible in the accompanying envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                  By order of the Board of Directors,


                                  John S. Davis
                                  Vice President, General Counsel and Secretary
Dallas, Texas
                 , 2002
----------------

                                TABLE OF CONTENTS

                                                                                                                       Page
                                                                                                                       ----
SUMMARY TERM SHEET ...................................................................................................   1
   The Companies .....................................................................................................   1
   The Special Meeting ...............................................................................................   2
         Date, Time and Proposal to be Considered ....................................................................   2
         Record Date for Voting; Record Holders and Shares Outstanding on the Record Date ............................   2
         Voting and Other Rights of Shareholders .....................................................................   2
         Vote Required for Approval ..................................................................................   2
         Vote of the Continuing Shareholders; Voting Agreement .......................................................
   The Merger ........................................................................................................   3
         Purpose of the Merger .......................................................................................   3
         Effects of the Merger .......................................................................................   3
         Recommendations of the Special Committee and D&B's Board of Directors; Fairness of the Merger ...............   3
         Opinion of Houlihan Lokey ...................................................................................   3
         Position of the Continuing Shareholders, D&B Acquisition, D&B Holdings and Investcorp as to the
         Fairness of the Merger ......................................................................................   4
         Interests of D&B's Directors and Executive Officers in the Merger ...........................................   4
         Accounting Treatment ........................................................................................   4
         Material U.S. Federal Income Tax Consequences ...............................................................   5
         Appraisal Rights ............................................................................................   5
         Financing of the Merger .....................................................................................   5
         Provisions for Unaffiliated Shareholders ....................................................................   5
         Vote of the Continuing Shareholders; Voting Agreements ......................................................   5
         Revocation of Proxies .......................................................................................   5
   The Merger Agreement ..............................................................................................   7
         Conditions to the Merger ....................................................................................   7
         No Solicitation .............................................................................................   7
         Termination of Merger Agreement .............................................................................   7
         Effect of Termination .......................................................................................   8

QUESTIONS AND ANSWERS ABOUT THE MERGER ...............................................................................   9

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE ......................................................................  12

INTRODUCTION .........................................................................................................  15
         Proposal to be Considered at the Special Meeting ............................................................  15
         Voting Rights; Vote Required for Approval ...................................................................  15
         Institutional Investor Voting Arrangements ..................................................................  16
         Voting and Revocation of Proxies ............................................................................  16
         Solicitation of Proxies; Expenses of Solicitation ...........................................................  17
         Comparative Market Price Data ...............................................................................  17
         Dividends ...................................................................................................  17
         D&B Selected Consolidated Financial Information .............................................................  17
         Recent Developments .........................................................................................

SPECIAL FACTORS ......................................................................................................  19
         Background of the Merger ....................................................................................  19
         Fairness Opinion of Houlihan Lokey ..........................................................................  24
         Alternatives Considered .....................................................................................  28
         Recommendation of the Special Committee and D&B's Board of Directors; Fairness of the Merger ................  29
                  Special Committee ..................................................................................  29
                  Board of Directors .................................................................................  31
         Forecasts ...................................................................................................  32

                                                                                                                       Page
                                                                                                                       ----
         D&B's Reasons for the Merger ................................................................................  33
         Position of the Continuing Shareholders as to the Fairness of and Reasons for the Merger; Purpose and
         Structure of the Merger .....................................................................................  33
         Position of D&B Acquisition, D&B Holdings and Investcorp as to the Fairness of and Reasons for the Merger ...  35
         Purpose and Structure of the Merger .........................................................................  35
         Certain Effects of the Merger; Plans or Proposals After the Merger ..........................................  35
                  Senior Credit Facility .............................................................................  37
                  Senior Secured Notes ...............................................................................  38
                  Conditions to the Financing ........................................................................  38

THE MERGER ...........................................................................................................  39
         Effective Time of the Merger ................................................................................  39
         Payment of Merger Consideration and Surrender of Stock Certificates .........................................  39
         Financing of the Merger .....................................................................................  40
         Material U.S. Federal Income Tax Consequences of the Merger to D&B's Shareholders ...........................  40
         Accounting Treatment ........................................................................................  42
         Fees and Expenses of the Merger .............................................................................  42
         Appraisal Rights ............................................................................................  42
         Regulatory Approvals ........................................................................................  43
         Merger Related Litigation ...................................................................................  44

THE MERGER AGREEMENT .................................................................................................  46
         General .....................................................................................................  46
         Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation ......................  46
         Consideration to Paid in the Merger .........................................................................  46
         Stock Options ...............................................................................................  46
         Representations and Warranties ..............................................................................  46
         Conduct of Business Before the Merger .......................................................................  47
         No Solicitation .............................................................................................  49
         Access to Information; Confidentiality ......................................................................  50
         Reasonable Efforts ..........................................................................................  50
         Notification ................................................................................................  51
         Employee Benefit Plans ......................................................................................  51
         Indemnification .............................................................................................  51
         Insurance ...................................................................................................  52
         Fees and Expenses ...........................................................................................  52
         Public Announcements ........................................................................................  52
         Cooperation with Financing Efforts ..........................................................................  52
         Consents ....................................................................................................  53
         Conditions to the Merger ....................................................................................  53
         Termination .................................................................................................  54
         Effect of Termination .......................................................................................  55
         Waiver ......................................................................................................  55
         Amendment ...................................................................................................  55
         Assignment ..................................................................................................  55

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER ..........................................................  56
         Support and Exchange Agreement ..............................................................................  56
         Stockholder Agreement .......................................................................................  56
         Put/Call Rights .............................................................................................  56
         D&B Holdings Governance .....................................................................................  57
         D&B Holdings Stock Incentive Plan ...........................................................................  57
         Loan Arrangement ............................................................................................  57
         Employment Agreements; Executive Retention Agreements .......................................................  58
         Non-Competition Agreements ..................................................................................  58

                                                                                                                       Page
                                                                                                                       ----
         Restricted Stock ............................................................................................  58
         Stock Options ...............................................................................................  59
         Allocation of Consideration Among Officers and Directors of D&B .............................................  59
         Special Committee ...........................................................................................  60
         Indemnification and Insurance ...............................................................................  60

OTHER MATTERS ........................................................................................................  61
         Security Ownership of Certain Beneficial Owners and Management ..............................................  61
         Common Stock Transaction Information ........................................................................  62
         Other Matters for Action at the Special Meeting .............................................................  62
         Legal Counsel ...............................................................................................  62
         Independent Auditors ........................................................................................  62
         Available Information .......................................................................................  62
         Information Incorporated by Reference .......................................................................  63

APPENDIX A -- AGREEMENT AND PLAN OF MERGER, AS AMENDED

APPENDIX B -- OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN

APPENDIX C -- SECTION 351.455 OF THE MISSOURI GENERAL BUSINESS AND CORPORATION LAW

                               SUMMARY TERM SHEET

         This summary term sheet highlights material information from this proxy statement and does not contain all of the information that is important to you. To understand the merger fully, you should carefully read this entire proxy statement, including the information incorporated by reference, the appendices and the additional documents referred to in this proxy statement.

                                  THE COMPANIES

DAVE & BUSTER'S, INC.
2481 Manana Drive
Dallas, Texas 75220
(214) 357-9588

         Dave & Buster's, Inc., a Missouri corporation, operates large format, high-volume restaurant/entertainment centers under the "Dave & Buster's" name. Each D&B entertainment center offers a full menu of high-quality food and beverage items combined with an extensive array of entertainment attractions such as pocket billiards, shuffleboard, state-of-the-art interactive simulators and virtual reality systems, and traditional carnival-style games of skill.

         In this proxy statement, Dave & Buster's, Inc., is referred to, prior to the merger, as "D&B" and Dave & Buster's, Inc., as the surviving corporation in the merger, as "new D&B."

D&B HOLDINGS I, INC.
c/o Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
(212) 351-4000

         D&B Holdings I, Inc., a Delaware corporation, was formed at the direction of Investcorp S.A. solely for the purpose of financing and effecting the merger and the transactions related to the merger. D&B Holdings has not engaged in any business except in furtherance of this purpose. Following the merger, certain affiliates of Investcorp, certain international investors organized by Investcorp and David O. Corriveau, James W. Corley, Walter S. Henrion and William C. Hammett, Jr. will beneficially own all of the capital stock of D&B Holdings. In addition, options to purchase shares of common stock of D&B Holdings will have been granted to Messrs. Corriveau, Corley, Henrion and Hammett and other members of management, along with additional shares that will be reserved for option grants to management employees of new D&B in the future.

         Investcorp is a Luxembourg corporation which, through its subsidiaries, acts as a principal and intermediary in international investment transactions. Investcorp's principal executive offices are located at 6 rue Adolphe Fischer, Luxembourg. References to Investcorp in this proxy statement include, as the context requires, entities affiliated with Investcorp and certain international investors with whom Investcorp maintains an administrative relationship who are expected to participate in this investment through an indirect equity investment in D&B Holdings. Investcorp International Inc., a Delaware corporation wholly owned indirectly by Investcorp, acts as Investcorp's financial advisor on all U.S.-based investments. References to Investcorp in this proxy statement also include, in certain cases, Investcorp International acting in such advisory capacity.

         In this proxy statement, D&B Holdings I, Inc., is referred to as "D&B Holdings," Investcorp S.A. is referred to as "Investcorp," and David O. Corriveau, James W. Corley, Walter S. Henrion and William C. Hammett, Jr., are collectively referred to as the "continuing shareholders."

D&B ACQUISITION SUB, INC.
c/o Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
(212) 351-4000

         D&B Acquisition Sub, Inc., a Missouri corporation and a direct subsidiary of D&B Holdings, was formed solely for the purpose of effecting the merger and the transactions related to the merger. D&B Acquisition has not engaged in any business except in furtherance of this purpose. All of the outstanding capital stock of D&B Acquisition is owned by D&B Holdings.

         In this proxy statement, D&B Acquisition Sub, Inc., is referred to as "D&B Acquisition."

                               THE SPECIAL MEETING

DATE, TIME AND PROPOSAL TO BE CONSIDERED (see p. __)

         The special meeting of shareholders of D&B will be held on _____________, 2002 at ______ __.M. (Central Daylight Time), at The Show Room at Dave & Buster's, 10727 Composite Drive Dallas, Texas. At the special meeting, shareholders will consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 30, 2002, as amended by the First Amendment to the Agreement and Plan of Merger, dated July 12, 2002, among D&B, D&B Holdings and D&B Acquisition, pursuant to which D&B Acquisition will merge with and into D&B. A copy of the merger agreement as amended is attached as Appendix A to this proxy statement. Unless the context requires otherwise, all references in this proxy statement to the merger agreement are to the merger agreement as amended. For additional information regarding the proposal to be considered at the special meeting, see "Introduction -- Proposal to be Considered at the Special Meeting."

RECORD DATE FOR VOTING; RECORD HOLDERS AND SHARES OUTSTANDING ON THE RECORD DATE (see p. __)

         Only shareholders of record at the close of business on August ___, 2002, are entitled to notice of and to vote at the special meeting. On that date, there were approximately ____ holders of record of D&B common stock, par value $0.01 per share, and _____________ shares of D&B common stock outstanding. Of the shares of D&B common stock outstanding, ___________ shares were held by shareholders other than D&B's affiliates, including the continuing shareholders.

VOTING AND OTHER RIGHTS OF SHAREHOLDERS (see p. ___)

         Each share of D&B common stock entitles the holder to cast one vote at the special meeting. The rights of holders of D&B common stock at the effective time of the merger are identical in all respects, including the right to receive $13.50 per share in cash in the merger, except that shares held in treasury by D&B and by D&B Holdings, D&B Acquisition, the continuing shareholders, as well as holders who exercise appraisal rights, will not receive the $13.50 per share merger consideration. See "Introduction -- Voting Rights; Vote Required for Approval" and "The Merger Agreement -- Consideration to be Paid in the Merger."

VOTE REQUIRED FOR APPROVAL (see p. ___)

         Adoption of the merger agreement requires the affirmative vote of the holders of two-thirds in voting power of all outstanding shares of D&B common stock. The continuing shareholders and certain institutional holders of D&B common stock have agreed to vote their shares, which collectively represent approximately 21% of all shares outstanding, in favor of the merger. See "Introduction -- Institutional Investor Voting Arrangements" and "Interests of Directors and Executive Officers in the Merger -- Support and Exchange Agreement." Abstentions and broker non-votes will have the effect of a vote "AGAINST" the adoption of the merger agreement. Adoption of the merger agreement does not require the separate vote of two-thirds of D&B's unaffiliated shareholders, and no separate vote of D&B's unaffiliated shareholders will be conducted. See "Introduction -- Voting Rights; Vote Required for Approval."

                                   THE MERGER

PURPOSE OF THE MERGER (see p. ___)

         A principal purpose of the merger is to enable you to receive cash for your shares. The merger price of $13.50 per share represents a premium of 27.5% over the $10.59 closing price per share on May 30, 2002, the last full trading day before the public announcement of the merger agreement, and a premium of 16.4% over the $11.60 closing price per share of D&B common stock on July 12, 2002, the last full trading day before the public announcement of the amendment to the merger agreement. See "Special Factors -- Purpose and Structure of the Merger."

EFFECTS OF THE MERGER (see p. ___)

         The merger is a "going private" transaction for D&B. Upon completion of the merger, new D&B will be a wholly owned, privately held subsidiary of D&B Holdings. Immediately following the merger, certain investors that are organized by Investcorp, certain of Investcorp's affiliates, and the continuing shareholders will beneficially own all of the equity securities of D&B Holdings. See "Interests of Directors and Executive Officers in the Merger -- Support and Exchange Agreement" and "-- D&B Holdings Stock Incentive Plans." No other shareholders will have any interest in D&B Holdings or new D&B, including in any future earnings and growth of new D&B, and similarly will not bear the risk of any decrease in the value of new D&B after the merger. D&B common stock will no longer be publicly traded after the merger. In addition, the registration of D&B common stock and new D&B's reporting obligations under the Securities Exchange Act of 1934 will be terminated upon application to the SEC. See "Special Factors -- Certain Effects of the Merger; Plans or Proposals After the Merger."

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND D&B'S BOARD OF DIRECTORS; FAIRNESS OF THE MERGER (see p. ____)

         A special committee of D&B's board of directors, consisting of three independent directors, determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of D&B's shareholders, including its unaffiliated shareholders. Accordingly, the special committee unanimously recommended to D&B's board of directors that it approve and adopt the merger agreement and recommends to D&B shareholders that they adopt the merger agreement. D&B's board of directors, based in part on the recommendation of the special committee, determined that the merger agreement and the merger are fair to and in the best interests of D&B and D&B's shareholders, including its unaffiliated shareholders. Accordingly, D&B's board of directors approved and adopted the merger agreement and the transactions contemplated thereby and recommends that you vote "FOR" the proposal to adopt the merger agreement. For a discussion of the material factors considered by the special committee and D&B's board of directors in reaching their conclusions and the reasons why the special committee and D&B's board of directors determined that the merger is advisable, fair to and in the best interests of D&B's shareholders, including its unaffiliated shareholders, see "Special Factors -- Reasons for the Recommendations of the Special Committee and D&B's Board of Directors; Fairness of the Merger."

         All the members of D&B's board of directors unanimously approved and recommended adoption of the merger agreement. See "Special Factors -- Background of the Merger."

OPINION OF HOULIHAN LOKEY (see p. ____)

         In connection with the merger, a special committee of D&B's board of directors considered the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., as to the fairness of the merger consideration, from a financial point of view, to the unaffiliated holders of D&B common stock. In this proxy statement, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., is referred to as "Houlihan Lokey." Houlihan Lokey delivered its opinion, dated July 12, 2002, to D&B's special committee to the effect that, as of that date and based upon the assumptions made, matters considered and limitations on the review described in the written opinion, the merger consideration to be received by the unaffiliated holders of the D&B common stock in connection with the transaction was fair from a financial point of view. Houlihan Lokey expressed no opinion as to the fairness of the merger consideration to the continuing shareholders. Houlihan Lokey's opinion was provided for the information of the special committee and does not constitute a recommendation to any shareholder with respect to any matter relating to the proposed merger or as to whether shareholders should vote to approve the merger. See "Special Factors -- Fairness Opinion of Houlihan Lokey."

         The full text of Houlihan Lokey's written opinion is attached as Appendix B to this proxy statement. You are encouraged to read Houlihan Lokey's opinion in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

POSITION OF THE CONTINUING SHAREHOLDERS, D&B ACQUISITION, D&B HOLDINGS AND INVESTCORP AS TO THE FAIRNESS OF THE MERGER (see p. ___)

         The rules of the SEC require the continuing shareholders, D&B Acquisition, D&B Holdings and Investcorp to express a belief regarding the fairness of the merger to D&B's unaffiliated shareholders. Based on their beliefs regarding the reasonableness of the conclusions and analyses of the special committee, the continuing shareholders, D&B Holdings and Investcorp adopted the conclusions and analyses of the special committee.

         Because of this analysis and other factors described in "Special Factors -- Position of the Continuing Shareholders as to the Fairness of and Reasons for the Merger; Purpose and Structure of the Merger" and "-- Position of D&B Acquisition, D&B Holdings and Investcorp as the Fairness of and Reasons for the Merger," the continuing shareholders, D&B Acquisition, D&B Holdings and Investcorp believe that the merger is fair to D&B's unaffiliated shareholders. However, you should not construe this belief as a recommendation as to how you should vote on the merger.

INTERESTS OF D&B'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (see p. ___)

         In considering the recommendation of D&B's board of directors with respect to the merger agreement and the merger, you should be aware that, in addition to the matters discussed above, certain of D&B's executive officers and directors have interests in the merger that are in addition to or different from the interests of D&B's shareholders generally. These interests create the following potential conflicts of interest:

    o The continuing shareholders have agreed to contribute 1,150,515 shares of D&B common stock, including certain restricted shares and shares issuable under existing stock options, valued at $13.50 per share, or an aggregate of $15,531,953, to D&B Holdings in exchange for a 9.41% equity interest in D&B Holdings.

    o Some of D&B's executive officers and directors, including members of the special committee, have options to purchase D&B common stock. The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase common stock of D&B which is then exercisable or which becomes exercisable as a result of the transactions contemplated by the merger agreement will be cancelled in exchange for the right to receive, for each such option, a cash payment equal to the amount by which the $13.50 per share merger consideration exceeds the per share exercise price of the option, referred to as the "spread," without interest, less any applicable withholding taxes.

    o    Mark A. Levy (acting as the Chairman of the special committee), Peter
         A. Edison and Christopher C. Maguire, members of the special committee, will receive compensation of $75,000, $50,000 and $50,000, respectively, for serving on the special committee. These amounts are payable regardless of whether the merger is consummated.

    o New D&B will continue the indemnification arrangements and directors' and officers' liability insurance for D&B's past, present and future directors and officers following the merger, including members of the special committee.

See "Interests of Directors and Executive Officers in the Merger."

ACCOUNTING TREATMENT (see p.___)

         The merger will be accounted for under the purchase method of accounting. For a discussion of the accounting treatment for the merger, see "The Merger -- Accounting Treatment."

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (see p. ____)

         The receipt of cash in exchange for D&B common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, D&B's shareholders receiving cash in the merger generally will realize gain or loss as a result of the merger measured by the difference, if any, between the $13.50 per share merger consideration and the shareholder's adjusted tax basis of that share. For additional information regarding material U.S. federal income tax consequences of the merger to D&B's shareholders, see "The Merger -- Material U.S. Federal Income Tax Consequences of the Merger to D&B's Shareholders." D&B URGES YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU THAT MAY RESULT FROM YOUR INDIVIDUAL CIRCUMSTANCES, AS WELL AS THE FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF SHARES IN THE MERGER.

APPRAISAL RIGHTS (see p. ____)

         Shareholders who object to the merger may elect to pursue their appraisal rights to receive the statutorily determined "fair value" of their shares, which could be more or less than the $13.50 per share merger consideration. In order to qualify for these rights, you must (1) not vote to adopt the merger agreement, (2) make a written objection to the merger prior to the taking of the vote on the merger agreement at the special meeting, (3) make a written demand for appraisal within 20 days of the effectiveness of the merger and (4) otherwise comply with the Missouri law procedures for exercising appraisal rights. For a summary of these Missouri law procedures, see "The Merger -- Appraisal Rights." An executed proxy that is not marked "AGAINST" or "ABSTAIN" will be voted for adoption of the merger agreement and will disqualify the shareholder submitting that proxy from demanding appraisal rights.

FINANCING OF THE MERGER (see p. ____)

         D&B Holdings has informed us that it estimates that the total amount of consideration necessary for D&B Holdings and D&B Acquisition Sub to consummate the merger and to repay certain D&B outstanding indebtedness and to pay certain fees, costs and expenses related to the merger is approximately $307.8 million, and that it expects these funds to come from a combination of a senior secured notes offering, equity investments and a new credit facility. For additional information regarding the financing of the merger, see "Special Factors -- Financing of the Merger."

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS (see p. _____)

         No provisions have been made in connection with the merger to grant unaffiliated shareholders access to D&B's corporate files or the corporate files of D&B Holdings, D&B Acquisition or the continuing shareholders, or to obtain counsel or appraisal services for unaffiliated shareholders at D&B's expense or the expense of D&B Holdings, D&B Acquisition or the continuing shareholders.

VOTE OF THE CONTINUING SHAREHOLDERS; VOTING AGREEMENTS (see p. ___)

         The continuing shareholders have agreed to vote the shares of D&B common stock that they beneficially own, which collectively represent approximately 8% of the common stock outstanding, in favor of the merger. In addition, four large institutional holders of common stock, which did not tender their shares as part of the terminated tender offer contemplated by the merger agreement and which collectively own approximately 13% of the common stock outstanding, have entered into written arrangements to vote in favor of the merger. See "Interests of Directors and Executive Officers in the Merger -- Support and Exchange Agreement." and "Introduction--Institutional Investor Voting Arrangements."

REVOCATION OF PROXIES (see p. __)

         You have the unconditional right to revoke your proxy at any time prior to its use at the special meeting by:

         o attending the special meeting, submitting a written revocation of your proxy and voting in person,

         o delivering to D&B prior to the vote at the special meeting a duly executed proxy with a later date than your original proxy, or

         o giving written notice of revocation to D&B addressed to Dave & Buster's, Inc., 2481 Manana Drive, Dallas, Texas 75220, Attn:
              Secretary, prior to the vote at the Special Meeting.

                              THE MERGER AGREEMENT

CONDITIONS TO THE MERGER (see p. ___)

         The obligations of D&B, D&B Holdings and D&B Acquisition to effect the merger are subject to the satisfaction of, among others, the following conditions:

    o the merger agreement must be adopted by the affirmative vote of the holders of 66 2/3% of the shares of D&B common stock outstanding on the record date;

    o no temporary restraining order, permanent injunction or other court order, nor any other legal restraint or prohibition, preventing the consummation of the merger may be in effect; and

    o the parties' respective representations and warranties in the merger agreement must be true and correct in all respects, except where the failure would not have a material adverse effect on D&B or such party's ability to complete the merger.

         The obligations of D&B Holdings and D&B Acquisition to effect the merger will also be conditioned on, in addition to the other conditions to the merger set forth above, the following conditions:

    o satisfaction of each of the conditions set forth in Exhibit A to the merger agreement (disregarding references to the tender offer contained therein) other than the minimum tender condition described in the merger agreement; and

    o the funding from third-party lenders of at least $155 million aggregate principal amount of new debt financing and availability of an additional $30 million line of credit from third party lenders, in each case on commercially reasonable terms as determined in the good faith judgment of D&B Holdings.

         For additional information regarding the conditions of each party's obligation to effect the merger, see "The Merger Agreement -- Conditions to the Merger."

NO SOLICITATION (see p.___)

         The merger agreement prohibits D&B from taking any action to solicit an acquisition proposal from a third party. D&B is permitted, however, to engage in discussions with and provide information to any third party in response to an unsolicited, bona fide acquisition proposal that D&B's board of directors determines is superior. In the event D&B receives a superior proposal and D&B Acquisition Sub does not match the proposal within 5 business days, then D&B may terminate the merger agreement, subject to the payment of a termination fee equal to $5.68 million, plus the reimbursement of out-of-pocket fees and expenses. For additional information regarding these "no solicitation" provisions, see "The Merger Agreement -- No Solicitation" and "-- Effect of Termination."

TERMINATION OF MERGER AGREEMENT (see p.___)

         The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by D&B's shareholders:

    o    by mutual written consent of D&B Holdings and D&B;

    o by either D&B Holdings or D&B, if any governmental authority issues an order or takes any other action, permanently restraining or otherwise prohibiting the merger;

    o if the holders of 66 2/3% of the shares of D&B common stock entitled to vote at the special meeting fail to vote to adopt the merger agreement at the special meeting held for such purpose; or

    o by either D&B Holdings or D&B, if the effective time of the merger does not occur on or before October 31, 2002, except that this date may be extended under certain circumstances.

The merger agreement may also be terminated by D&B, acting alone:

    o if D&B Holdings or D&B Acquisition breaches its representations or warranties or fails to perform in any material respect any of its respective covenants in the merger agreement and such breach or failure to perform causes such representations and warranties not to be true, except where such failure to be true would not have, and would not reasonably be expected to have, a material adverse effect on the ability of D&B Holdings and D&B Acquisition to consummate the merger; or

    o if the D&B board of directors provides written notice that upon termination of the merger agreement it is prepared to accept a superior proposal, subject to its compliance with the requirements for accepting such a proposal set forth in the merger agreement, including the payment of a termination fee of $5.68 million and reimbursement of out-of-pocket fees and expenses.

The merger agreement may also be terminated by D&B Holdings, acting alone:

    o if D&B's board of directors recommends a superior proposal, fails to call or hold a special shareholders' meeting to vote on the merger agreement within certain time periods, or withdraws its recommendation of the merger;

    o if D&B breaches its representations or warranties or breaches or fails to perform in any material respect any of its covenants in the merger agreement and such breach (i) would give rise to a failure of a condition as set forth on Exhibit A to the merger agreement (other than those relating the abandoned tender offer) or (ii) would cause the representations and warranties of D&B not to be true and correct in all respects except where such failure to be true has not had and would not reasonably be expected to have a material adverse effect on D&B or its ability to perform its obligations under the merger agreement; or

    o if a material adverse effect occurs with respect to D&B and is not cured within thirty days after the giving of written notice of such occurrence.

EFFECT OF TERMINATION (see p. ___)

    The merger agreement provides that, if the merger agreement is terminated under specified circumstances, D&B must pay to D&B Holdings a termination fee of $5,680,000, plus out-of-pocket fees and expenses. One effect of the termination fee provision is to make it more expensive for any other potential acquiror of D&B to acquire control of D&B. This might discourage a potential acquiror from making an offer to acquire D&B. For additional information regarding the fees payable upon termination and the circumstances under which such amounts are payable, see "The Merger Agreement -- Effect of Termination."

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       What is the date, time and place of the special meeting?

A: The special meeting of shareholders of D&B will be held on _____________, 2002 at __:00 __.M. (Central Daylight Time), at The Show Room at Dave & Busters, 10727 Composite Drive, Dallas, Texas, to consider and vote upon the proposal to adopt the merger agreement.

Q:       What is the proposed transaction?

A: D&B Holdings will acquire D&B through the merger of D&B Acquisition, a direct wholly owned subsidiary of D&B Holdings, with and into D&B, with new D&B continuing as the surviving corporation and a direct wholly owned subsidiary of D&B Holdings. D&B Holdings and D&B Acquisition were organized to effect the merger and related transactions.

Q:       What will I be entitled to receive in the merger?

A: If the merger is completed, each of your shares of D&B common stock will be converted into the right to receive $13.50 in cash, without interest and less any applicable withholding taxes. You will not have any interest in new D&B after completion of the merger.

Q:       Who will own new D&B after the merger?

A: New D&B will be a privately held company owned by D&B Holdings. Under separately negotiated arrangements, certain affiliates and related parties of Investcorp and the continuing shareholders will participate in the ownership and governance of D&B Holdings following the merger and will have a number of rights and obligations related to their interest in D&B Holdings. For a discussion of the rights and obligations of D&B Holdings and the continuing shareholders, see "Interests of Directors and Executive Officers in the Merger -- Support and Exchange Agreement," "-- Stockholder Agreement" and "D&B Holdings Governance." In addition, the continuing shareholders and certain other management employees of D&B will receive options to purchase shares of common stock of D&B Holdings. See "Interests of Directors and Executive Officers in the Merger -- D&B Holdings Stock Incentive Plan."

Q:       What does D&B's board of directors recommend?

A: D&B's board of directors recommends that you vote "FOR" adoption of the merger agreement. D&B's board of directors has determined, based in part on the recommendation of a special committee of D&B's board of directors, that the merger agreement and the merger are advisable, fair to and in the best interests of D&B and D&B's shareholders, including D&B's unaffiliated shareholders. To review the background of and reasons for the merger, see "Special Factors -- Background of the Merger" and "Special Factors -- Recommendation of the Special Committee and D&B's Board of Directors; Fairness of the Merger." All members of D&B's board of directors approved the merger agreement and the merger and recommended adoption of the merger agreement. In considering the recommendation of D&B's board of directors, you should be aware that certain of D&B's directors and executive officers have interests in the merger that are different from yours. See "Interests of Directors and Executive Officers in the Merger."

Q: What function did the special committee serve with respect to the merger and who are its members?

A: The principal functions of the special committee of the board of directors with respect to the merger were to evaluate and negotiate the merger agreement. The special committee is composed of Mark A. Levy, Chairman of the special committee, Christopher C. Maguire and Peter A. Edison, none of whom is an employee of D&B or an employee or director of D&B Holdings or its affiliates. The special committee independently selected and retained legal and financial advisors to assist it in making its recommendation. For more information regarding the special committee and its evaluation and negotiation of the merger, see "Special Factors -- Background of the Merger."

Q:       What vote is required to adopt the merger agreement?

A: The affirmative vote of the holders of two-thirds of all outstanding shares of D&B common stock entitled to vote at the special meeting is required to adopt the merger agreement. Adoption of the merger agreement does not require the separate vote of D&B's unaffiliated shareholders, and no separate vote of D&B's unaffiliated shareholders will be conducted. The continuing shareholders beneficially own approximately 8% of the D&B common stock outstanding as of the record date, and have agreed to vote all of such shares in favor of the adoption of the merger agreement at the special meeting. In addition, four institutional holders, who did not tender their shares in the terminated tender offer originally contemplated by the merger agreement, beneficially owning approximately 13% of the outstanding D&B common stock, have agreed to vote in favor of the merger. See "Introduction -- Voting Rights; Vote Required for Approval" and "-- Institutional Investor Voting Arrangements" and "Interests of Directors and Executive Officers in the Merger -- Support and Exchange Agreement."

Q:       What should I do now?  How do I vote?

A: After you read and consider carefully the information contained in this proxy statement, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. Failure to return your proxy or vote in person at the meeting will have the same effect as a vote against the adoption of the merger agreement. See "Introduction -- Voting and Revocation of Proxies."

Q:       What if I oppose the merger?  Do I have appraisal rights?

A: If you are a shareholder who objects to the merger, and if you comply with the procedures required under Missouri law, you may elect to pursue your appraisal rights to receive the statutorily determined "fair value" of your shares, which could be more or less than the $13.50 per share merger consideration. In order to qualify for these rights, you must (1) not vote in favor of the merger agreement, (2) make a written objection to the merger prior to or at the taking of the vote on the merger agreement at the special meeting, (3) make a written demand for appraisal within 20 days of the effectiveness of the merger and (4) otherwise comply with the Missouri law procedures for exercising appraisal rights. For a summary of these Missouri procedures, see "The Merger -- Appraisal Rights." An executed proxy that is not marked "AGAINST" or "ABSTAIN" will be voted for adoption of the merger agreement and will disqualify you from demanding appraisal rights.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Yes, but only if you provide instructions to your broker on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares. See "Introduction -- Voting and Revocation of Proxies."

Q: Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A: Yes, you can change your vote before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can either deliver a written notice stating that you would like to revoke your proxy or a new later-dated proxy card to D&B's corporate secretary on or before the business day prior to the special meeting. Second, you can submit a written revocation or a new later-dated proxy card to D&B at the special meeting prior to the vote being taken. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. See "Introduction -- Voting and Revocation of Proxies."

Q:       Should I send in my stock certificates now?

A: No. If the merger is completed, shortly thereafter you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to D&B Holdings' paying agent. You should use the letter of transmittal to exchange stock certificates for the $13.50 per share merger consideration to which you are entitled as a result of the merger. You should not send any stock certificates with your proxy cards. You should follow the procedures described in "The Merger -- Payment of Merger Consideration and Surrender of Stock Certificates."

Q: When do you expect the merger to be completed? Is the merger subject to the fulfillment of any conditions?

A: D&B is working towards completing the merger as soon as possible. For the merger to occur, the merger agreement must be adopted by D&B's shareholders. If D&B's shareholders adopt the merger agreement, D&B expects to complete the merger as soon as practicable after the special meeting, subject to the fulfillment of the conditions set forth in the merger agreement. See "The Merger Agreement -- Conditions to the Merger."

Q:       What are the tax consequences of the merger to me?

A: The receipt of cash in exchange for D&B common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may be taxable for state and local income tax purposes. For federal income tax purposes, you will recognize a gain or loss equal to the difference, if any, between the per share amount of cash you receive pursuant to the merger and your adjusted tax basis in that share. D&B urges you to consult your own tax advisor regarding the specific tax consequences that may result from your individual circumstances, as well as the foreign, state and local tax consequences of the disposition of shares in the merger. To review a summary of the material tax considerations of the merger, see "The Merger -- Material U.S. Federal Income Tax Consequences of the Merger to D&B's Shareholders."

Q:       Who can help answer my other questions?

A:       If you have more questions about the merger, you should contact:

                  Mellon Investor Services
                  44 Wall Street
                  7th Floor
                  New York, New York 10005

                 FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

         Information provided herein may contain, and D&B may from time to time disseminate material and make statements which may contain "forward-looking" information. The words "expects," "anticipates," "believes" and similar words generally signify a "forward-looking" statement. The reader is cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The discussion below, together with portions of the discussion elsewhere in this proxy statement, highlight some of the more important risks identified by management of D&B but should not be assumed to be the only things that could affect future financial performance of D&B. Certain risk factors may also be identified by D&B from time to time in other filings with the Securities and Exchange Commission, press releases and other communications.

         Our results of operations are dependent upon consumer discretionary spending.

         Our results of operations are dependent upon discretionary spending by consumers, particularly by consumers living in communities in which the entertainment centers are located. A significant weakening in any of the local economies in which we operate may cause our customers to curtail discretionary spending which in turn could materially affect our profitability. Our operations during fiscal 2001 were adversely affected by a number of factors, including the overall decline in the U.S. economy and levels of consumer spending. Additionally, the terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that created economic and business uncertainties, especially for consumer spending. The potential for future terrorist attacks, national and international responses, and other acts of war or hostility have created economic and political uncertainties that could materially adversely affect our business, results of operations and financial condition in ways we currently cannot predict. In addition, seasonality is a factor in our results of operations due to typically lower third quarter revenues in the fall season and higher fourth quarter revenues associated with the year-end holidays.

         We operate a small number of entertainment centers and new entertainment centers require significant investment.

         As of July 12, 2002, we operate 31 entertainment centers. The combination of the relatively small number of locations and the significant investment associated with each new entertainment complex may cause our operating results to fluctuate significantly. Due to this relatively small number of locations, poor results of operations at any one entertainment complex could materially affect our profitability. Historically, new entertainment centers experience a drop in revenues after their first year of operation, and we do not expect that in subsequent years any increases in comparable revenues will be meaningful. Additionally, because of the substantial up-front financial requirements to open new entertainment centers, the investment risk related to any one entertainment complex is much larger than that associated with most other companies' restaurant or entertainment venues.

         Our results of operations are dependent upon the efforts of our senior management.

         Our future success will depend largely on the efforts and abilities of our existing senior management, particularly David O. "Dave" Corriveau and James
W. "Buster" Corley, the Co-Chief Executive Officers and founders of our business. The loss of their services for any reason could materially adversely affect our business, results of operations and financial condition.

         We may not be able to compete favorably in the highly competitive out-of-home entertainment market.

         The out-of-home entertainment market is highly competitive. There are a great number of businesses that compete directly and indirectly with us. Many of these entities are larger and have significantly greater financial resources and a greater number of units than we have. Although we believe most of our competition comes from localized single attraction facilities that offer a limited entertainment package, we may encounter increased competition in the future, which may have an adverse effect on our profitability. In addition, the legalization of casino gambling in geographic areas near any current or future entertainment complex would create the possibility for entertainment alternatives, which could have a material adverse effect on our business.

         Our operations are subject to many government regulations that could affect our operations.

         Various federal, state and local laws and permitting and license requirements affect our business, including alcoholic beverage control, amusement, health and safety and fire agencies in the state, county or municipality in which each entertainment complex is located. For example, each entertainment complex is required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in certain locations, county and municipal authorities. The transactions will require us to report a change of control or obtain new liquor licenses in most states in which we operate. The failure to receive or retain a liquor license, or any other required permit or license, in a particular location, or to continue to qualify for or renew our licenses in connection with the transactions, could adversely affect our operations and our ability to obtain such a license or permit in other locations. The failure to comply with other applicable federal, state or local laws, such as federal and state minimum wage and overtime pay laws, may also adversely affect our business. We are also subject to "dram-shop" statutes in the states in which our entertainment centers are relocated, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment which wrongfully served alcoholic beverages to the intoxicated individual. Although we are covered by liquor liability insurance, a judgment against us under a dram-shop statute in excess of our liability coverage could have a material adverse effect on our operations. Additionally, significant numbers of our hourly personnel are paid at rates related to the federal minimum wage and, accordingly, legislated increases in the minimum wage will increase labor costs at our entertainment centers. Other governmental initiatives such as mandated health insurance, if implemented, could adversely affect us and the industry in general.

         The transactions require the consent of our landlords and certain regulatory agencies.

         The merger will require D&B to obtain the consent of landlords under three of our entertainment complex leases. In addition, D&B must obtain certain consents and approvals from certain state and local governmental agencies with respect to the liquor licenses held by D&B in the states of Michigan, Missouri, Rhode Island and Texas. If we are unsuccessful in obtaining such consents, D&B Holdings and/or D&B Acquisition may terminate the merger agreement and forego the merger.

         We may face difficulties in attracting and retaining qualified employees for our entertainment centers.

         The operation of our business requires qualified executives, managers and skilled employees. From time to time there may be a shortage of skilled labor in certain communities in which our entertainment centers are located. While we believe that we will continue to be able to attract, train and retain qualified employees, shortages of skilled labor will make it increasingly difficult and expensive to attract, train and retain the services of a satisfactory number of qualified employees.

         Our growth depends upon our ability to open new entertainment centers.

         We currently plan to open one entertainment complex in fiscal 2002, and up to three in fiscal 2003 if we have adequate external financing or internally generated cash flow. Our ability to achieve this expansion goal depends upon our access to sufficient capital, locating and obtaining appropriate sites, hiring and training additional management personnel, and constructing or acquiring, at reasonable cost, the necessary improvements and equipment for these complexes. In particular, the capital resources required to develop each new entertainment complex are significant. There is no assurance that we can complete our planned expansion or that new entertainment centers will perform in a manner consistent with our most recently opened entertainment centers or make a positive contribution to our operating performance.

         Local conditions, events and natural disasters could adversely affect our business.

         Certain of the regions in which our entertainment centers are located, including five in California, have been, and may in the future be, subject to adverse local conditions, events or natural disasters such as earthquakes. Depending upon its magnitude, an earthquake could severely damage our entertainment centers, which could adversely affect our business and operations. We currently maintain earthquake insurance for each of our entertainment centers. However, there is no assurance that our coverage will be sufficient if there is a major earthquake. In addition, upon the expiration of our current policies, we cannot assure you that adequate coverage will be available at economically justifiable rates, if at all.

                                  INTRODUCTION

         This proxy statement is furnished in connection with the solicitation of proxies by D&B's board of directors for a special meeting of shareholders to be held on __________, 2002 at __:00 __.M. (Central Daylight Time), at The Show Room at Dave & Buster's, 10727 Composite Drive, Dallas, Texas, or at any adjournment or postponement of the special meeting. Shares of D&B common stock represented by properly executed proxies received by D&B will be voted at the special meeting or any adjournment or postponement of the special meeting in accordance with the terms of those proxies, unless revoked.

PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

         At the special meeting, you will consider and vote upon a proposal to adopt the merger agreement entered into by D&B, D&B Holdings and D&B Acquisition, pursuant to which D&B Acquisition will be merged with and into D&B.

         At the effective time of the merger, the separate corporate existence of D&B Acquisition will cease, and new D&B will be the surviving corporation and will become a wholly owned subsidiary of D&B Holdings. In the merger:

    o each outstanding share of D&B common stock, other than shares held in treasury by D&B and by D&B Holdings or D&B Acquisition or held by shareholders who perfect their appraisal rights under Missouri law, will be converted into the right to receive $13.50 in cash, without interest, less any applicable withholding taxes;

    o each option that has become exercisable prior to or at the effective time of the merger will be converted into the right to receive a cash payment equal to the amount by which the $13.50 per share merger consideration exceeds the per share exercise price of the option, referred to as the "spread," without interest, less any applicable withholding taxes; and

    o each outstanding share of common stock of D&B Acquisition will be converted into one share of common stock of new D&B.

         Shareholders who perfect their appraisal rights under Missouri law will be entitled to receive from new D&B a cash payment in the amount of the "fair value" of their shares, determined in accordance with Missouri law. After the merger, these shares will not represent any interest in new D&B other than the right to receive this cash payment. See "The Merger -- Appraisal Rights."

VOTING RIGHTS; VOTE REQUIRED FOR APPROVAL

         Only shareholders of record at the close of business on August ___, 2002, referred to as the "record date," are entitled to notice of and to vote at the special meeting. On that date, there were approximately _____ holders of record of D&B common stock and [___________] shares of D&B common stock outstanding, of which [___________] shares were held by shareholders other than the continuing shareholders and directors of D&B. Each share of D&B common stock entitles the holder to cast one vote at the special meeting.

         Any shareholder entitled to vote may vote either in person or by properly executed proxy. The presence, in person or by proxy, of the holders of a majority in voting power of the shares of D&B common stock outstanding on the record date is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes are counted for the purpose of establishing a quorum at the special meeting.

         The merger agreement must be adopted by the holders of at least two-thirds of the outstanding shares of D&B common stock as of the record date. Abstentions and broker non-votes will have the effect of a vote "AGAINST" adoption of the merger agreement. Adoption of the merger agreement does not require the separate vote of D&B's unaffiliated shareholders, and no separate vote of D&B's unaffiliated shareholders will be conducted. Votes will be tabulated by D&B's transfer agent, Mellon Investor Services LLC.

INSTITUTIONAL INVESTOR VOTING ARRANGEMENTS

         On July 10 and 11, D&B Acquisition contacted four large institutional holders of D&B common stock who had not tendered their shares in the tender offer to explore their interest in voting for the merger if D&B Acquisition increased the consideration to be paid to D&B shareholders. These institutional holders own collectively approximately 13% of the outstanding D&B common stock. On July 11 and July 12, 2002, D&B Acquisition advised the special committee that it had secured the agreement of Rutabaga Capital Management, Courage Capital Management, LLC, Yale University and three funds advised by Renaissance Capital Group, Inc. to vote in favor of the merger if the consideration to be paid to D&B shareholders in the merger was increased to $13.50 per share. The agreements also provided that these institutional holders would not be obligated to vote in favor of the merger if D&B terminated the merger agreement to accept a superior proposal or if the merger agreement otherwise terminated for any reason. D&B Acquisition informed the special committee that the support for the merger that it received from these institutional investors was an important factor in D&B Acquisition's offer to increase the consideration that it was willing to pay to holders of D&B common stock to $13.50 per share from the $12.00 per share offered in the expired tender offer.

VOTING AND REVOCATION OF PROXIES

         All shares of D&B common stock represented by properly executed proxies received prior to or at the special meeting and not revoked will be voted in accordance with the instructions indicated in those proxies. If no instructions are indicated on a returned proxy, the proxy will be voted "FOR" the proposal to adopt the merger agreement.

         A shareholder giving the proxy may revoke it by:

    o delivering to D&B's corporate secretary at D&B's corporate offices at 2481 Manana Drive, Dallas, Texas 75220, on or before the business day prior to the special meeting, a later-dated, signed proxy card or a written revocation of the proxy; or

    o delivering a later-dated, signed proxy card or a written revocation to D&B at the special meeting prior to the taking of the vote on the merger agreement and the merger; or

    o    attending the special meeting and voting in person; or

    o if a shareholder has instructed a broker to vote their shares, following the directions received from such broker to change those instructions.

         Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; shareholders must vote in person at the special meeting to revoke an existing proxy.

         D&B's board of directors is not currently aware of any business to be brought before the special meeting other than that described in this proxy statement. However, if other matters are properly presented, the proxy grants to the persons named as proxies the discretionary authority to vote in accordance with their judgment with respect to those matters.

SOLICITATION OF PROXIES; EXPENSES OF SOLICITATION

         This solicitation is being made by the board of directors of D&B and the expenses thereof will be borne by D&B. The principal solicitation is being made by mail; however, additional solicitations may be made by telephone, telegraph, or personal interview by officers of D&B or employees of Mellon Investor Services, LLC. D&B expects to reimburse brokerage houses, banks and other fiduciaries for reasonable expenses of forwarding proxy materials to beneficial owners.

COMPARATIVE MARKET PRICE DATA

         D&B's common stock began trading on the Nasdaq National Market under the symbol "DANB" on June 26, 1995. On June 4, 1999, the shares were listed on the NYSE under the symbol "DAB." The following table sets forth, for the periods indicated, the high and low closing sale prices per share. Share prices are as reported on the NYSE based on published financial sources. To date, D&B has never declared or paid cash dividends on its shares of common stock.

                                                         High         Low
                                                         ----         ---
FISCAL YEAR 2002
       Second Quarter (through ________, 2002)             --          --
       First quarter                                    11.26        7.80
FISCAL YEAR 2001
       Fourth quarter                                    8.65        6.10
       Third quarter                                     8.25        5.45
       Second quarter                                    9.15        7.61
       First quarter                                    10.80        7.75
FISCAL YEAR 2000
       Fourth quarter                                   12.25        7.56
       Third quarter                                     8.88        6.06
       Second quarter                                    7.50        6.00
       First quarter                                    10.50        6.25

         As of July 12, 2002, there were 13,270,278 shares issued and outstanding. On May 30, 2002, the last full day of trading before the public announcement of the execution of the merger agreement, the closing price of the shares on the NYSE was $10.59 per share. On July 12, 2002, the last full day of trading before the public announcement of the amendment of the merger agreement, the closing price of the shares on the NYSE was $11.60. On ________, 2002, the most recent practicable trading day prior to the date of this proxy statement, the closing price of the shares on the NYSE was $_______ per share. You should obtain current market price quotations for the D&B common stock in connection with voting your shares.

DIVIDENDS

         D&B has never declared a dividend on its shares of common stock. Under the merger agreement, D&B has agreed not to declare or pay any dividends on D&B common stock prior to the closing of the merger or the earlier termination of the merger agreement.

D&B SELECTED CONSOLIDATED FINANCIAL INFORMATION

         This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in D&B's Annual Report on Form 10-K for the fiscal year ended February 3, 2002, including the notes thereto. More comprehensive financial information (including management's discussion and analysis of financial condition and results of operation) is included in such annual report and other documents filed by D&B with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. These documents are incorporated by reference in this proxy statement. See "Additional Information."

                              DAVE & BUSTER'S, INC.
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                               YEARS ENDED
                                        JANUARY 30, 2000     FEBRUARY 4, 2001     FEBRUARY 3, 2002
                                        ----------------     ----------------     ----------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income Statement Data
 Revenues                                   $247,134            $332,303              $358,009
 Income before income taxes(1)                15,616              19,254                11,877
 Net income                                    5,205              12,245                 7,578
 Net income per common share(1):
 Basic                                          0.76                0.95                  0.58
 Diluted                                        0.75                0.94                  0.58
 Balance Sheet Data (at period end):
  Working capital                              8,957               5,126                (4,478)
  Total assets                               268,184             303,875               309,134
  Long-term debt obligations                  91,000             103,860                84,896
  Shareholders' equity                       149,899             162,387               170,146

(1) Before cumulative effect of a change in accounting principle.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER

         In the fall of 1999, following a significant decline in D&B's stock price, D&B's board of directors requested advice from a national investment banking firm on strategic alternatives available to D&B to improve shareholder value. At a meeting of D&B's board of directors in December 1999, the investment banking firm presented its analysis of, and recommendations with respect to, various strategic alternatives, including the possibility of an acquisition of D&B. At the same meeting, Mr. Corriveau advised D&B's board of directors that, following the steep decline in D&B's stock price, D&B had received several unsolicited inquiries from financial buyers concerning a possible acquisition of D&B, and also exploring management's interest in participating in any such transaction. D&B's board of directors determined, based on the advice of its outside legal counsel, that it would be appropriate under the circumstances to appoint a special committee of independent directors to evaluate and negotiate on behalf of D&B any such acquisition proposals that may be received from one or more prospective buyers. Accordingly, D&B's board of directors appointed Allen
J. Bernstein, Mark A. Levy (as Chairman), Peter A. Edison and Christopher C. Maguire to serve on the special committee, and authorized the special committee to retain its own legal counsel and financial advisors.

         During the period from January to September 2000, D&B continued to receive unsolicited inquiries from various strategic and financial buyers concerning a possible acquisition or business combination involving D&B. D&B had informal discussions with each of these prospective buyers to determine their level of interest, their ability (financially and otherwise) to complete a transaction and their business plan for D&B. Set forth below is a summary regarding the entities which appeared to be credible to conduct due diligence on D&B and to explore financing alternatives for a possible transaction:

    o A private investor, not affiliated with D&B but which was an existing shareholder of D&B, met with Messrs. Corriveau, Corley and/or Henrion on at least three occasions to discuss a potential acquisition of D&B. Such investor had extensive experience in the ownership of restaurant and entertainment businesses. Such investor declined to sign a confidentiality agreement but conducted limited due diligence based upon publicly available materials.

    o A New York-based buyout firm, specializing in restaurant company acquisitions, met with Messrs. Corriveau, Corley and/or Henrion on approximately six occasions to discuss a potential acquisition of D&B. This firm signed a confidentiality agreement and conducted limited due diligence. Messrs. Corriveau and Corley met with prospective debt financing sources for such buyer on two occasions.

    o A publicly held company engaged in restaurant ownership and operation, headquartered in the southwestern United States, met with Messrs. Corriveau and Corley on one occasion to discuss a potential acquisition of D&B. This company and D&B were unable to agree upon the terms of a confidentiality agreement.

         Each of the prospective buyers was advised that in order to formally proceed with a transaction, it would be required to make a specific proposal to the special committee. Each party, however, ultimately declined to make an acquisition proposal to the special committee. In September 2000, all discussions with prospective purchasers had ceased, and D&B's board of directors determined to disband the special committee.

         In November 2000, D&B received an unsolicited inquiry from a prospective buyer, which expressed interest in exploring a possible acquisition transaction that would involve D&B's management. This buyer was an entity to be formed by a New York-based venture investor and principals of a diversified restaurant firm based in the southwestern United States, each of whom signed confidentiality agreements with D&B. In December 2000, D&B's board of directors reconstituted the special committee with the same members (Messrs. Levy (as Chairman), Bernstein, Edison and Maguire), in anticipation of receiving a formal proposal from this prospective buyer. Messrs. Corriveau, Corley and/or Henrion, as well as other members of management, met with this prospective buyer on at least 10 occasions. The prospective buyer conducted due diligence on D&B and explored financing alternatives for several months. In connection with this prospective buyer's due diligence, approximately four prospective debt financing sources met with D&B, and some of these entities also conducted limited due diligence. Although D&B and the prospective buyer reached a preliminary understanding as to the structure of a transaction, the prospective buyer was unable to arrange financing commitments that would permit it to indicate a price range for a prospective transaction or otherwise make a written proposal to the special committee. These discussions ceased in September 2001, due in part to the terrorist attacks that occurred on September 11th and the prospective buyer's perception of the potential impact of such events on D&B's business and U.S. financial markets generally.

         During the November 2000 to October 2001 period, D&B also had informal discussions with the following two additional entities which appeared to be credible to conduct due diligence on D&B and to explore financing alternatives for a possible transaction:

    o A New York-based buyout firm met with Messrs. Corriveau, Corley and Henrion on one occasion to discuss a potential acquisition of D&B. This firm signed a confidentiality agreement but, to D&B's knowledge, did not proceed with any due diligence investigation other than from publicly available sources.

    o A publicly held company engaged in restaurant ownership and operation, headquartered in the southwestern United States, met with Messrs. Corriveau, Corley and Henrion on one occasion to discuss a potential acquisition of D&B. This company signed a confidentiality agreement but, to D&B's knowledge, performed only limited and preliminary financial due diligence.

         In November 2001, D&B received an unsolicited inquiry from another prospective financial buyer, who expressed interest in exploring a possible acquisition transaction. In December 2001, D&B entered into a confidentiality agreement with this prospective buyer. During January and February 2002, this prospective buyer conducted its preliminary due diligence examination of D&B, and explored various financing alternatives for a possible transaction. On February 22, 2002, representatives of the prospective buyer met with the special committee and its financial advisors and legal counsel, at which meeting the participants discussed in general terms (excluding price) a possible transaction in which the prospective buyer would join with certain members of D&B's management to acquire all of the outstanding shares of D&B. Shortly after this meeting, the prospective buyer indicated to Mr. Levy, Chairman of the special committee, that the prospective buyer would be interested in making a formal proposal to the special committee after completing some additional financial due diligence on D&B, and conditioned upon (among other things) D&B agreeing to negotiate exclusively with the buyer for a designated period of time and to reimburse certain of the buyer's expenses relating to a possible transaction. In anticipation of receiving a proposal from this prospective buyer, the special committee retained Houlihan Lokey to render advice regarding the value of D&B and, if requested, to render an opinion to the special committee and D&B's board of directors as to the fairness of any such proposal to the shareholders of D&B from a financial point of view.

         Between February 22 and March 7, 2002, Mr. Levy and the special committee's legal counsel had numerous discussions with the prospective buyer and its legal counsel concerning the conditions under which the prospective buyer would be willing to submit a formal proposal to the special committee. During this period, Mr. Levy provided the other members of the special committee with frequent updates on the status of these discussions and the prospects for receiving a formal acquisition proposal from the prospective buyer. On March 8, 2002, the prospective buyer submitted a proposal to the special committee (the "March Proposal") to acquire all of the outstanding shares of D&B for an aggregate purchase price in the range of $224 million to $231 million (or between approximately $10.00 and $10.50 per share) on a debt-free, cash-free basis. The proposed transaction would be structured as a tender offer, to be followed (if necessary) by a merger of D&B with the buyer, and would provide an opportunity for certain members of D&B's senior management to participate by exchanging their equity in D&B for up to approximately 40% of the equity in a new entity to be formed by the buyer to consummate the transaction. The proposal was accompanied by the buyer's proposed form of merger agreement, which included (among other provisions) a financing condition and a provision for a termination fee in the event that D&B was to terminate the agreement to accept another proposal. The proposal was also accompanied by a commitment letter to evidence the buyer's ability to obtain debt financing to fund a portion of the offer. Finally, to induce the prospective buyer to enter into negotiations for a definitive agreement and to continue its due diligence investigation, the prospective buyer sought an agreement from D&B to (among other things) maintain the confidentiality of the proposal, negotiate exclusively with the buyer for a designated period of time, and reimburse certain of the buyer's expenses relating to a possible transaction.

         On March 12, 2002, the special committee met with its financial advisors and legal counsel for the purpose of evaluating the March Proposal. At this meeting, Houlihan Lokey provided its preliminary assessment of the value of D&B and the March Proposal and discussed with the special committee whether the March Proposal was sufficient to pursue further at this time. Houlihan Lokey also described the methodologies used by it in making its preliminary assessments of the values of D&B and the March Proposal and the methodologies it would use in determining whether the March Proposal was fair to D&B and its unaffiliated shareholders from a financial point of view. In this regard, Houlihan Lokey discussed (i) a discounted cash flow analysis, (ii) an analysis of historic trading prices, volume and other publicly available data regarding D&B and other companies that Houlihan Lokey deemed comparable to D&B and (iii) an analysis of comparable transactions. Houlihan Lokey advised the special committee that, in its view, the March Proposal may be worth further discussions and negotiations with the prospective buyer, but that, based on its preliminary assessment of the proposal's value, Houlihan Lokey would not be able to render a fairness opinion in respect of the March Proposal should it be requested to do so. Houlihan Lokey did not circulate written presentation materials to the members of the special committee in connection with these discussions. After discussion among the members of the special committee and with its financial and legal advisors, the special committee determined that the price range reflected in the March Proposal was inadequate, and that the terms and conditions of the proposal generally were not in the best interests of D&B's shareholders. Accordingly, the special committee unanimously voted to reject the March Proposal. Mr. Levy communicated the special committee's decision to a representative of the prospective buyer following the meeting and indicated that the special committee would be willing to consider a revised proposal at a higher price should the prospective buyer wish to submit one. In the weeks following the March 12 meeting, representatives of the special committee and D&B had informal discussions with the prospective buyer about possible alternative transactions or investments in D&B. However, these discussions terminated as of late March 2002, without a revised acquisition or investment proposal being formally submitted by the prospective buyer.

         In late March 2002, representatives of Investcorp met with Messrs. Corriveau, Corley, Henrion and Hammett to discuss various alternative transactions involving D&B. Representatives of Investcorp had initially contacted D&B in February 2002, but due to ongoing discussions with other potentially interested purchasers, D&B indicated that it was not interested in pursuing a transaction with Investcorp at that time. On March 26, 2002, D&B and Investcorp entered into a confidentiality agreement. Commencing in early April 2002, Investcorp conducted its due diligence review of D&B to determine whether Investcorp would proceed with further discussions toward a possible going-private transaction and if so, to determine possible transaction structures.

         On April 25, 2002, Mr. Bernstein resigned from the special committee, citing the need to devote more of his time and attention to the sale of Morton's Restaurant Group, Inc., of which he is currently the Chairman and Chief Executive Officer.

         On May 1, 2002, representatives of Investcorp met with Mr. Levy and Mr. Maguire and delivered a letter expressing interest in pursuing a transaction in the range of $11.00 to $12.00 per share in cash, subject to (among other conditions) completion of further due diligence on D&B and obtaining financing commitments for such a transaction. From May 6, 2002 until May 23, 2002, Investcorp, together with its legal and financial advisors, continued its diligence review of D&B business and operations. Representatives of Investcorp also continued to meet during this time period with members of D&B senior management to discuss the forms of transaction agreements and management compensation arrangements.

         On May 23, 2002, Investcorp's legal advisors delivered a proposed form of merger agreement and a proposed form of Support and Exchange Agreement to D&B's counsel and to counsel to the special committee. The proposed merger agreement called for a tender offer for the outstanding shares of D&B common stock, which if successful would be followed by the merger of D&B and D&B Acquisition. On May 24, 2002, representatives of Investcorp held a telephone conference with members of the special committee, and orally indicated a proposed purchase price of $11.50 per share for the outstanding shares of D&B common stock. The Investcorp representatives confirmed that the tender offer would not be subject to a financing contingency, and that they expected to secure financing commitments prior to signing the merger agreement.

         During the period from May 24 through May 30, 2002, counsel for the special committee and counsel for D&B negotiated the terms of the merger agreement and related documents with counsel for Investcorp. Counsel for the special committee also discussed and confirmed the need for Investcorp to set the minimum tender condition in the tender offer at no less than 80% of the outstanding common stock of D&B in order for D&B Holdings to qualify to elect to treat the acquisition of the stock of D&B as an acquisition of the assets of D&B for United States tax purposes. During this period, Mr. Levy frequently apprised the other members of the special committee of the status of these negotiations.

         On May 28, 2002, Mr. Levy contacted Investcorp and indicated that, based in part on preliminary advice from the special committee's financial advisor, the proposed price of $11.50 per share of D&B common stock was inadequate for the special committee to recommend the transaction to D&B's board of directors. Mr. Levy also objected to Investcorp's proposal of a 3.5% termination fee in the event D&B opted to terminate the merger agreement to accept a superior proposal. Later in the day on May 28, Investcorp contacted Mr. Levy and indicated that it would increase its proposal to $11.75 per share. On May 29, 2002, Mr. Levy and Mr. Maguire each contacted Investcorp to indicate that the $11.75 price was still inadequate, and that the 3.5% termination fee was also unacceptable. Later on May 29, Investcorp notified Mr. Levy that it would increase the tender offer price to $12.00 per share, and reduce the termination fee to 3.0% of the equity value of the proposed transaction.

         On May 30, 2002, the special committee met with its financial and legal advisors to consider the proposed transaction, the merger agreement and the related agreements. Mr. Levy and the special committee's legal counsel reviewed the history of the negotiations with Investcorp, and counsel summarized for the special committee the principal terms of the merger agreement and related agreements. Counsel also summarized the terms of the Support and Exchange Agreement, the Stockholder Agreement and other material agreements in which certain of D&B's directors and executive officers had a personal interest. Houlihan Lokey provided the special committee with a financial analysis of the proposed transaction and rendered its verbal opinion (subsequently confirmed in writing) to the special committee to the effect that, as of the date of such opinion, and on the basis of its analysis and subject to the qualifications, assumptions and limitations set forth in its opinion, the consideration per share to be received by the public shareholders of D&B in the tender offer and the merger was fair to them from a financial point of view. The special committee also discussed with its advisors the conditions to the tender offer and the financing commitment letters delivered by D&B Holdings and D&B Acquisition. Following discussion among the members of the special committee, and based in part on the opinion of Houlihan Lokey, the special committee unanimously (i) determined that the tender offer, the merger and the merger agreement are fair from a financial point of view to, and in the best interests of, the unaffiliated shareholders of D&B, (ii) approved the tender offer, the merger and the merger agreement and (iii) recommended that the shareholders of D&B accept the tender offer and tender their shares pursuant thereto.

         D&B's board of directors met after the meeting of the special committee on May 30, 2002. At D&B's board of directors meeting, the special committee recommended that D&B's board of directors authorize and approve the merger agreement and the transactions contemplated thereby, including the tender offer and the merger. Following discussion with the special committee members and their financial and legal advisors, D&B's board of directors accepted the special committee's recommendations and unanimously (i) determined that the tender offer, the merger and the merger agreement are fair from a financial point of view to, and in the best interests of, the shareholders of D&B, including the unaffiliated shareholders, (ii) approved the tender offer, the merger and the merger agreement and (iii) recommended that the shareholders of D&B accept the tender offer and tender their shares pursuant thereto.

         On May 30, 2002, after the approval of D&B's board of directors, the parties signed the merger agreement. A joint press release announcing the signing of the merger agreement was issued on May 30, 2002.

         The tender offer was launched on June 4, 2002, and had an initial expiration date of 5:00 P.M., New York City time, on July 2, 2002. Prior to the commencement of trading on July 3, 2002, D&B Acquisition announced that it was extending the tender offer to 5:00 P.M., New York City time, on July 9, 2002, and that approximately 5.9 million shares (representing approximately 44% of the outstanding common stock) had been tendered as of the initial expiration of the tender offer.

         On July 9, 2002, D&B Acquisition advised D&B that approximately 6.2 million shares (representing approximately 46% of the outstanding common stock) had been tendered as of the expiration of the extended tender offer and that D&B Acquisition was not further extending the tender offer. On July 10, 2002, D&B announced that the tender offer had expired and that it was considering its options under the merger agreement. Because fewer than 66 2/3% of the outstanding shares of common stock had been validly tendered, each of D&B Acquisition, D&B Holdings and D&B was then entitled to terminate the merger agreement. D&B Acquisition requested that the special committee not recommend the termination of the merger agreement for four business days to give D&B Acquisition sufficient time to consider and explore an increase in the price that would be paid to D&B shareholders through a single step merger and its options with respect to the senior notes offering that it had conducted to fund in part the cost of the transactions contemplated by the merger agreement. D&B Acquisition informed the special committee that the senior notes offering was scheduled to close into escrow on July 15, 2002

         On July 10 and 11, D&B Acquisition contacted four large institutional holders of D&B common stock who had not tendered their shares in the tender offer to explore their interest in voting for the merger if D&B Acquisition increased the consideration to be paid to D&B shareholders. These institutional holders own collectively approximately 13% of the outstanding D&B common stock. On July 11 and July 12, 2002, D&B Acquisition advised the special committee that it had secured the agreement of Rutabaga Capital Management, Courage Capital Management, LLC, Yale University and three funds advised by Renaissance Capital Group, Inc. to vote in favor of the merger if the consideration to be paid to D&B shareholders in the merger was increased to $13.50 per share. The agreements also provided that these institutional holders would not be obligated to vote in favor of the merger if D&B terminated the merger agreement to accept a superior proposal or if the merger agreement otherwise terminated for any reason. D&B Acquisition informed the special committee that the support for the merger that it received from these institutional investors was an important factor in D&B Acquisition's offer to increase the consideration that it was willing to pay to holders of D&B common stock to $13.50 per share from the $12.00 per share offered in the expired tender offer.

         D&B Acquisition also informed the special committee that it had priced the senior note offering in the aggregate principal amount of $155 million, the proceeds of which were to be used to fund a portion of the cost of the merger. The offering was subject to customary closing conditions and D&B Acquisition had until July 12, 2002 to decide to proceed with the closing which was scheduled to occur on July 15, 2002. The terms of the senior notes provided that the proceeds from the offering would be deposited into escrow pending the closing of the merger and that in the event the merger did not occur, there would be a special redemption of the senior notes by D&B Acquisition by returning the proceeds raised together with accrued interest and a 1% premium. D&B Acquisition estimated that the costs, including interest, premium, fees and other expenses, associated with the special redemption of the senior notes would be approximately $6 million and proposed to the special committee that D&B Acquisition would close the senior secured notes offering and eliminate any financing condition in connection with the merger if D&B agreed to pay one-half of such costs in the event the merger was not completed.

         D&B Acquisition thereafter furnished the special committee with a proposed amendment to the merger agreement reflecting an increase in the per share consideration to $13.50 from the previous $12.00 and reflecting a sharing of the costs of any special redemption of the senior notes.

         On July 11, the members of the special committee, received an update from D&B's chief financial officer on the financial condition of D&B and its results of operations for the periods following May 5, 2002, which was the end of D&B's first fiscal quarter and the most recent date as of which financial information had been made publicly available. The update from the chief financial officer included a discussion of D&B's liquidity and capital resources and D&B's operating performance relative to its financial plan. The special committee discussed this opinion with its financial and legal advisors. On July 11 and 12, members of the special committee also contacted the institutional holders who had indicated that they would vote in favor of the merger to further understand their support for the merger as so revised. On July 12, the special committee informed D&B Acquisition that they would not support D&B Acquisition's proposal to have D&B share the cost of the special redemption of the notes in the event the merger was not completed. The special committee also informed D&B Acquisition that, in any press release announcing an amendment to the merger agreement, it would require a brief summary of the provisions of the merger agreement regarding the procedures whereby bona fide third party superior proposals could be considered by the special committee, together with contact information for the chairman of the special committee. Thereafter, D&B Acquisition withdrew its proposal with respect to sharing the costs of the special redemption of the senior notes, terminated the senior note offering and consented to the special committee's request with respect to the press release.

         On the afternoon of July 12, 2002, the special committee met with its financial and legal advisors to consider the merger, the merger agreement and the related agreements, as each were proposed to be amended. Mr. Levy and the special committee's legal counsel reviewed the recent negotiations with Investcorp, and counsel summarized for the special committee the principal terms of the merger agreement and related agreements, as proposed to be amended, including those in which certain of D&B's directors and executive officers had a personal interest. Houlihan Lokey provided the special committee with an update to its financial analysis of the proposed merger and rendered its verbal opinion (subsequently confirmed in writing) to the special committee to the effect that, as of the date of such opinion, and on the basis of its analysis and subject to the qualifications, assumptions and limitations set forth in its opinion, the consideration per share to be received by the unaffiliated shareholders of D&B in the merger was fair to them from a financial point of view. The special committee also discussed with its advisors the conditions to the merger. Following discussion among the members of the special committee, and based in part on the opinion of Houlihan Lokey, the special committee unanimously (i) determined that the merger and the merger agreement, as amended, are fair from a financial point of view to, and in the best interests of, the unaffiliated shareholders of D&B, (ii) approved the merger and the merger agreement, as amended, and (iii) recommended that the shareholders of D&B approve and adopt the merger and merger agreement, as amended. Later on July 12, the special committee approved the merger agreement, as amended, and advised the entire board of directors of its recommendation. After the close of the market on Friday, July 12, the board of directors approved the merger agreement, as amended.

         D&B publicly announced the approval of the amended merger agreement prior to the opening of the market on Monday, July 15, 2002.

FAIRNESS OPINION OF HOULIHAN LOKEY

         The special committee retained Houlihan Lokey as financial advisor in connection with the proposed tender offer by Investcorp and to render an opinion as to whether the $12.00 per share consideration to be received by shareholders in the tender offer and the merger, as contemplated in the merger agreement prior to the July 12 amendment, was fair to such holders from a financial point of view. Subsequently, the special committee asked Houlihan Lokey to update its fairness opinion to reflect the changes to the proposed transaction contemplated by the amendment to the merger agreement entered into on July 12, 2002. The fairness opinion was prepared to assist the special committee in evaluating the terms of the merger. The special committee retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities. Previously, in March 2002, the special committee had retained Houlihan Lokey to advise them with respect to D&B's value.

         Houlihan Lokey initially presented its analysis as described below at a meeting of the special committee on May 30, 2002, in connection with the special committee's consideration of D&B Acquisition's original proposal of $12.00 per share. At the May 30 meeting, Houlihan Lokey rendered to the special committee its oral opinion (subsequently confirmed in writing) that, as of such date, and subject to the matters described in the fairness opinion, the price per share of $12.00 to be received by the unaffiliated shareholders under the original proposal was fair to such shareholders from a financial point of view. At the July 12, 2002, meeting of the special committee, Houlihan Lokey presented an update to its previous analysis as described below and rendered to the special committee its oral opinion (subsequently confirmed in writing) that, as of such date, and based on and subject to the matters described in the fairness opinion, the price per share of $13.50 to be received by the unaffiliated shareholders in the merger was fair to such shareholders from a financial point of view. The summary of the fairness opinion set forth below is qualified in its entirety by reference to the full text of the fairness opinion.You are urged to read the fairness opinion in its entirety.

         D&B has agreed to pay Houlihan Lokey a fee of $420,000 to $480,000 for its services, plus reasonable out-of-pocket expenses. No portion of Houlihan Lokey's fee is contingent upon the conclusions reached in the Houlihan Lokey opinion. Of this amount, $200,000 has been paid to date, and the remainder is to be paid on consummation of the merger. If the merger is not consummated, the fee payable to Houlihan Lokey shall not exceed $250,000 plus its reasonable out-of-pocket expenses. D&B has also agreed to reimburse Houlihan Lokey for reasonable legal fees not to exceed $15,000. D&B has agreed to indemnify and hold harmless Houlihan Lokey or any employee, agent, officer, director, attorney, shareholders or any person who controls Houlihan Lokey, against and from all losses arising out of or in connection with its engagement by the special committee.

         In arriving at its fairness opinion, among other things, Houlihan Lokey did the following:

    o reviewed D&B's annual reports to shareholders on Form 10-K for the three fiscal years ended on or about January 31, 2002, the quarterly report on Form 10-Q for the quarter ended May 5, 2002, company-prepared internal financial statements for the five fiscal years ended on or about January 31, 2002, and company-prepared interim financial statements for the three month period ended May 5, 2002;

    o held discussions with the special committee concerning an update provided by D&B's chief financial officer to the special committee as to D&B's financial condition and results of operations for periods subsequent to May 5, 2002, including a report on D&B's operating performance relative to its financial plan and D&B's future prospects;

    o    reviewed copies of the merger agreement, as amended;

    o met with and held discussions with certain members of the senior management of D&B to discuss the operations, financial condition, future prospects and projected operations and performance of D&B, and met with and held discussions with D&B and its counsel regarding the transaction and related matters;

    o    visited certain facilities and business offices of D&B;

    o reviewed forecasts and projections prepared by D&B's management with respect to D&B for the years ending on or about January 31, 2003 through 2012;

    o reviewed the historical market prices and trading volume for D&B's publicly traded securities;

    o reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to D&B, and publicly available prices and premiums paid in other transactions that Houlihan Lokey considered similar to the transaction;

    o reviewed various documents related to the transaction including financing commitments for the tender offer and a form of guarantee from Investcorp; and

    o conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

         Houlihan Lokey had used several methodologies to assess the fairness of the consideration to be received by D&B shareholders in connection with the tender offer, and reviewed and confirmed the appropriateness of such methodologies to assess the fairness of the consideration to be received by the unaffiliated holders of D&B common stock in connection with the merger. The following is a summary of the material financial analyses used by Houlihan
Lokey in connection with providing its opinion in connection with the tender offer and its confirmation of such opinion in connection with the merger. This summary is qualified in its entirety by reference to the full text of such opinion, which is attached as Appendix B to this proxy statement. Houlihan
Lokey regarded each of the following analyses to be appropriate and reflective of generally accepted valuation methodologies given D&B's trading volume relative to total shares outstanding, the accessibility of comparable publicly traded companies, the availability of forecasts from management of D&B, and available information regarding similar transactions in the restaurant industry.

         Houlihan Lokey's analyses included the calculation and comparison of the following: (i) an analysis of D&B's stock price as determined by the public market; (ii) an analysis of D&B's stock price as determined by Houlihan Lokey; and (iii) an analysis of the proposed transaction pricing compared to other, similar transactions.

         Houlihan Lokey performed the following analyses in order to determine the current price per share of D&B:

         Public Market Pricing. Houlihan Lokey reviewed the historical market prices and trading volume for D&B publicly held common stock prior to the announcement of the original $12.00 per share proposal from D&B Acquisition, and reviewed publicly-available analyst reports, news articles, and press releases relating to D&B. Houlihan Lokey analyzed D&B's closing stock price as of May 24, 2002, which was within five trading days prior to the announcement of the original $12.00 per share offer from D&B Acquisition. In addition, Houlihan Lokey reviewed D&B's closing stock price on a 30-day, 60-day, 90-day, 180-day, 360-day, and 720-day average basis as of May 24, 2002. The resulting per share indications, as reviewed by Houlihan Lokey, ranged from $8.45 to $10.31.

         Houlihan Lokey did not update this analysis for purposes of rendering its July 12 opinion, in view of the fact that the public market pricing following May 30, 2002 was impacted by the tender offer.

         Market Multiple Methodology. Houlihan Lokey reviewed certain financial information of publicly traded comparable restaurant, amusement, and gaming companies selected solely by Houlihan Lokey. The comparable restaurant companies included: CEC Entertainment, Inc., Total Entertainment Inc., Champps Entertainment, Inc., Outback Steakhouse, Inc., P.F. Chang's China Bistro, Inc., Lone Star Steakhouse & Saloon, Inc., Landry's Restaurants, Inc., California Pizza Kitchen, Inc., and Brinker International, Inc. The comparable amusement and gaming (collectively "entertainment") companies included: Cedar Fair, L.P., Six Flags, Inc., Isle of Capri Casinos, Inc., Bowl America, Inc., Station Casinos, Inc., Ameristar Casinos, Inc., MRT Gaming Group, Inc., and Aztar Corp. Houlihan Lokey calculated certain financial ratios of the comparable restaurant and entertainment companies based on the most recent publicly available information. Houlihan Lokey calculated certain financial ratios for the comparable restaurant and entertainment companies, including, the multiples of:
(i) enterprise value ("EV", the equity value of D&B plus all interest-bearing debt) to latest twelve months ("LTM") revenues, (ii) EV to both LTM and projected next fiscal year ("NFY") earnings before interest, taxes, depreciation and amortization ("EBITDA"), (iii) EV to LTM and NFY free cash flow (which is defined as EBITDA less capital expenditures) (iv) EV to LTM earnings before interest and taxes ("EBIT"), and (iv) EV to total assets.

         The analysis showed that the multiples exhibited by the comparable restaurant and entertainment companies as of approximately May 24, 2002 was as follows:

                                                                   EV/FREE     EV/FREE
                                                                    CASH        CASH
                           EV/EBITDA    EV/EBITDA      FLOW         FLOW       EV/EBIT     EV/REVENUE
                             (LTM)        (NFY)       (LTM)        (NFY)        (LTM)         (LTM)
Entertainment Companies
 Low                         6.32         4.79         9.43         8.79         9.98         0.65
 High                       12.26        10.27        44.53        32.37        26.26         4.35
 Mean                        8.32         7.37        16.21         13.8        14.74         0.72
 Median                      9.09         7.78        19.20        16.73        15.61         2.26
Restaurant Companies
 Low                         5.40         4.58         5.67         4.78         8.79         0.72
 High                       14.91        10.71        44.29         36.6        31.15         2.85
 Mean                       10.24         8.48        31.85        25.75        16.44         1.40
 Median                     10.42         8.39        28.42        25.71        16.91         1.60

         Because of the interruption to the business of D&B (and the restaurant and entertainment industry in general) caused by the events of September 11, 2001, Houlihan Lokey determined that management's forecasted results, as opposed to the LTM results, most accurately represented the income and cash flow generating capabilities of D&B. As such, Houlihan Lokey derived indications of the EV of D&B by applying selected EBITDA, Free Cash Flow and EBIT multiples to certain adjusted operating results for the next fiscal year ended approximately January 31, 2003. Houlihan Lokey also considered that the multiples exhibited by the comparable companies reflect marketable minority ownership, but not prices for change of control transactions. Accordingly, Houlihan Lokey applied a 20% premium to the resulting equity indication to arrive at a controlling EV for D&B. Based on the above market multiple analyses, the resulting indications of the EV of the operations of D&B ranged from approximately $198.0 million to $246.0 million. To arrive at an indicated per share value, certain adjustments were made, including adding D&B's current holdings of cash and cash equivalents and subtracting debt obligations, as well as considering the impact from the exercise of "in-the-money" options as applicable for each valuation indication. The resulting indicated range of value from the Market Multiple Methodology was $8.23 to $11.49 per share.

         Houlihan Lokey updated the multiples exhibited by the comparable restaurant and entertainment companies as of July 12, 2002 and found that the mean, median, low and high multiples of EV/LTM EBITDA, EV/NFY EBITDA, EV/LTM Free Cash Flow, EV/NFY Free Cash Flow, EV/LTM EBIT, and EV/Revenue for both restaurant and entertainment companies were lower on July 12, 2002. The multiples exhibited by the restaurant companies reflected average declines of 10% to 16%, and median declines of 11% to 20%, depending upon the specific multiple. The multiples exhibited by the entertainment companies reflected average declines of 5% to 6%, and median declines of 4% to 7%, depending upon the specific multiple. This decline in multiples is reflective of the decline in the market values of both the comparable restaurant and entertainment companies. From approximately May 24, 2002 to July 12, 2002, the comparable restaurant companies' average market value declined by approximately 13% and the comparable entertainment average market value declined by of approximately 11%.

         Houlihan Lokey considered that D&B's management informed the special committee that D&B's financial performance for May and June 2002 reflected no material change from that which management had previously projected and presented to the special committee and Houlihan Lokey, and that there was also no change in management's outlook with respect to future performance. Furthermore, as set forth above, Houlihan Lokey determined that forecasted results, as opposed to LTM results, most accurately represented the income and cash flow generating capabilities of D&B, and based upon discussion with the special committee, understood that D&B's forecasted results had not changed. As such, given no material change in D&B's financial performance or future outlook, the declines in market value, and the corresponding declines in the multiples exhibited by the comparable public companies from the period of May 24, 2002 to July 12, 2002, Houlihan Lokey concluded that the indications of value resulting from applying the Market Multiple Methodology as of July 12, 2002 would be lower than the results set forth above.

         Discounted Cash Flow Methodology. Houlihan Lokey utilized certain financial projections prepared by D&B's management with respect to fiscal years 2003 through 2012. Such projections reflect four new stores opening each year. However, given D&B's inability to generate sufficient capital to open four new stores per year, Houlihan Lokey also sensitized the projections prepared by management to reflect a scenario of one new store per year, or a level of new store growth that could be funded from operations. Using both the four new store forecasts and the sensitized one new store forecasts, Houlihan Lokey determined D&B's EV by first deriving adjusted free cash flow (by adjusting for capital expenditures as well as working capital requirements and any taxes) and discounting free cash flow to the present. Houlihan Lokey applied risk-adjusted discount rates ranging from 11.5% to 13.5% to the projected adjusted free cash flow. To determine the value of D&B at the end of the projection period, Houlihan Lokey considered the projected EBITDA in the last year of the projection period and applied multiples in the range of 4.5x to 5.5x. This terminal value was then discounted to the present at the same discount rate range of 11.5% to 13.5%. Based on the financial projections and this analysis, Houlihan Lokey calculated indications of the range of EV between $209.0 million and $248.0 million. To arrive at an indicated per share value, certain adjustments were made, including adding D&B's current holdings of cash and cash equivalents and subtracting debt obligations, as well as considering the impact from the exercise of "in-the-money" options as applicable for each valuation indication. The resulting indicated range of value from the Discounted Cash Flow Methodology was $8.98 to $11.62 per share.

         Because there was no material change in the financial outlook for D&B from the period between May 24, 2002 and July 12, 2002, Houlihan Lokey considered the conclusions of the Discounted Cash Flow Methodology, as set forth above, to be relevant as of July, 12, 2002.

         Determination of Equity Value. After determining the EV of the operations of D&B based on (i) the market multiple approach and (ii) the discounted cash flow approach, Houlihan Lokey made certain adjustments to the resulting EVs to determine equity value. Such adjustments included adding D&B's current holdings of cash and cash equivalents and subtracting debt obligations, as well as considering the impact from the exercise of "in-the-money" options as applicable for each valuation indication. After consideration of such adjustments, and considering the public market price of D&B common stock, Houlihan Lokey estimated the equity value, in the context of a change of control, to be in the range of $8.23 per share to $11.62 per share in connection with its analysis as of May 24.

         In connection with the confirmation and update of its opinion as of July 12, 2002, Houlihan Lokey noted that the Market Multiple Methodology as of July 12, 2002 would result in lower indications of value for D&B and noted that there would be no change in the indications of value from the Discounted Cash Flow Methodology.

         Comparable Transaction Methodology. Houlihan Lokey reviewed the multiples exhibited and control premiums paid in certain change of control acquisitions of selected publicly traded restaurant companies that Houlihan Lokey deemed relevant. Houlihan Lokey did not identify any comparable change of control transactions in the entertainment industry. The analysis showed that the multiples exhibited in the change of control transactions were as follows: (i) EV to LTM revenues multiples exhibited mean and median multiples of 0.64x and 0.66x, respectively; (ii) EV to LTM EBITDA exhibited mean and median multiples of 6.05x and 6.61x, respectively; (iii) EV to LTM free cash flow (EBITDA less capital expenditures) multiples exhibited mean and median multiples of 9.27x and 11.79x respectively, and (iv) EV to LTM EBIT multiples exhibited mean and median multiples of 11.11x and 13.85x respectively. Houlihan Lokey also noted that these transaction exhibited control premiums that ranged from negative premiums to 71.8% with a mean and median control premiums of 28.6% and 34.5%, respectively. The offering price of $13.50 for each share in the transaction represents (a) a premium of approximately 16.4% over the closing sale price of $11.60 for D&B common stock on the New York Stock Exchange on July 12, 2002 (the last trading day prior to the date on which the special committee and the board of directors approved the transaction and D&B entered into the merger agreement), and (b) a premium of in excess of 30% over the average closing sale price of $10.31 for the 30 trading days prior to May 24, 2002, which were unaffected by the proposed tender offer.

         In performing its analysis, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations. No company or transaction used in the analysis described above was directly comparable to D&B. Accordingly, Houlihan Lokey reviewed the foregoing transactions to understand the range of multiples of revenue, EBITDA and EBIT paid for companies in the restaurant industry, and control premiums paid in such transactions. Houlihan Lokey noted that the multiples indicated by the transaction are within the range of multiples exhibited in comparable transactions in the restaurant industry. Similarly, the control premium implied by the consideration provided for in the transaction is within the range of control premiums paid in comparable transactions in the restaurant industry.

         Determination of Fairness. After determining the equity value, on a controlling basis, of D&B, and after consideration of multiples and premiums paid in comparable transactions, Houlihan Lokey noted that the consideration of $13.50 per share as provided for in the transaction exceeds the indications of value that are the result of Houlihan Lokey's analyses. Similarly, Houlihan Lokey noted that the implied multiples exhibited by the transaction and the control premium are both within the range of multiples and control premiums exhibited in comparable transactions. Accordingly, Houlihan Lokey determined that the consideration to be received by the public shareholders in connection with the transaction is fair to them from a financial point of view.

         As a matter of course, D&B does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey considered financial projections. These financial projections were prepared by the management of D&B based on assumptions regarding D&B's future performance. See "-- Forecasts." The financial projections were prepared under market conditions as they existed as of approximately May 24, 2002, and D&B's management had confirmed to the special committee on July 11 that its projections had not changed materially since such date. D&B's management does not intend to provide Houlihan Lokey with any updated or revised financial projections in connection with the transaction. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of D&B, may cause the financial projections or the underlying assumptions to be inaccurate. As a result, the financial projections should not be relied upon as necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on such financial projections.

         In arriving at its fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in the U.S. Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of July 12, 2002, and on the financial projections of D&B provided to Houlihan Lokey as of May 24, 2002, and reaffirmed by D&B's management to the special committee on July 11. In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the accuracy and completeness of the financial and other information provided to Houlihan Lokey by the management of D&B, including the financial projections, was reasonably prepared and reflects the best currently available estimates of the financial results and condition of D&B; that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Houlihan Lokey opinion; and that there were no facts or information regarding D&B that would cause the information supplied by Houlihan Lokey to be incomplete or misleading in any material respect. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to D&B and does not assume responsibility for it.

         Houlihan Lokey did not make any independent appraisal of the specific properties or assets of D&B.

         HOULIHAN LOKEY WAS NOT ASKED TO OPINE AND DOES NOT EXPRESS ANY OPINION AS TO: (i) THE TAX OR LEGAL CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER; (ii) THE REALIZABLE VALUE OF D&B'S COMMON STOCK OR THE PRICES AT WHICH D&B'S COMMON STOCK MAY TRADE; AND (iii) THE FAIRNESS OF ANY ASPECT OF THE TRANSACTION NOT EXPRESSLY ADDRESSED IN ITS FAIRNESS OPINION.

         THE HOULIHAN LOKEY OPINION DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO EFFECT THE TRANSACTIONS CONTEMPLATED BY THE MERGER; NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THEY SHOULD VOTE IN CONNECTION WITH THE TRANSACTION. HOULIHAN LOKEY HAS NO OBLIGATION TO UPDATE THE HOULIHAN LOKEY OPINION. FURTHERMORE, HOULIHAN LOKEY DID NOT NEGOTIATE ANY PORTION OF THE TRANSACTION.

         The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey's fairness opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to D&B, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of D&B are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

ALTERNATIVES CONSIDERED

         Since the Fall of 1999, D&B has considered a variety of strategic alternatives for D&B to improve shareholder value. D&B has received several unsolicited inquiries from various strategic and financial buyers since that time concerning a possible acquisition or other business combination, and also exploring management's interest in participating in such a transaction. After conducting their financial due diligence and exploring possible financing alternatives, all but one of these prospective buyers ultimately declined to pursue a possible transaction with D&B. See "-- Background and Purpose of the Merger."

         D&B has also considered other possible alternatives to a sale of the entire company, including continuing D&B's current operations and seeking additional debt or equity financing to fund future growth, which the special committee and D&B's board of directors determined, based in part on the financial analysis of Houlihan Lokey, was subject to significant risks and uncertainties with respect to the availability and cost of additional capital and the possible dilution to existing shareholders of any equity financing.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND D&B'S BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

         As described above, the D&B board of directors constituted and empowered the special committee to evaluate acquisition proposals on behalf of D&B. The analyses and conclusions of the special committee are described in detail below under the subheading "The Special Committee." The special committee presented to the entire board of directors its conclusions that the merger was fair, from a financial point of view, to the unaffiliated shareholders.

         Separately, the merger agreement required the entire D&B board of directors to express its belief as to the fairness from a financial point of view of the merger and the merger agreement to all of the shareholders of D&B. The analyses and conclusions of the board of directors are described in detail below under the subheading "Board of Directors." The board of directors did not make any separate determination of fairness to the unaffiliated shareholders of D&B, but accepted the conclusions of the special committee and, based upon the special committee's recommendations, the merger and the merger agreement.

         Special Committee. The special committee has by unanimous vote (i) determined that the merger and the merger agreement are fair from a financial point of view to, and in the best interests of, the unaffiliated shareholders of D&B, (ii) approved the merger, the merger agreement and the Support and Exchange Agreement and (iii) recommended that the shareholders of D&B vote to approve the merger.

         The special committee was composed entirely of non-employee members of the board of directors to act solely on behalf of the unaffiliated shareholders of D&B in negotiating and evaluating acquisition proposals such as the merger. The special committee retained Houlihan Lokey as its financial advisor and to render its opinion as to whether the transaction was fair to unaffiliated shareholders of D&B.

         The recommendation of the special committee is based in part on the oral opinion (which was subsequently confirmed in writing) delivered by Houlihan Lokey to the special committee of D&B's board of directors on July 12, 2002, to the effect that, as of such date, and based on and subject to the matters described in the opinion, the price per share of common stock equal to $13.50 to be received by the shareholders of D&B was fair to such unaffiliated shareholders, from a financial point of view. The full text of the fairness opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion, is included as Appendix B to this proxy statement and is hereby incorporated herein by reference.

         In making the determinations and recommendations described above, the special committee considered a number of factors, including, without limitation, the following:

    o the price to be paid for each share in the merger represents (a) a premium of approximately 27.5% over the closing sale price of $10.59 on the New York Stock Exchange on May 30, 2002 (the trading day immediately prior to the public announcement of the merger agreement),
         (b) a premium of approximately 16.4% over the closing sale price of $11.60 on the New York Stock Exchange on July 12, 2002 (the trading day immediately prior to the date of the public announcement of the amendment to the merger agreement) and (c) a premium of approximately 31% over the average closing sale price of $10.31 for the 90 trading days prior to July 12, 2002;

    o the fairness opinion of Houlihan Lokey to the effect that as of such date, the $13.50 per share to be received by unaffiliated shareholders in the merger was fair to such holders from a financial point of view;

    o the financial analysis performed by Houlihan Lokey as to the value of D&B and the value presented by the merger, including by way of comparison to financial and market price data relating to other companies engaged in similar businesses and to other recent acquisition transactions within the same industries, and the belief of the special committee and D&B's board of directors, on the basis of such information, that the price to be paid in the merger fairly reflects D&B's value in the current business environment;

    o    D&B's historical results of operations and financial condition;

    o current market and economic conditions and trends for the restaurant and regional entertainment center industries;

    o D&B's dependence upon the opening of new D&B entertainment centers to generate growth in revenues and net income;

    o D&B's inability to meet its growth objectives under its current capital structure, given that its existing bank credit agreement (i) prohibits D&B from opening new entertainment centers subsequent to fiscal 2002, or entering into new lease commitments, without the unanimous consent of the bank group, and (ii) restricts capital expenditures associated with the construction, and first year of operations, of new D&B locations;

    o D&B's need to identify and arrange a new capital structure in order to meet its growth objectives;

    o the fact that a termination fee was necessary to induce D&B Holdings and D&B Acquisition to enter into the merger agreement, and the conclusion of the special committee and D&B's board of directors, based in part on Houlihan Lokey's statement that the termination fee did not present an impediment to rendering its fairness opinion, that such amount should not significantly deter any third party with serious interest in bidding for D&B and is reasonable in light of the benefits of the tender offer and the merger;

    o the fact that the $5.68 million termination fee under the amended merger agreement was the same percentage of transaction size at $13.50 per share that the original termination fee was at a $12.00 per share transaction;

    o the fact that since late 1999, D&B and the special committee had received unsolicited inquiries from, and held discussions with, several prospective financial and strategic buyers for D&B, and that after conducting their financial due diligence and exploring possible financing alternatives, all but one of these prospective buyers ultimately declined to pursue a possible transaction with D&B;

    o the fact that the $13.50 per share to be received in the merger represents between a 35.0% to 28.6% increase, respectively, over the $10.00 to $10.50 price range that had been proposed to, and rejected by, the special committee by another prospective financial buyer in March 2002, and an increase of approximately 12.5% over the $12.00 per share contained in the tender offer;

    o the certainty of value represented by the all-cash consideration offered by D&B Acquisition, and the opportunity for shareholders to obtain liquidity through the cash consideration to be paid in the merger;

    o the fact that while the merger agreement and the Support and Exchange Agreement prohibit D&B and its directors, officers, employees, agents and representatives from soliciting, encouraging or discussing other acquisition proposals, D&B and such persons may provide information to a third party and may engage in discussions and negotiations regarding any bona fide acquisition proposal that was not solicited by D&B or any of such persons and that D&B's board of directors determines in good faith (and based on the written advice of its financial advisors) is reasonably capable of being completed and provides greater present value to D&B's shareholders (a "Superior Proposal");

    o the fact that approval of the merger requires the affirmative vote of holders of two-thirds of the outstanding shares of D&B common stock;

    o the fact that institutional holders which collectively hold approximately 13% of the outstanding shares of D&B common stock, and which had previously been opposed to the tender offer, had signed agreements to vote in favor of the merger proposed by Investcorp, subject to acceptance of a superior proposal;

    o the ability of D&B to terminate the merger agreement in order to accept a Superior Proposal;

    o the limited number of instances in which D&B would be required to pay a termination fee or otherwise reimburse D&B Acquisition or D&B Holdings for their transaction expenses; and

    o the limited number and nature of other conditions to D&B Acquisition's obligations to consummate the merger; and the other terms and conditions of the merger.

         The special committee also considered a variety of risks and other potentially negative factors concerning the tender offer and the merger but determined that these factors were outweighed by the benefits of the factors supporting the tender offer and the merger. These negative factors included the following:

    o certain terms and conditions set forth in the merger agreement, required by D&B Holdings as a prerequisite to entering into the merger agreement, that prohibit D&B and its representatives from soliciting third-party bids and from accepting third-party bids except in specified circumstances and upon reimbursement of expenses relating to the merger agreement and related transactions and payment to D&B Holdings of a specified termination fee, and that these terms could have the effect of discouraging a third party from making a bid to acquire D&B (See "The Merger Agreement; Other Arrangements -- No Solicitation");

    o the $13.50 per share merger consideration is lower than the historic trading prices of D&B common stock on Nasdaq and the NYSE prior to September 1999;

    o the conflict of interest created by Messrs. Corriveau, Corley, Hammett and Henrion's affiliation with D&B Holdings and by Messrs. Corriveau, Corley and Hammett's expectation that they would continue as executives of new D&B after the merger, as well as the other factors discussed in "The Merger Agreement, Other Arrangements";

    o if the merger is not consummated under circumstances further discussed in "The Merger Agreement; Other Arrangements -- Termination" and "The Merger Agreement -- Effect of Termination," D&B may be required to reimburse D&B Holdings and D&B Acquisition for expenses relating to the merger agreement and related transactions and to pay to D&B Holdings the specified termination fee;

    o following the merger, new D&B will be a privately held company and its current shareholders will cease to participate in any future earnings and appreciation of value of new D&B; and

    o the existence of a financing contingency for D&B Holding's completion of the merger, and that D&B Holdings has no existing financing commitments for the merger.

         The members of the special committee and the board of directors did not consider factors that it did not consider relevant to its determination, such as D&B's net book value and liquidation value.

         The foregoing discussion of the information and factors considered and given weight by the special committee is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger, the special committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of the special committee may have given different weights to different factors.

         Board of Directors. D&B's board of directors met after the special committee's meeting on July 12, 2002. At D&B's Board meeting, the Chairman requested that the special committee present its report regarding its consideration of the merger agreement and the transactions contemplated thereby, including the tender offer and the merger. Mr. Levy, as Chairman of the special committee, reviewed the factors which the special committee had considered. Houlihan Lokey then reviewed for the entire board the material aspects of the fairness opinion analysis that it had earlier presented to the special committee.

         The board of directors discussed the proposed amendment to the merger agreement, whereby D&B Acquisition would be merged with and into D&B in a single-step merger transaction for a consideration of $13.50 per share. The special committee advised D&B's board of directors that its members had unanimously recommended the merger agreement and the transactions contemplated thereby, and D&B's board of directors was presented with a copy of the resolutions of the special committee. Upon its review of the special committee's report and acting upon the unanimous recommendation of the special committee, D&B's board of directors then:

    o determined that the merger and the merger agreement are fair from a financial point of view to, and in the best interests of, the shareholders of D&B,

    o approved the merger, the merger agreement and the Support and Exchange Agreement, and

    o recommended that the shareholders of D&B approve the merger and the merger agreement.

         In making this determination, the members of D&B's board of directors considered and agreed with the special committee's analysis of the merger and each of the factors considered by the special committee. In view of the variety of such factors, D&B's board of directors found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to, the factors considered or determine that any factor was of particular importance in reaching its determination that the merger was fair to, and in the best interests of, the shareholders. Rather, D&B's board of directors viewed its determination as being based upon the totality of the information presented to and considered by it.

FORECASTS

         In connection with various potential acquirors' review of D&B and in the course of the negotiations among D&B, the special committee, Investcorp, D&B's management provided various third parties with non-public business and financial information. D&B's management provided this information to, among others, Investcorp and Houlihan Lokey. Houlihan Lokey used this information in its analysis of the fairness of the cash merger consideration to be received by D&B's shareholders. See "Special Factors -- Opinion of Houlihan Lokey." The non-public information management provided included, among other things, D&B's projections of store level and consolidated sales, gross profit, income before income taxes and net income for D&B for the fiscal years 2003 through 2005.

         D&B does not, as a matter of course, publicly disclose forecasts as to future revenues or earnings. The forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because this information was made available to Investcorp in connection with its due diligence investigation of D&B. The forecasts were not prepared with a view to comply with the published guidelines of the SEC regarding forecasts, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. Moreover, Ernst & Young LLP, D&B's independent auditors, has not examined, compiled or applied any procedures to the forecasts in accordance with standards established by the American Institute of Certified Public Accountants and expresses no opinion or any assurance on their reasonableness, accuracy or achievability. The forecasts reflect numerous assumptions made by management, many of which are inherently uncertain and subject to change. Material assumptions made by D&B in preparing the forecasts include (i) the addition of four new entertainment centers each year even though the terms of current bank credit facility do not permit us to do so because we believed that in connection with any transaction that may occur we would be able to obtain new financing arrangements that would permit expansion at that rate,
(ii) achieving a 0.2% improvement in gross margins for its entertainment centers, (iii) margins at each entertainment center remaining consistent with 2001 levels, (iv) improving reducing the average general and administrative expenses at each center, due to the addition of new entertainment centers without corresponding increases in corporate level hiring, (v) depreciation staying flat as a percentage of revenues, (vi) pre-opening costs of $1 million for each new entertainment center, (vii) maintaining the same effective tax rate as in 2001, and (viii) general economic conditions improving only slightly from the 2001 fiscal year. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause the forecasts or the underlying assumptions to be inaccurate. Accordingly, it is expected that there will be differences between actual and forecasted results, and actual results may be materially different from those contained in the forecasts.

         The inclusion of the forecasts that D&B should not be regarded as an indication that D&B considers the forecasts to be a reliable prediction of future events, and the forecasts should not be relied upon as such. To the extent the forecasts represent D&B management's reasonable estimate of possible future performance, this estimate was made only as of May 24, 2002, the date of the forecasts, and is not made or updated as of any later date. You should take all of this into account when evaluating any factors or analyses based on the forecasts.

         The material forecasts that D&B provided to various potential acquirors, including, among others, Investcorp, and that were provided to Houlihan Lokey, the special committee and the board of directors are summarized below:

                                         YEAR ENDING(1)
                                   2003      2004      2005
                                     (DOLLARS IN MILLIONS)
Units (at year end)                  32        36        40
Income Statement Data:
 Total revenues                   385.6     415.5     463.4
 Operating income                  20.5      27.7      33.7
 Net income                         8.3      13.0      17.7
Balance Sheet Data:
 Total assets                     305.0     332.9     335.5
 Total debt                       118.0     128.1     128.1
 Total shareholders' equity       137.9     150.9     168.6

---------

         (1) Fiscal year ends on the Sunday following the Saturday nearest to January 31.

         Note: These projections assume a capital structure different from that currently achievable under D&B's existing credit facilities. In particular, D&B has a maximum debt availability of $92 million and a capital expenditures covenant which effectively limits its new entertainment center expansion to one store per annum.

D&B'S REASONS FOR THE MERGER

         D&B is engaging in the merger to enable its shareholders to receive cash for their shares at a premium of 27.5% over the $10.59 closing price per share of its common stock on May 30, 2002, the last full trading day before the public announcement of the merger agreement, and a premium of 16.4% over the $11.60 closing price per share of its common stock on July 12, 2002, the last full trading day before the public announcement of the signing of the amendment to the merger agreement. D&B believes that it is unlikely that a third party would make an offer that is superior to the $13.50 per share merger consideration, and that obtaining $13.50 per share in cash for its shareholders in the merger is preferable to attempting to achieve a future share price in excess of that amount as an independent publicly traded company, for the reasons considered by the special committee and the board of directors and articulated above under "Special Factors -- Recommendation of the Special Committee and D&B's Board of Directors; Fairness of the Merger."

POSITION OF THE CONTINUING SHAREHOLDERS AS TO THE FAIRNESS OF AND REASONS FOR THE MERGER; PURPOSE AND STRUCTURE OF THE MERGER

         For the purposes of the discussion under this heading "Special Factors--Position of the Continuing Shareholders as to the Fairness of and Reasons for the Merger; Purpose and Structure of the Merger" the filing persons are the continuing shareholders, David O. Corriveau, James W. Corley, Walter S. Henrion and William C. Hammett, Jr.

         The continuing shareholders are deemed to be "affiliates" of D&B under applicable SEC regulations. Accordingly, the rules of the SEC require the continuing shareholders to express their belief as to the fairness of the merger to unaffiliated shareholders of D&B, and state their reasons for the merger.

         Fairness of the Merger. The continuing shareholders were not members of, and did not participate in the deliberations of, the special committee; however, as directors of D&B, Messrs. Corriveau, Corley and Henrion participated in the deliberations of the board of directors described above under "Special Factors --

Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger." Based on their beliefs regarding the reasonableness of the conclusions and analyses of the special committee and D&B's board of directors, the continuing shareholders concur with, and expressly adopt, the conclusions and analyses of the special committee described above and believe that the merger is fair to D&B's unaffiliated shareholders. In making this determination, the continuing shareholders considered the same factors considered by the special committee.

         The continuing shareholders have considered all of the foregoing factors as a whole to support their belief that the merger is fair to the unaffiliated shareholders of D&B. This belief, however, should not be construed as a recommendation to shareholders as to how they should vote on the merger.

         In view of the number and wide variety of factors considered in connection with making a determination as to the fairness of the merger to D&B's unaffiliated shareholders, and the complexity of these matters, the continuing shareholders did not find it practicable to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered. Moreover, the continuing shareholders have not undertaken to make any specific determination to assign any particular weight to any single factor, but have conducted an overall analysis of the factors described above.

         The continuing shareholders did not consider the net book value or liquidation value of D&B to be material to their conclusion regarding the fairness of the merger because it is their view that neither book value nor liquidation value accurately reflects the value of D&B in light of the nature of its business and assets. The continuing shareholders considered the proposals received with respect to an acquisition of D&B and the analysis performed by Houlihan Lokey to be appropriate indications of the going concern value of D&B.

         Reasons for the Merger. Following a significant decline in D&B's stock price in the fall of 1999, D&B began to receive several unsolicited inquiries from financial buyers concerning a possible acquisition of D&B and also exploring management's interest in participating in any such transaction. Messrs. Corriveau and Corley founded the D&B concept and have spent nearly their entire careers in the development and growth of such concept. They and the other continuing shareholders share a commitment to the continued development of the D&B concept. Accordingly, in responding to these inquiries, they expressed their interest in continuing to invest in the future growth of D&B, subject to the risks of such continuing equity investment, if the unaffiliated shareholders could otherwise receive consideration for their shares that was fair from a financial point of view.

         In assessing their interest in participating in an acquisition transaction with inquiring parties since 1999, the continuing shareholders have in each case carefully considered the financial resources of the acquiring party. The continuing shareholders' interest in participating in an acquisition transaction has been dependent upon their perception of the continuing entity's likelihood of attracting suitable financing and otherwise achieving the future growth objectives of the continuing shareholders for D&B. In responding to Investcorp's inquiry regarding the interest of the continuing shareholders in participating with Investcorp in an acquisition transaction, the continuing shareholders have considered, among other factors, completed acquisition transactions sponsored by Investcorp, the stated intentions of Investcorp and its principals regarding the growth plans for the D&B concept and Investcorp's proposed financing for an acquisition and for post-acquisition operations of D&B.

         The interest of the continuing shareholders in pursuing the transaction with Investcorp at the present time is based upon the following factors:

    o the November 2001 amendment to D&B bank credit agreement, which prohibits D&B from opening new entertainment centers, other than the scheduled 2002 opening of the Islandia, New York unit, or entering into new lease commitments, without the unanimous consent of the bank group, and restricts capital expenditures associated with the construction, and first year of operations, of new D&B locations;

    o D&B activities during 2002 seeking alternatives to its present bank credit arrangements in order to fund its future growth. These activities have indicated that such alternative debt or equity financing is subject to significant risks and uncertainties with respect to its availability and cost and to possible dilution to existing shareholders. Each of the debt financing alternatives identified by D&B continued to restrict the opening of new D&B locations; and

    o the significant lead time required to identify new D&B locations, negotiate leases for such locations and complete construction. In order for D&B to effectively plan for and open new locations during 2003 and 2004, the continuing shareholders believed that a new capital structure would be required to be in place during 2002.

POSITION OF D&B ACQUISITION, D&B HOLDINGS AND INVESTCORP AS TO THE FAIRNESS OF AND REASONS FOR THE MERGER

         For the purposes of the discussion under this heading "Special Factors--Position of D&B Acquisition, D&B Holdings and Investcorp as to the Fairness of and Reasons for the Merger," the filing persons are D&B Acquisition, D&B Holdings and Investcorp.

         By virtue of the continuing shareholders' anticipated investment in D&B Holdings and other benefits which they will receive from D&B Holdings, D&B Holdings and Investcorp may be deemed to be affiliates of the continuing shareholders. Therefore, D&B Acquisition, D&B Holdings and Investcorp could be deemed to be affiliates of D&B engaged in a going private transaction. Accordingly, the rules of the SEC require D&B Acquisition, D&B Holdings and Investcorp to express their belief as to the fairness of the merger to Dave & Buster's unaffiliated shareholders, and state their reasons for the merger. D&B Acquisition, D&B Holdings and Investcorp were not members of, and did not participate in the above-described deliberations of, the Special Committee or D&B's board of directors, nor have they undertaken any formal evaluation of the fairness of the merger to unaffiliated shareholders of D&B. Based on their beliefs regarding the reasonableness of the conclusions and analyses of D&B's board of directors, D&B Acquisition, D&B Holdings and Investcorp concur with, and expressly adopt, the conclusions and analyses of D&B's board of directors described above concerning the fairness of the merger to unaffiliated shareholders of D&B.

         Because of the variety of factors considered, D&B Acquisition, D&B Holdings and Investcorp did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination. None of D&B Acquisition, D&B Holdings nor Investcorp makes any recommendation as to how any D&B shareholder should vote on the merger agreement.

PURPOSE AND STRUCTURE OF THE MERGER

         D&B Acquisition, D&B Holdings and Investcorp have informed us that they are seeking to undertake the merger in order to acquire control of, and the entire equity interest in, D&B. D&B's purpose for engaging in the transactions is to provide its shareholders with an opportunity to receive cash for their shares at a price per share representing a premium of 16.4% over the closing sale price on the New York Stock Exchange on the trading day immediately prior to the date the merger was approved by D&B's board of directors and the special committee. D&B is undertaking these transactions at this time for the reasons considered by the special committee and outlined under "Special Factors --Background of the Merger," and to enable Investcorp to obtain control of D&B in an orderly fashion so that Investcorp (on behalf of its affiliates) may pursue its long-term business objectives for D&B.

         The continuing shareholders are pursuing this transaction at this time in order to provide D&B with the ability to fund its future anticipated growth and for the other reasons described under "Special Factors -- Background of the Merger." The reason D&B and the continuing shareholders structured the acquisition as a merger is to effect a prompt and orderly transfer of ownership of D&B from its current shareholders to Investcorp (on behalf of its affiliates) and to provide D&B shareholders with cash for their shares.

CERTAIN EFFECTS OF THE MERGER; PLANS OR PROPOSALS AFTER THE MERGER

         Following completion of the merger, the shares of D&B common stock will no longer be publicly traded or listed on the NYSE. In addition, the registration of new D&B's shares and new D&B's reporting obligations under the Securities Exchange Act of 1934 will be terminated upon application to the SEC. As a result, new D&B will not bear the cost of compliance with SEC regulations, including expenses associated with proxy rules and the preparation of periodic reports.

         Upon consummation of the merger, new D&B will be a privately held corporation. Accordingly, the unaffiliated shareholders of D&B will no longer continue to face the risk of losses generated by new D&B or a decline in value of new D&B, but will instead have immediate liquidity upon payment of the $13.50 per share merger consideration. Similarly, the unaffiliated shareholders of D&B will not have the opportunity to participate in the earnings and growth of new D&B and will not have any right to vote on corporate matters affecting new D&B. The continuing shareholders will not receive cash for most of their shares and will continue to face the risk of losses generated by new D&B or a decline in value in new D&B. The continuing shareholders will, however, continue to have the opportunity to participate in future earnings and growth of new D&B, and to vote on related corporate matters.

         The continuing shareholders' interest in the net book value and net earnings of D&B will be affected by the merger. Prior to the merger, Mr. Corriveau's interest in the net book value as of May 5, 2002 and net earnings for the year ended February 3, 2002 is $6.0 million (3.6%) and $0.3 million (3.6%), respectively, Mr. Corley's interest in the net book value as of May 5, 2002 and net earnings for the year ended February 3, 2002 is $6.1 million (3.7%) and $0.3 million (3.7%), respectively, Mr. Henrion's interest in the net book value as of May 5, 2002 and net earnings for the year ended February 3, 2002 is $0.8 million (0.5%) and $0.04 million (0.5%), respectively, and Mr. Hammett's interest in the net book value as of May 5, 2002 and net earnings for the year ended February 3, 2002 is $0.3 million (0.2%) and $0.01 million (0.2%), respectively. Following the consummation of the transactions, the continuing shareholders' interests in D&B Holdings will be as follows: (a) with respect to each individual's fully vested ownership interests only, Mr. Corriveau's interest in the pro forma net book value as of May 5, 2002 and pro forma net earnings for the year ended February 3, 2002 is estimated to be $5.4 million (4.3%) and $0.01 million (4.3%), respectively, Mr. Corley's interest in the pro forma net book value as of May 5, 2002 and pro forma net earnings for the year ended February 3, 2002 is estimated to be $5.4 million (4.3%) and $0.01 million (4.3%), respectively, Mr. Henrion's interest in the pro forma net book value as of May 5, 2002 and pro forma net earnings for the year ended February 3, 2002 is estimated to be $0.8 million (0.7%) and $0.002 million (0.7%), respectively, and Mr. Hammett's interest in the pro forma net book value as of May 5, 2002 and pro forma net earnings for the year ended February 3, 2002 is estimated to be $0.6 million (0.5%) and $0.001 million (0.5%), respectively; and (b) taking into account all of the continuing shareholders' ownership interests, whether or not immediately vested, Mr. Corriveau's interest in the pro forma net book value as of May 5, 2002 and pro forma net earnings for the year ended February 3, 2002 is estimated to be $8.8 million (7.0%) and $0.02 million (7.0%), respectively, Mr. Corley's interest in the pro forma net book value as of May 5, 2002 and pro forma net earnings for the year ended February 3, 2002 is estimated to be $8.8 million (7.0%) and $0.02 million (7.0%), respectively, Mr. Henrion's interest in the pro forma net book value as of May 5, 2002 and pro forma net earnings for the year ended February 3, 2002 is estimated to be $1.4 million (1.1%) and $0.003 million (1.1%), respectively, and Mr. Hammett's interest in the pro forma net book value as of May 5, 2002 and pro forma net earnings for the year ended February 3, 2002 is estimated to be $0.8 million (0.7%) and $0.002 million (0.7%), respectively.

         The receipt of cash pursuant to the merger will constitute a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a shareholder would generally recognize gain or loss in an amount equal to the difference between the amount of cash received by the shareholder pursuant to the merger and the shareholder's tax basis in the shares surrendered. If shares are held by a shareholder as capital assets, that gain or loss will be capital gain or loss. Any such capital gain or loss will be long-term if, as of the date of the disposition of its shares, the shareholder held such shares for more than one year or will be short term if, as of such date, the shareholder held such shares for one year or less.

         The exchange of D&B shares by the continuing shareholders for the shares of D&B Holdings capital stock immediately prior to the consummation of the merger will not be subject to federal income tax.

         Except as otherwise set forth in this proxy statement, it is expected that, initially following the merger, the business operations of new D&B will be continued substantially as they are currently being conducted. The directors of D&B Acquisition will be the initial directors of new D&B, and the officers of D&B will be the initial officers of new D&B. Upon completion of the tender offer and the merger, D&B Holdings intends to conduct a detailed review of new D&B and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, D&B Holdings will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist.

         Except as described in this proxy statement, neither D&B Holdings nor D&B Acquisition has informed us of any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving new D&B, or (ii) a purchase, sale or transfer of a material amount of assets of new D&B or any of its subsidiaries.

                                   THE MERGER

         The following information describes the material aspects of the merger. This description is qualified in its entirety by reference to the appendices to this proxy statement, including the merger agreement itself, as amended, which is attached to this proxy statement as Appendix A and is incorporated herein by reference. References in this proxy statement to the merger agreement refer to the merger agreement as amended. You are urged to read Appendix A in its entirety. See also "The Merger Agreement" below.

EFFECTIVE TIME OF THE MERGER

         The continuing shareholders, who held ______________ shares of D&B common stock as of the record date (representing approximately 8% of the D&B common stock outstanding as of the record date) have agreed to vote in favor of adoption of the merger agreement. See "Interests of Executive Officers and Directors in the Merger -- Support and Exchange Agreement." In addition, four institutional investors, who did not tender their shares in the terminated tender offer originally contemplated by the merger agreement, beneficially owning approximately 13% of the outstanding D&B common stock, have agreed to vote in favor of the merger. See "Introduction -- Institutional Investor Voting Arrangements." If the other conditions to the merger are satisfied or, to the extent permitted, waived, the merger will be consummated and become effective at the time that articles of merger are filed with the Secretary of State of the State of Missouri or such later time as otherwise agreed by D&B and D&B Holdings and provided in the articles of merger. If the other conditions to the merger are satisfied or, to the extent permitted, waived, D&B expects to complete the merger as soon as practicable after the special meeting.

PAYMENT OF MERGER CONSIDERATION AND SURRENDER OF STOCK CERTIFICATES

         Mellon Investor Services LLC has been designated to act as paying agent for purposes of making the cash payments provided by the merger agreement. Immediately after the effective time of the merger, D&B Holdings will deposit, or cause to be deposited, with the paying agent immediately available funds in an aggregate amount necessary to pay the $13.50 per share merger consideration to D&B's shareholders. The paying agent will use these funds for the sole purpose of paying the merger consideration to D&B's shareholders entitled to receive payment of the merger consideration. The paying agent will, in accordance with irrevocable instructions, deliver to you your merger consideration according to the procedure summarized below.

         No later than three business days after the effective time of the merger, new D&B will instruct the paying agent to mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the paying agent your stock certificates in exchange for payment of the $13.50 per share merger consideration. Upon the surrender for cancellation to the paying agent of your stock certificates, together with a letter of transmittal, duly executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the paying agent will pay to you the $13.50 per share merger consideration and your stock certificates will be canceled. No interest will be paid or accrued on the merger consideration. Payments of merger consideration also will be reduced by any applicable withholding taxes.

         If your stock certificates have been lost, mutilated or destroyed, you may instead deliver to the paying agent an affidavit and indemnity bond in form and substance, and with surety, reasonably satisfactory to new D&B.

         If the merger consideration, or any portion of it, is to be paid to a person other than you, it will be a condition to the payment of the merger consideration that your stock certificates be properly endorsed or otherwise in proper form for transfer and that you pay to the paying agent any transfer or other taxes required by reason of the transfer or establish to the satisfaction of new D&B that the taxes have been paid or are not required to be paid.

         You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

         At and after the effective time of the merger, you will cease to have any rights as a D&B shareholder, except for the right to surrender your stock certificates, according to the procedure described in this section, in exchange for payment of the $13.50 per share merger consideration, without interest, less any applicable withholding taxes, or, if you exercise your appraisal rights, the right to perfect your right to receive payment for your shares under Missouri law.

         At the effective time of the merger, D&B's stock ledger with respect to shares of D&B common stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

         After six months following the effective time of the merger, the paying agent will, on demand, deliver to new D&B all cash that has not yet been distributed in payment of the merger consideration, plus any accrued interest, and the paying agent's duties will terminate. Thereafter, you may surrender your stock certificates to new D&B and receive the $13.50 per share merger consideration, without interest, less any applicable withholding taxes. However, you will have no greater rights against new D&B than may be accorded to general creditors of new D&B under applicable law. None of Investcorp, D&B Holdings, D&B or new D&B will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

FINANCING OF THE MERGER

         D&B Holdings has informed us that it estimates that the total amount of consideration necessary for D&B Holdings and D&B Acquisition Sub to consummate the merger and to pay certain fees, costs and expenses related to the merger is approximately $[307.8] million, which includes the following uses;

         o approximately $[188.9] million is expected to be used to pay the merger consideration;

         o approximately $[88.2] million is expected to be used to repay all funds borrowed under our existing credit facility (which does not include the refinancing of certain letters of credit);

         o approximately $[28.2] million is expected to be used to pay certain fees, costs and expenses related to the merger; and

         o approximately $[2.5] million is expected to be used as a loan, or a guarantee of loans, to David O. Corriveau, our Co-Chief Executive Officer and President, in order to enable him to refinance loans which are currently secured by a pledge of shares of our stock owned by him.

D&B Holdings has also informed us that it currently expects these funds to come from the following sources:

         o approximately $[155] million from the gross proceeds of the issuance by us of senior secured notes due 2009 (the "Senior Secured Notes");

         o approximately $____ million from an equity investment in D&B Holdings, the proceeds of which will be contributed as equity to D&B Acquisition Sub, by Investcorp, affiliates of Investcorp and certain international investors with whom Investcorp maintains an administrative relationship;

         o approximately $____ million from a roll-over equity investment in D&B Holdings by our management in exchange for existing equity interests in us held by them (which amount is based on the price per share to be paid by Investcorp and its co-investors); and

         o approximately $5.0 million from a new credit facility that we will enter into in connection with the merger (the "Senior Credit Facility").

D&B Holdings has informed us that the above amounts and sources are based upon its current expectations and that it has not received commitments from any third party for such funds. Accordingly, the above amounts may change and D&B Holdings may replace, in whole or in part, the above sources with other sources of funds.

         Senior Secured Notes. We intend to conduct an offering of the Senior Secured Notes in connection with the merger. The Senior Secured Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States in compliance with Regulation S of the Securities Act. The Senior Secured Notes will not be registered under the Securities Act or under any state securities laws upon their original issuance. We will agree to file a registration statement with the Securities & Exchange Commission with respect to the Senior Secured Notes following the closing of the merger.

         The Senior Secured Notes will bear interest at a rate that will depend on interest rates and market conditions at the time the Senior Secured Notes are issued. The Senior Secured Notes will be collateralized by certain of our and our wholly-owned domestic subsidiaries' real estate assets. It is currently anticipated that the Senior Secured Notes will be issued on the closing date of the merger and that the net proceeds from the offering will be used to finance a portion of the merger consideration and certain fees, costs and expenses related to the merger.

         Senior Credit Facility. We intend to enter into a new Senior Credit Facility that we would expect to provide for a five year $30.0 million revolving line of credit, at an interest rate to be determined, to be used for, among other things, general corporate purposes including working capital. The debt under the Senior Credit Facility will be secured by a pledge of our capital stock and the capital stock of our subsidiaries (but not to exceed 65% of the voting stock of foreign subsidiaries), and a perfected lien and security interest in substantially all of our and our wholly-owned domestic subsidiaries' personal property assets (tangible and intangible) and certain of our and our wholly-owned domestic subsidiaries' real estate assets. Following the merger, the Senior Credit Facility will be available in full and up to $7.5 million will be available to finance the merger.

         The merger agreement provides that the terms and conditions of the Senior Secured Notes offering and the Senior Credit Facility be satisfactory to D&B Holdings.

         Conditions to Financing. D&B Holdings has informed us that availability of the proceeds from the offering of Senior Secured Notes will be dependent upon market conditions at the time of such offering and that it has not obtained prior commitments from any third party with respect to the Senior Credit Facility. If D&B Holdings was successful in completing the offering of the Senior Secured Notes or did obtain commitments for the Senior Credit Facility, it is expected that its ability to access the proceeds from such offering or facility would be subject to various conditions, including, among others:

         o the execution of documentation satisfactory to D&B Holdings and the lenders with respect to the Senior Credit Facility, and D&B Holdings and the initial purchasers of the Senior Secured Notes with respect to the Senior Secured Notes offering;

         o the consummation of the merger an all related transactions;

         o the absence of any material adverse change with respect to us or our business; and

         o the absence of any material adverse change or material disruption in the financial, banking or capital markets generally.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO D&B'S
SHAREHOLDERS

         The following is a description of the material U.S. federal income tax consequences of the merger to holders of shares of D&B common stock who are United States Persons, as defined below, and who, on the date of disposition, hold their shares as capital assets, as defined in the Internal Revenue Code of 1986, each referred to as a "United States Holder." This discussion is based on the Internal Revenue Code, proposed and final income tax regulations issued under the Internal Revenue Code and administrative and judicial interpretations of the Internal Revenue Code and regulations, each as in effect and available on the date of this proxy statement. These income tax laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of this proxy statement. Although D&B will not seek any rulings from the Internal Revenue Service or an opinion of counsel with respect to the merger, D&B believes that the merger will have the U.S. federal income tax consequences described below to the United States Holders.

         D&B urges all holders to consult their own tax advisors regarding the specific tax consequences that may result from their individual circumstances as well as foreign, state, local and other tax consequences of the disposition of shares in the merger. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address special tax consequences that may be applicable to particular classes of taxpayers, including the following:

    o   financial institutions;

    o   real estate investment trusts;

    o    regulated investment companies;

    o    brokers and dealers or traders in securities or currencies;

    o    persons whose functional currency is not the U.S. dollar;

    o    insurance companies;

    o    tax-exempt organizations;

    o    S corporations;

    o persons who hold common stock as part of a position in a straddle or as part of a hedging or conversion transaction;

    o persons who hold employee stock options or rights to acquire common stock; and

    o    taxpayers subject to alternative minimum tax.

         A "United States Person" is a beneficial owner of common stock who, for U.S. federal income tax purposes, is:

    o a citizen or resident of the U.S., including some former citizens or residents of the U.S.;

    o a partnership or corporation created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia;

    o an estate if its income is subject to U.S. federal income taxation, regardless of its source; or

    o a trust if the trust validly has elected to be treated as a United States Person for U.S. federal income tax purposes or if (A) a U.S. court can exercise primary supervision over its administration and (B) one or more United States Persons have the authority to control all of its substantial decisions.

         A United States Holder generally will realize gain or loss upon the exchange of the holder's shares in the merger for cash in an amount equal to the difference, if any, between the amount of cash received and the holder's aggregate adjusted income tax basis in the shares surrendered.

         In general, any gain or loss realized by a United States Holder in the merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by a United States Holder will be long-term capital gain or loss if the shares giving rise to the recognized gain or loss have been held for more than one year. Otherwise, the capital gain or loss will be short-term. A non-corporate United States Holder's long-term capital gain generally is subject to U.S. federal income tax at a maximum rate of 20%. Any capital loss can be offset only against other capital gains plus $3,000 of other income in any tax year ($1,500 in the case of a married individual filing a separate return). Any unutilized capital loss will carry over as a capital loss to succeeding years.

         For United States Holders which are corporations, a capital gain is subject to U.S. federal income tax at a maximum rate of 35%, while any capital loss can be offset only against other capital gains. Any unutilized capital loss generally can be carried back three years and forward five years to offset net capital gains generated in those years.

         Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent in the merger will be required to and will withhold 31% of all cash payments to which a holder of shares or other payee is entitled under the merger agreement, unless the shareholder or other payee provides a tax identification number, certifies that number is correct and otherwise complies with the backup withholding tax rules. Each of D&B's shareholders and, if applicable, each other payee, should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.

         The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Each D&B shareholder is urged to consult with its own tax advisor to determine the particular tax consequences to such shareholder of the merger, including the applicability and effect of foreign, state, local and other tax laws.

         For U.S. federal income tax purposes, no gain or loss will be realized by D&B, Investcorp or D&B Acquisition as a result of the merger.

         The exchange by the continuing shareholders of the shares of D&B common stock for the shares of D&B Holdings stock will not be subject to federal income tax.

ACCOUNTING TREATMENT

         The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among new D&B's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

FEES AND EXPENSES OF THE MERGER

         The estimated fees and expenses in connection with the merger are set forth in the table below:

                D&B Financial Advisor Fees                            $
                D&B Legal, Accounting and Other Professional Fees     $
                D&B Holdings Legal, Accounting and Other              $
                Professional Fees
                Printing, Proxy Solicitation and Mailing Costs        $
                Special Committee Fees                                $
                Special Committee Financial Advisor Fees              $
                Financing Fees                                        $
                Filing Fees                                           $
                Paying Agent Fees                                     $
                Miscellaneous                                         $

                Total                                                 $

         The merger agreement provides that each party will pay all costs and expenses incurred by it in connection with the merger. None of these costs and expenses will reduce the $13.50 per share merger consideration to be received by the shareholders.

APPRAISAL RIGHTS

         If the merger is consummated, shareholders of D&B who have not approved the merger will have the right under applicable Missouri law to object to the merger and demand payment of the fair value of their shares. Shareholders who do not vote for the merger, object to the merger and properly demand payment of the fair value of their shares in accordance with and subject to the procedures set forth in Section 351.455 of the Missouri BCL will be entitled to a determination by a Missouri court of competent jurisdiction of the fair value of the shares as of the day immediately prior to the day on which a vote in respect of the merger was taken. In addition, dissenting shareholders may be entitled to receive payment of interest, from the day immediately prior to the day on which a vote in respect of the merger was taken to the date of such judgment by the court, on the amount determined to be the fair value of their shares.

         We do not intend to object, assuming the proper procedures are followed, to any shareholder's demand for payment of the fair value of his, her or its shares. We intend, however, to cause new D&B, as the surviving corporation, to argue in a proceeding that, for purposes of the proceeding, the fair value of each share is less than or equal to the merger consideration.

         You should be aware that opinions of investment banking firms (including Houlihan Lokey) as to the fairness from a financial point of view are not necessarily opinions as to "fair value" under Missouri law.

         The preservation and exercise of dissenters' rights requires strict adherence to the applicable provisions of Missouri law. This summary of the rights under Missouri law of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by dissenting shareholders and is qualified in its entirety by reference to Section 351.455 of the Missouri BCL which is attached hereto as Appendix C. Shareholders of D&B intending to exercise their dissenters' right are urged to review carefully the provisions set forth in Section 351.455 and to consult with legal counsel in order to comply with the required procedures.

         If you elect to exercise appraisal rights, you should mail or deliver your written demand to: Dave & Buster's, Inc., 2481 Manana Drive, Dallas, Texas 75220, Attention: Secretary.

         The written demand for appraisal should specify your name and mailing address, the number of shares you own and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement and the merger will not by itself constitute a demand. Within 10 days after the effective time of the merger, new D&B must provide notice of the effective time of the merger to you if you have complied with Section 351.455.

         If you fail to comply fully with the statutory procedure set forth in
Section 351.455, you will forfeit your rights of appraisal and will be entitled to receive the $13.50 per share merger consideration for your shares. Consequently, any shareholder wishing to exercise appraisal rights should contact legal counsel before attempting to exercise these rights.

REGULATORY APPROVALS

         State Takeover Statutes. A number of states (including Missouri, where D&B is incorporated), have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Except as described herein, D&B does not know whether any of these laws will, by their terms, apply to the merger or any other business combination between D&B Acquisition or any of its affiliates and D&B. To the extent that certain provisions of these laws purport to apply to the merger or other business combination, D&B believes that there are reasonable bases for contesting such laws. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Purchaser Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent Regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

         Sections 351.407 and 351.459 of the Missouri BCL (respectively, the "Control Share Provision" and the "Interested Shareholder Provision") apply to certain acquisitions and takeovers of Missouri corporations.

         The Control Share Provision provides, among other things, that if shares of a corporation's voting capital stock are acquired in an acquisition which (but for the application of the Control Share Provision) would grant the holder of those shares (when combined with the vote of such holder's affiliates or group) the right to vote in an election of directors a percentage of the total vote which exceeds certain thresholds described within the Control Share Provision, then the acquired shares shall only have such voting rights as are granted by resolution approved by the shareholders. The Control Share Provision will not apply, however, if prior to such an acquisition the corporation has provided in its bylaws or its articles of incorporation that the Control Share Provision shall not apply to acquisitions of the corporation's shares. Prior to the execution of the merger agreement, the D&B board of directors amended the bylaws of D&B to provide that the Control Share Provision would not apply to the transactions contemplated by the merger agreement.

         In general, the Interested Shareholder Provision prevents an "interested shareholder" (defined generally as a person who directly or indirectly beneficially owns 20% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (which is defined to include mergers and certain other transactions) with certain Missouri corporations for a period of five years following the date such person becomes an interested shareholder. The prohibition on such business combinations does not apply, however if, prior to the date of such a business combination, the board of directors of the subject corporation approved the business combination or the transactions in which such person became an interested shareholder. On May 30, 2002, prior to the execution of the merger agreement, the D&B board of directors approved the merger agreement and the transactions contemplated thereby. Accordingly, the Interested Shareholder Provision is inapplicable to the transactions contemplated by the merger agreement.

         D&B reserves the right to challenge the validity of applicability of any state law allegedly applicable to the merger, and nothing in this proxy statement nor any action taken by D&B in connection with the merger is intended as a waiver of that right. In the event it is asserted that one or more state takeover statutes is applicable to the merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the merger, D&B might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of shares, and D&B might be delayed in continuing or consummating the merger.

         Antitrust in the United States. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The purchase of shares pursuant to the merger not subject to such requirements.

         Liquor Licenses. D&B Acquisition and D&B are required to obtain consents, approvals or authorizations from the state, city and/or local liquor licensing boards or agencies in certain states in which D&B holds liquor licenses for the operation of its businesses. Certain of these approvals are required to be obtained prior to a change in control being effected, and it is a condition to D&B Acquisition's obligation to consummate the merger that these approvals be obtained prior to the consummation of the merger. In addition, new D&B will be required to make filings or send notices to certain additional liquor licensing agencies following consummation of the merger.

MERGER RELATED LITIGATION

         D&B and certain of its directors have been served with a complaint filed purportedly on behalf of D&B's shareholders alleging breach of fiduciary duties by directors of D&B in connection with their approval of the transactions contemplated by the merger agreement. The purported class action, filed in state district court in Dallas County, Texas on May 31, 2002, seeks an injunction preventing consummation of the proposed transaction and unspecified damages. D&B has also been served with four similar complaints filed in the state of Missouri on or after June 3, 2002, one filed in the circuit court of Greene County, and three in the circuit court of Cole County. D&B and some or all of the members of D&B's board of directors have been named as defendants in these complaints, and two of the complaints filed in Cole County purport to name Investcorp.

         In each of these actions, the complaint was filed before, and has not been amended since, the tender offer was terminated and the merger agreement amended to increase the merger consideration to $13.50 per share. These actions, in which the plaintiffs seek class certification, generally allege that:

         (1) the $12.00 price per share of D&B common stock offered prior to amendment of the merger agreement is inadequate;

         (2) Houlihan Lokey's opinion as to the fairness of the transaction relies on a flawed analysis that understates the intrinsic value of D&B;

         (3) D&B's offering documents were materially false and misleading because they failed to disclose, among other things, the Special Committee's alleged failure to act independently in obtaining the highest value for D&B's shares and the substance of, and procedures for, discussions with other prospective purchasers;

         (4) some or all of the members of D&B's board of directors breached their fiduciary duties to D&B's shareholders in connection with the merger by, among other things, submitting materially false and misleading offering documents, failing to hold an auction of the company to obtain the highest value for its shares, failing to pursue or thwarting the efforts of unsolicited prospective purchasers, taking advantage of their position within D&B to negotiate the Support and Exchange Agreement, and requiring D&B to pay a break-up fee of $5 million (in addition to other expenses) in order to discourage other competitive offers; and

         (5) the continuing shareholders, together with Investcorp, are engaging in the merger transaction to capture the future market potential of D&B for themselves without regard for D&B's public stockholders;

         The actions seek injunctive relief against the merger, rescission of the merger if it is consummated or rescissionary damages, monetary damages, and an award of plaintiffs' costs and attorneys' fees. None of the lawsuits specify any amount of damages sought and, therefore, it is not practicable to estimate a range of possible loss in connection with this litigation.

         D&B believes the allegations in these actions to be without merit and intends to vigorously defend against the relief sought.

                              THE MERGER AGREEMENT

         The following discussion of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement and the amendment thereto, which are attached to this proxy statement as Appendix A, exclusive of all schedules, which are incorporated herein by reference.

GENERAL

         Pursuant to the merger agreement, as soon as practicable following the satisfaction (or, to the extent permitted by law, waiver by the parties entitled to the benefits thereof) of the conditions to the merger, or at such other place, time and date as agreed in writing between D&B Holdings and D&B, D&B Acquisition will be merged with and into D&B.

ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

         Following the merger, the separate corporate existence of D&B Acquisition will cease. New D&B will be the surviving corporation in the merger and will continue as a wholly owned subsidiary of D&B Holdings. The merger will become effective at such time as D&B Holdings files with the Secretary of State for the State of Missouri articles of merger in such form and manner as required by the Missouri BCL. New D&B, as the surviving corporation, will continue its corporate existence under the laws of the State of Missouri. The merger agreement provides that the Articles of Incorporation of D&B Acquisition in effect immediately prior to the merger will be the Articles of Incorporation of new D&B, and that the bylaws of D&B Acquisition in effect immediately prior to the merger will be the bylaws of new D&B, until thereafter changed or amended as provided therein or by applicable law. By virtue of the merger, the authorized shares of D&B will be reduced from 40,000,000 shares of common stock and 10,000,000 shares of preferred stock to 1,000 shares of common stock, and the stated capital will be reduced from $132,817.79 to $1.00. The merger agreement also provides that the directors of D&B Acquisition at the time of the merger will be the directors of new D&B until their respective successors are duly elected or appointed and qualified, and that the officers of D&B at the time of the merger will be the officers of new D&B until their respective successors are duly elected or appointed and qualified.

CONSIDERATION TO BE PAID IN THE MERGER

         By virtue of the merger, each outstanding share (except for shares owned by D&B, D&B Holdings or D&B Acquisition or by any subsidiary of D&B or D&B Holdings, which will be canceled and retired and will cease to exist without any payment with respect thereto or in exchange therefor, and except for shares held by D&B's shareholders who have properly exercised rights to payment of the fair value of such shares under Missouri law) will be converted into the right to receive the merger consideration. Each share of common stock of D&B Acquisition issued and outstanding immediately prior to the merger will be converted into one share of common stock of new D&B.

STOCK OPTIONS

         Pursuant to the merger agreement, immediately prior to the merger, each outstanding option to purchase shares of D&B common stock which is then exercisable or becomes exercisable as a result of the consummation of the transactions contemplated by the merger agreement will be canceled by D&B. Upon consummation of the merger, in consideration for such cancellation, the holder of such option will be entitled to receive from new D&B as soon as practicable after the merger an amount in cash equal to the product of (i) the number of shares of D&B common stock previously subject to such stock option and (ii) the excess, if any, of the merger consideration over the exercise price per share for such stock option, reduced by the amount of withholding or other taxes required by law to be withheld. Except as provided in the merger agreement or as otherwise agreed by the parties, D&B stock option plans and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of D&B common stock will terminate upon the effectiveness of the merger.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of D&B (on behalf of itself and its subsidiaries) with respect to corporate organization, standing and power, subsidiaries and equity interests, capitalization, corporate authority, noncontravention, consents and approvals necessary for the merger, filings with the SEC, accuracy of financial statements, absence of undisclosed liabilities, absence of certain changes in D&B's business, litigation, employee benefit plans and compliance with ERISA, disclosures in offer documents and proxy statement, compliance with laws, permits, tax matters, environmental matters, properties and assets, intellectual property, material agreements, brokers' fees, board of directors and special committee actions, fairness opinion of Houlihan Lokey, control share statutes, D&B's Rights Agreement, insurance, suppliers and labor matters.

         The representations and warranties contained in the merger agreement also include representations and warranties of D&B Holdings and D&B Acquisition with respect to corporate organization, standing and power, corporate authority, noncontravention, consents and approvals necessary for the merger, disclosures in offer documents and D&B proxy statement, availability of financing, brokers' fees and prior operations.

         No representations or warranties made by D&B, D&B Holdings or D&B Acquisition will survive beyond the merger.

CONDUCT OF BUSINESS BEFORE THE MERGER

         Pursuant to the merger agreement, D&B has agreed to conduct, and to cause each of its subsidiaries to conduct, its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use its reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and key employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them so that its goodwill and ongoing business will not be materially impaired at the time of the merger. Without limiting the generality of the foregoing, except as otherwise contemplated by the merger agreement, until the completion of the merger, D&B may not, nor permit any of its subsidiaries to, do any of the following without the prior written consent of D&B Holdings:

         o (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of D&B to its parent, (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         o        authorize for issuance, issue, deliver, sell, pledge or grant
                  (i) any shares of its capital stock, (ii) any debt securities which have the right, or are convertible into the right, to vote on matters which D&B shareholders may vote, or other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, or (iv) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of D&B common stock upon the exercise of stock options outstanding on May 30, 2002 and in accordance with their present terms;

         o amend its articles of incorporation, bylaws or other comparable charter or organizational documents;

         o (i) enter into, or propose or negotiate to enter into, any material contract (other than as contemplated by the merger agreement), (ii) amend, or propose or negotiate to amend, the terms of any existing material contracts, (iii) acquire, or propose or negotiate to acquire, any interest in a corporation, partnership or joint venture arrangement, or (iv) sell, transfer, assign, relinquish, terminate or make any other material change (taken on an individual basis) in, or propose or negotiate to take any such action with respect to, D&B material interests (as of May 30, 2002) in the equity or debt securities of any corporation, partnership or joint venture arrangement which holds such an interest, including, without limitation, the imposition of any lien on any of the foregoing;

         o acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to D&B and its subsidiaries taken as a whole;

         o (i) grant to any officer or director of D&B or any of its subsidiaries any increase in compensation, except to the extent required under employment agreements in effect as of February 3, 2002 and except for fees payable to the members of the special committee, (ii) grant to any officer or director of D&B or any its subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of February 3, 2002, (iii) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such officer or director, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or employee benefit plan, except as required by applicable law, or (v) take any action to accelerate any rights or benefits (including vesting under D&B 401(k) plan), or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or employee benefit plan;

         o make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of D&B, except insofar as may have been required by a change in generally accepted accounting principles;

         o sell, lease, license or otherwise dispose of or subject to any lien any properties or assets, except in the ordinary course of business consistent with past practice;

         o (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of D&B or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in D&B or any direct or indirect wholly-owned subsidiary of D&B;

         o make or agree to make any new capital expenditure or expenditures other than capital expenditures which do not exceed the amount budgeted therefor in D&B's annual capital expenditures budget for fiscal year 2002 previously provided to D&B Holdings;

         o make any material tax election or settle or compromise any material tax liability or refund or consent to any extension or waiver of the statute of limitations period applicable to any tax claim or action;

         o (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of D&B or incurred in the ordinary course of business consistent with past practice, (ii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, or (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which D&B or any of its subsidiaries is a party;

         o make any material change (including failing to renew) in the amount or nature of the insurance policies covering D&B and its subsidiaries;

         o waive any material claims or rights relating to D&B or any of its subsidiaries' business;

         o (i) redeem the rights outstanding under the Rights Agreement, or amend or modify or terminate the Rights Agreement or render it inapplicable to (or otherwise exempt from the application of the Rights Agreement) any person or action, other than to delay the Distribution Date (as defined in the Rights Agreement) or to render the rights inapplicable to the execution, delivery and performance of the merger agreement, the tender offer and the merger, or (ii) permit the rights to become non-redeemable at the redemption price currently in effect; or

         o authorize any of, or commit or agree to take any of, the foregoing actions.

         In addition, the merger agreement provides that each of D&B and D&B Holdings may not, nor may they permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in:
(x) any of the representations and warranties of such party set forth in the merger agreement that is qualified as to materiality becoming untrue; (y) any of such representations and warranties that is not so qualified becoming untrue in any material respect; or (z) any condition to the merger agreement (excluding those relating to the offer) or any condition to the merger not being satisfied.

NO SOLICITATION

         The merger agreement provides that the board of directors of D&B must promptly advise D&B Holdings orally and in writing of the existence of any Takeover Proposal or Superior Proposal. The term "Takeover Proposal" means, other than the transactions contemplated by the merger agreement, any of the following:

         o any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of D&B and its subsidiaries taken as a whole, or 25% or more of any class of equity securities of D&B or any of its subsidiaries;

         o any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of D&B or any of its subsidiaries; or

         o any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving D&B or any of its subsidiaries.

         The term "Superior Proposal" means any bona fide proposal which:

         o is made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, 100% of the outstanding shares or all or substantially all the assets of D&B; and which

         o the board of directors of D&B determines in its good faith judgment, based on the written advice of its financial advisor, is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making such proposal; and which

         o is made on terms that the board of directors of D&B determines in its good faith judgment (based on the written advice of its financial advisor) provide greater present value to D&B's shareholders than the cash consideration to be received by such shareholders pursuant to the tender offer and the merger, as the tender offer and the merger may be amended from time to time.

         The merger agreement provides that D&B may not, nor may it permit any of its subsidiaries to, nor may it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of D&B or any of its subsidiaries (referred to collectively in this proxy statement as a "company representative") to: (a) solicit, initiate or knowingly encourage the submission of any Takeover Proposal; (b) enter into any agreement with respect to any Takeover Proposal; or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

         Notwithstanding the foregoing, at any time prior to the consummation of merger, in response to a Superior Proposal that was not solicited by D&B or any company representative on or after May 30, 2002 and that did not otherwise result from a breach of D&B covenant described in the preceding paragraph, the board of directors of D&B may participate in discussions and negotiations regarding such Superior Proposal and furnish information concerning D&B to the person making such Superior Proposal, subject to its providing prior written notice of its decision to take such action to D&B Holdings and to its previously advising D&B Holdings orally and in writing of the existence of any Takeover Proposal or Superior Proposal.

         The merger agreement does not prohibit the board of directors of D&B from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act of 1934 or from changing its recommendation with respect to the merger agreement, or making any disclosure to D&B's shareholders if, in the good faith judgment of D&B, after consultation with outside counsel, failure to take any such action would result in a breach of its fiduciary duties to shareholders under applicable law.

ACCESS TO INFORMATION; CONFIDENTIALITY

         D&B has agreed to provide, and to cause each of its subsidiaries to provide, D&B Holdings and its directors, officers, employees, accountants, counsel, financial advisers, financing sources and other representatives with reasonable access during normal business hours during the period prior to the merger to all of D&B and its subsidiaries' respective properties, books, contracts, commitments, personnel and records. D&B has also agreed to furnish, and to cause each of its subsidiaries to furnish, promptly to D&B Holdings during the period prior to the merger (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws; and (ii) all other information concerning its business, properties and personnel as D&B Holdings may reasonably request. The merger agreement provides that all nonpublic information so exchanged will be subject to the confidentiality agreement dated as of March 26, 2002, as amended or supplemented from time to time, between D&B and Investcorp International. See "Summary Term Sheet -- The Companies."

REASONABLE EFFORTS

         Each of D&B, D&B Holdings and D&B Acquisition has agreed, subject to the terms and conditions of the merger agreement, to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other obligations of such party under the merger agreement. These things include: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate the merger agreement and to fully carry out the purposes of the merger agreement. Without limiting the foregoing, D&B has also agreed to (x) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to the merger agreement, take all action necessary to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to eliminate or minimize the effect of such statute or regulation on the merger. The merger agreement provides that none of its provisions may be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations.

NOTIFICATION

         D&B has agreed to give prompt notice to D&B Holdings, and D&B Holdings and D&B Acquisition have agreed to give prompt notice to D&B, of (i) any representation or warranty made by it contained in the merger agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect and (ii) any failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement. The merger agreement provides that no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the merger agreement.

EMPLOYEE BENEFIT PLANS

         D&B Holdings has agreed, for one year after the merger, to either (i) cause new D&B to continue to sponsor and maintain D&B existing employee benefit plans other than any stock option or similar plans (the "Company Benefit Plans") or (ii) provide benefits to the employees of D&B who continue to be employed by new D&B under employee benefit plans, programs, policies or arrangements that in the aggregate are substantially similar to those benefits provided to employees by D&B immediately prior to the merger (excluding any stock option or other equity compensation plan or program). With respect to any employee benefit plan, program, policy or arrangement (other than stock options or stock based compensation) sponsored or maintained by D&B Holdings and offered to new D&B employees in addition to or as a substitute for D&B Benefit Plans, D&B Holdings has agreed to give new D&B employees service credit for their employment with D&B for eligibility and vesting purposes under all such employee benefit plans, programs, policies or arrangements as if such service had been performed with D&B Holdings. D&B Holdings has also agreed that, if D&B Holdings offers health benefits to new D&B employees under a group health plan that is not a Company Benefit Plan, D&B Holdings will waive any pre-existing condition exclusions under such group health plan to the extent coverage exists for such condition under D&B Benefit Plan and will credit each new D&B employee with all deductible payments and co-payments paid by such new D&B employee under D&B's health plan prior to the merger during the current plan year for purposes of determining the extent to which any such new D&B employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health plan for such plan year.

         D&B Holdings has also agreed, following the merger, to cause new D&B and its subsidiaries to honor, subject to its obligations described in this section and in "-- Indemnification," all obligations under all employment, severance, consulting and similar agreements of D&B and its subsidiaries existing on May 30, 2002, the existence of which did not constitute a violation of the terms of the merger agreement.

         Nothing in the merger agreement gives any employee of D&B or of any of D&B subsidiaries any right to continued employment following the merger.

INDEMNIFICATION

         D&B Holdings has agreed, after the completion of the merger, to cause new D&B (or any successor to new D&B) to indemnify, defend and hold harmless the present and former officers and directors of D&B and its subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement, provided that any such settlement is effected with the written consent of D&B Holdings or new D&B) incurred by reason of the fact that such person is or was an officer or director of D&B or any of its subsidiaries and arising out of actions or omissions occurring on or prior to the merger to the full extent permitted by law, with each Indemnified Party's right to such indemnification including the advancement of expenses incurred in the defense of any action or suit to the extent permitted by the Missouri BCL. The merger agreement provides that any determination which is required to be made with respect to whether an Indemnified Party is entitled to such indemnification, including any determination whether an Indemnified Party's conduct complies with the standards set forth under the Missouri BCL, will be made at D&B Holdings' expense by independent counsel mutually acceptable to D&B Holdings and the Indemnified Party. The merger agreement further provides that none of its provisions will impair any rights or obligations of any present or former directors or officers of D&B.

         D&B Holdings has also agreed, to the fullest extent permitted by law, to cause new D&B to honor all of D&B's obligations to indemnify (including any obligations to advance funds for expenses) the members of the special committee and current or former directors or officers of D&B and its subsidiaries for acts or omissions by such directors and officers occurring prior to the merger to the extent that such obligations of D&B existed on May 30, 2002, whether pursuant to D&B's Restated Articles of Incorporation, D&B's bylaws, individual indemnity agreements or otherwise. The merger agreement provides that such indemnification obligations will survive the merger and will continue in full force and effect in accordance with the terms of D&B's Restated Articles of Incorporation, D&B's bylaws and such individual indemnity agreements from the merger until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

INSURANCE

         D&B Holdings has agreed, for a period of six years after the merger, to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by D&B with respect to claims arising from or related to facts or events which occurred at or before the merger, provided that D&B Holdings may substitute for such current policies new policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous. However, D&B Holdings will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of May 30, 2002, by D&B for such insurance (such 150% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, D&B Holdings must maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium.

FEES AND EXPENSES

         The merger agreement provides that all fees and expenses incurred in connection with the merger will be paid by the party incurring such fees or expenses, whether or not the merger is consummated, except with respect to any fees payable upon termination as described below, if such fees become payable. See "--Effect of Termination."

PUBLIC ANNOUNCEMENTS

         Through the effective time of the merger, D&B Holdings and D&B Acquisition, on the one hand, and D&B, on the other hand, have agreed to consult with each other before issuing, and to provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the merger and the other obligations under the merger agreement, and have agreed not to issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. D&B has also agreed to give at least 24 hours' prior written notice to D&B Holdings and D&B Acquisition of any proposed press release or other public statement not relating to the merger or any of the obligations under the merger agreement, which notice is to include the text of such press release or public statement.

COOPERATION WITH FINANCING EFFORTS

         D&B has agreed to provide, and to cause its subsidiaries and its and their respective officers, employees and advisors to provide, reasonable cooperation in connection with the arrangement of any financing in respect of the transactions contemplated by the merger agreement. Such cooperation will include participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents and the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents, including a customary certificate of the chief financial officer of D&B with respect to solvency matters, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by D&B Acquisition.

CONSENTS

         The merger agreement provides that from and after May 30, 2002, until the merger is complete, D&B and its subsidiaries will use commercially reasonable efforts to obtain certain consents.

CONDITIONS TO THE MERGER

         The obligation of each of D&B Holdings, D&B Acquisition and D&B to effect the merger is subject to the satisfaction or waiver on or prior to the closing of the merger of each of the following conditions:

         o the merger agreement shall have been adopted by the holders of 66 2/3% of the outstanding shares of common stock;

         o the waiting period (and any extension thereof) applicable to the merger under the HSR Act, if any, shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the merger, shall have been obtained or made; and

         o no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect.

         The obligations of D&B Holdings and D&B Acquisition to consummate the merger will be conditioned on, in addition to the other conditions to the merger set forth above, the following:

         o satisfaction of each of the conditions set forth in Exhibit A to the merger agreement (disregarding references to the tender offer contained therein) other than the minimum tender condition described in the merger agreement;

         o the funding from third party lenders of at least $155 million aggregate principal amount of new debt financing and availability of an additional $30 million line of credit from third party lenders, in each case on commercially reasonable terms as determined in the good faith judgment of D&B Holdings; and

         o the representations and warranties by D&B contained in the merger agreement (which for this purpose shall be read as though none of them contained any Material Adverse Effect or other materiality qualifications) shall be true and correct in all material respects as of May 30, 2002 and at the effective time of the merger, except where the failure of such representations and warranties in the aggregate to be true and correct in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on D&B; provided, however, that the representations in Section 3.3 of the merger agreement as to the number of issued and outstanding shares of capital stock of D&B and stock options shall be true and correct in all respects.

         The obligation of D&B to effect the merger is subject to the satisfaction or waiver on or prior to the closing of the merger of the condition that the representations and warranties by D&B Holdings and D&B Acquisition contained in the merger agreement (which for this purpose shall be read as though none of them contained any material adverse effect or other materiality qualifications) shall be true and correct in all respects as of May 30, 2002, and at the effective time of the merger, except where the failure of such representations and warranties in the aggregate to be true and correct in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of D&B Holdings and D&B Acquisition to consummate the merger.

TERMINATION

         The merger agreement may be terminated at any time prior to the effective time of the merger, before or after the merger agreement has been adopted by a vote of D&B's shareholders, in the following ways:

         o D&B Holdings, D&B Acquisition and D&B agree to terminate the merger agreement by mutual written consent.

         o Either D&B Holdings or D&B decides to terminate the merger agreement because:

                           (i) the merger is not consummated on or before
                  October 31, 2002, unless the failure to consummate the merger is the result of a willful or material breach of the merger agreement by the party seeking to terminate the merger agreement, provided that the passage of such period is to be tolled for any part thereof during which any party is subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the merger;


                           (ii) any governmental entity issues an order, decree
                  or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger, and such order, decree, ruling or other action has become final and nonappealable; or

                           (iii) upon a vote at a duly held meeting to obtain
                  the adoption of the merger agreement by the holders of at least 66 2/3% of the outstanding shares, such adoption is not obtained, provided that the merger agreement may not be terminated by D&B Holdings if D&B Holdings or D&B Acquisition is in breach of its covenant to vote to adopt and approve the merger agreement and the merger at such meeting.

         o D&B Holdings decides to terminate the merger agreement because:

                            (i) D&B breaches or fails to perform in any material
                  respect any of its covenants contained in the merger agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Exhibit A to the merger agreement; or causes a failure of the condition that the representations and warranties by D&B contained in the merger agreement (which for this purpose shall be read as though none of them contained any Material Adverse Effect or other materiality qualifications) shall be true and correct in all material respects as of May 30, 2002 and at the effective time of the merger, except where the failure of such representations and warranties in the aggregate to be true and correct in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on D&B; provided, however, that the representations in Section 3.3 of the merger agreement as to the number of issued and outstanding shares of capital stock of D&B and stock options shall be true and correct in all respects;

                           (ii) any of the conditions set forth in Exhibit A to
                  the merger agreement (disregarding references to the tender offer) has become incapable of fulfillment prior to October 31, 2002, other than the minimum tender condition, and has not have been waived by all applicable parties; or

                           (iii) the board of directors of D&B fails to make,
                  withdraws, modifies or changes in any manner adverse to D&B Holdings and D&B Acquisition its approval or recommendation of the tender offer, the merger and the merger agreement.

         o        D&B decides to terminate the merger agreement because:

                           (i) D&B Holdings or D&B Acquisition breaches or fails
                  to perform in any material respect any of their respective covenants contained in the merger agreement; or

                           (ii) at any time prior to consummation of the merger,
                  the board of directors of D&B has provided written notice to D&B Holdings that D&B is prepared, upon termination of the merger agreement, to enter into a binding written definitive agreement for a Superior Proposal; provided that (A) D&B must have complied with its covenants regarding non-solicitation of Takeover Proposals in all respects; (B) the Board of D&B must have reasonably concluded in good faith in consultation with Houlihan Lokey and outside counsel that such proposal is a Superior Proposal; (C) D&B Holdings does not make, within five business days after receipt of D&B written notice referred to above, an offer that the Board of D&B has reasonably concluded in good faith in consultation with Houlihan Lokey and outside counsel is at least as favorable to the shareholders of D&B as the Superior Proposal; and (D) D&B must have paid D&B Holdings the termination fee described below.

EFFECT OF TERMINATION

         The merger agreement provides that it will, upon termination of the merger agreement by either D&B or D&B Holdings as described above, become void and have no effect without any liability or obligation on the part of D&B, D&B Holdings or D&B Acquisition, except to the extent that such termination results from any breach by a party of any representation, warranty or covenant set forth in the merger agreement, and except for: (i) the obligations of each of D&B, D&B Holdings and D&B Acquisition with respect to confidentiality, as described in "-- Access to Information; Confidentiality," and with respect to fees and expenses, as described in "-- Fees and Expenses"; (ii) the provision of the merger agreement described in this paragraph; and (iii) certain miscellaneous provisions of the merger agreement, including provisions relating to assignment and enforcement.

         If the merger agreement is terminated (i) by D&B Holdings should the board of directors of D&B withdraw, modify or change, in any manner adverse to D&B Holdings or D&B Acquisition, its approval or recommendation of the merger or the merger agreement, or (ii) by D&B by delivery of written notice to D&B Holdings that D&B is prepared to enter into a binding written definitive agreement for a Superior Proposal upon termination of the merger agreement, the merger agreement provides that D&B shall pay to D&B Holdings a termination fee of $5.68 million in cash. In addition, in such event D&B shall reimburse D&B Holdings, D&B Acquisition and their affiliates for all out-of-pocket fees and expenses incurred by any of them in connection with the negotiation of the merger agreement and the merger and any related financings (including, without limitation, fees and costs of attorneys and accountants and other advisors and fees payable to banks, financial institutions and their respective agents and fees of financial printers engaged by D&B Holdings, D&B Acquisition or their affiliates).

WAIVER

         The merger agreement provides that any term or provision of the merger agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The merger agreement further provides that the failure of any party thereto to enforce at any time any provision of the merger agreement will not be construed to be a waiver of such provision, nor will it in any way affect the validity of the merger agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. The merger agreement also provides that no waiver of any breach of the agreement will be held to constitute a waiver of any other or subsequent breach.

AMENDMENT

         The merger agreement provides that it may be amended, modified or supplemented by D&B, D&B Holdings and D&B Acquisition by mutual agreement in writing.

ASSIGNMENT

         The merger agreement provides that neither it nor any of the rights, interests or obligations under it may be assigned or delegated by any of the parties without the prior written consent of the other parties.

           INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

         In considering the recommendation of the special committee and the board of directors with respect to the merger agreement and the merger, you should be aware that, in addition to the matters discussed above, D&B's executive officers, the continuing shareholders and certain directors have interests in the merger that are in addition to, or different from, the interests of the shareholders generally and that create potential conflicts of interest. The special committee and the board of directors were aware of and considered these actual and potential conflicts of interest in deciding to approve the merger agreement and the transactions contemplated thereby.

SUPPORT AND EXCHANGE AGREEMENT

         Concurrently with the execution of the merger agreement, the continuing shareholders entered into a Support and Exchange Agreement with D&B Holdings and D&B Acquisition. Pursuant to the Support and Exchange Agreement, the continuing shareholders have agreed, among other things, to not transfer or sell their shares and to vote their shares in favor of the merger in any vote of D&B's shareholders. In addition, these individuals have agreed to exchange (i) shares owned by them, including shares subject to stock award restrictions, for newly issued shares of common stock of D&B Holdings, and (ii) certain of their in-the-money options to purchase D&B common stock for new options to purchase common stock of D&B Holdings, as set forth in the table below. Such exchange will occur immediately prior to the consummation of the merger, if the merger agreement is approved by D&B's shareholders and the other conditions are satisfied or waived.

                                       RESTRICTED                            PARENT SHARES ISSUED IN
                             SHARES      SHARES      IN-THE-MONEY-OPTIONS    EXCHANGE (ESTIMATED)(1)
David O. Corriveau          422,717      60,000             4,988                    42,930
James W. Corley             427,718      60,000                --                    43,375
Walter S. Henrion            63,110          --            30,000                     5,613
William C. Hammett, Jr.          --      25,000            60,816                     2,273

(1) Based upon an assumed 1,000,000 shares of D&B Holdings common stock to be issued prior to giving effect to the stock incentive plans described herein, the continuing shareholders will, in the aggregate, be issued approximately 9.41% of the common stock of D&B Holdings.

         In addition, the Support and Exchange Agreement provides that none of the continuing shareholders may, except as provided therein, (i) solicit, initiate or knowingly encourage the submission of any "Takeover Proposal" (defined in the merger agreement generally as any acquisition that constitutes 25% or more of the net revenues, net income or the assets of D&B, or 25% or more of any class of equity securities of D&B. See "The Merger Agreement -- No Solicitation"); (ii) enter into any agreement with respect to any Takeover Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. The continuing shareholders must also promptly advise D&B Holdings orally and in writing of the existence of any Takeover Proposal.

STOCKHOLDER AGREEMENT

         Concurrently with the exchange described in "-- Support and Exchange Agreement," the continuing shareholders are expected to enter into a Stockholder Agreement with D&B Holdings, new D&B and the shareholders of D&B Holdings. The Stockholder Agreement sets forth certain rights and obligations relating to the D&B shares of stock of D&B Holdings that the continuing shareholders will receive in exchange for their Affiliate Shares. Pursuant to the Stockholder Agreement, the continuing shareholders would agree to, among other things, certain limitations on sales of such stock and procedures on the sale of such stock to third parties, including co-sale and drag-along rights.

PUT/CALL RIGHTS

         The Stockholder Agreement is expected to contain provisions customary among holders of privately held companies, including rights of first refusal, tag-along and drag-along rights and pre-emptive rights. The Stockholder

Agreement also is expected to contain put and call provisions, whereby the continuing shareholders may elect to require D&B Holdings to repurchase equity securities of D&B Holdings received pursuant to the exchange described above under certain circumstances (the "Put"), and whereby D&B Holdings may elect to purchase the common stock owned by such individuals under certain circumstances (the "Call"). The above mentioned persons will be entitled to a Put in the event of (i) the termination of employment without cause of Messrs. Corriveau, Corley or Hammett; (ii) the termination of Mr. Henrion's consulting agreement with D&B; or (iii) the death or disability of such individual. D&B Holdings will be entitled to a Call in the event of (i) the termination of employment of Messrs. Corriveau, Corley or Hammett; or (ii) the termination of Mr. Henrion's consulting agreement with D&B. The price paid upon the occurrence of a Put or Call will generally be the fair market value of the common stock of D&B Holdings as of the date of the event giving rise to the Put or Call. However, Messrs. Corriveau and Corley will be entitled to a price of 125% of fair market value if the Put or Call arises from a termination of their employment without cause at a time when D&B has achieved at least 85% of certain operating performance targets for the 15 months ending as of the month immediately preceding the date of termination. The Call price must be paid in cash in full. However, the Put price will be paid in the form of cash, notes and/or preferred stock, depending upon both the amount of the Put price and the restrictions then existing under D&B Holdings' credit agreements.

D&B HOLDINGS GOVERNANCE

         The Stockholder Agreement will provide that each of Messrs. Corriveau, Corley and Henrion will be entitled to serve on the board of directors of D&B Holdings or to designate a replacement director reasonably acceptable to Investcorp if any such individual is unable to serve as director. Unless at least two of Messrs. Corriveau, Corley and Henrion consent, the board will not relocate new D&B's executive offices from the Dallas metropolitan area or, prior to the second anniversary of the Stockholder Agreement, engage in any new line of business which would represent a material deviation from the operation of the "Dave & Buster's" concept of restaurant/entertainment centers as currently conducted and proposed to be conducted.

D&B HOLDINGS STOCK INCENTIVE PLANS

         D&B Holdings and the continuing shareholders have negotiated a term sheet regarding new stock incentive plans of D&B Holdings. The term sheet contemplates that D&B Holdings will reserve an aggregate of 14.5% of its fully diluted common stock for stock options and restricted stock awards. Of this amount, an aggregate of 9.3% will be reserved for "management stock options," of which 2.8% will be granted to Messrs. Corriveau, Corley and Henrion, 4.2% will be reserved for members of management other than such individuals and 2.3% is reserved for future grants. Of the remaining 5.1% so reserved, an aggregate of 2.3% will be reserved for "founders' stock options" to be granted to Messrs. Corriveau and Corley, and an aggregate of 2.8% is reserved for restricted stock awards to be granted to Messrs. Corriveau and Corley. All grants of stock options at or about the consummation of the merger will be at a per share exercise price equal to that paid in the merger.

         The options are expected to generally vest seven years after the closing of the merger, but will be subject to earlier vesting upon (i) achievement of certain projected results of operations; (ii) realization of a specified minimum annual rate of return on the investment in D&B Holdings in the event of a sale of D&B Holdings or D&B prior to an initial public offering of D&B Holdings' common stock; and/or (iii) such initial public offering. Restricted stock awards will vest, and restrictions thereon will lapse, in accordance with vesting schedules similar to the stock options. In order to receive a stock option grant, an executive officer will be required to voluntarily terminate his currently existing Executive Retention Agreement with D&B. The stock options and restricted stock awards will also contain various put and call provisions that are triggered upon the termination of the executive's employment or the death or disability of the executive.

LOAN ARRANGEMENT

         Mr. Corriveau has currently pledged shares of common stock to secure loans aggregating approximately $2.5 million. Upon the consummation of the merger, D&B will either loan funds to Mr. Corriveau to retire the existing loans or provide a guarantee of such loans. The replacement loan will be required to be repaid on the earlier of the seventh anniversary of the merger or a sale of new D&B. Mr. Corriveau will also be required to reduce the principal balance 180 days after the termination of his employment with new D&B, to the extent of any after tax proceeds received as a result of such termination. The replacement loan will bear interest at the rate charged under new D&B's revolving credit facility. Mr. Corriveau has further agreed to apply 25% of any bonus received by him to accrued interest on, and unpaid principal of, the replacement loan.

EMPLOYMENT AGREEMENTS; EXECUTIVE RETENTION AGREEMENTS

         D&B entered into Employment Agreements and Executive Retention Agreements with each of Messrs. Corriveau and Corley in April 2000. In addition, in fiscal year 2001, D&B also entered into Executive Retention Agreements with all of its other executive officers. These agreements provide for guaranteed severance payments equal to two times the annual compensation of the executive officers (base salary plus cash bonus award) and continuation of health and similar benefits for a two-year period upon termination of employment without cause within one year after a change of control of D&B. In addition, D&B has entered into related trust agreements to provide for payment of amounts under its non-qualified deferred compensation plans and the Executive Retention Agreements. Full funding is required in the event of a change of control. The merger constitutes a change of control within the meaning of the Executive Retention Agreements for Messrs. Corriveau and Corley, but does not constitute a change of control under the Executive Retention Agreements for other executive officers of D&B. Messrs. Corriveau and Corley have agreed with D&B Holdings that they will voluntarily terminate their respective Executive Retention Agreements immediately prior to the merger; however, their Employment Agreements will remain in effect.

NON-COMPETITION AGREEMENTS

         In connection with the merger, Messrs. Corriveau and Corley have agreed to enter into non-competition agreements with D&B Holdings whereby Messrs. Corriveau and Corley will agree that for a period of two years following the merger, they will not engage in any business that is competitive with new D&B. Messrs. Corriveau and Corley will not receive any additional consideration for entering into these agreements, and the restrictions in these agreements will be in addition to, and not in lieu of, the continuing non-compete restrictions in their existing employment agreements.

RESTRICTED STOCK

         Certain of D&B's executive officers have previously received awards of restricted stock, which shares vest at future dates or earlier upon D&B's achievement of specific performance measures. All of these shares vest upon a change of control and all restrictions thereon will immediately lapse. Upon the consummation of the merger, restricted shares will vest for each of the following executive officers in the amounts set forth their respective names:

              NAME                            NUMBER OF SHARES
              ----                            ----------------
              David O. Corriveau                   60,000
              James W. Corley                      60,000
              Barry N. Carter                      12,000
              Barbara G. Core                       9,000
              John S. Davis                         8,000
              Nancy J. Duricic                     10,000
              W.C. Hammett, Jr.                    25,000
              Cory J. Haynes                        8,500
              Deborah A. Inzer                      4,000
              Jeffrey A. Jahnke                     9,000
              Margo L. Manning                      6,000
              Reginald M. Moultrie                 10,000
              Stuart A. Myers                      12,000
              R. Lee Pitts                          8,500
              J. Michael Plunkett                  10,000
              Sterling R. Smith                    15,000
              Bryan J. Spain                       10,000

         As described under "-- Support and Exchange Agreement" above, the restricted shares owned by Messrs. Corriveau, Corley and Hammett will not vest upon the consummation of the merger, but will be exchanged for restricted stock of D&B Holdings.

STOCK OPTIONS

         Certain of D&B's executive officers and directors have previously received grants of stock options under D&B's stock option plans. The unvested portions of these stock options, which otherwise vest in installments over future periods, become vested by virtue of a change of control. Upon the consummation of the merger, the executive officers and directors of D&B will become vested as to the aggregate number of shares subject to in-the-money options set forth opposite their respective names:

              NAME                            NUMBER OF OPTIONS
              ----                            -----------------
              David O. Corriveau                   270,000
              James W. Corley                      270,000
              Barry N. Carter                       68,750
              Barbara G. Core                       23,000
              John S. Davis                         20,000
              Nancy J. Duricic                      30,000
              W.C. Hammett, Jr.                     75,000
              Cory J. Haynes                        56,250
              Deborah A. Inzer                       1,000
              Jeffrey A. Jahnke                     30,000
              Margo L. Manning                      20,500
              Reginald M. Moultrie                  26,666
              Stuart A. Myers                       50,000
              R. Lee Pitts                          16,500
              J. Michael Plunkett                   68,750
              Sterling R. Smith                     99,700
              Bryan J. Spain                        38,000
              Allen J. Bernstein                    30,000
              Peter A. Edison                           --
              Bruce H. Hallett                       7,500
              Walter S. Henrion                     30,000
              Mark A. Levy                          15,000
              Christopher C. Maguire                30,000

ALLOCATION OF CONSIDERATION AMONG EXECUTIVE OFFICERS AND DIRECTORS OF D&B

         The table below sets forth information, as of July 12, 2002, for each director and executive officer of D&B who will be entitled to receive cash payments in connection with the merger with respect to such individual's shares (including restricted shares) or options to purchase shares which will be converted into cash consideration upon consummation of the merger.

              NAME                            TOTAL CASH CONSIDERATION($)
              ----                            ---------------------------
              David O. Corriveau                       1,650,325
              James W. Corley                          1,681,500
              Barry N. Carter                            606,998
              Barbara G. Core                            288,250
              John S. Davis                              220,000
              Nancy J. Duricic                           379,250
              W.C. Hammett, Jr.                          100,000
              Cory J. Haynes                             516,350

              NAME                            TOTAL CASH CONSIDERATION($)
              ----                            ---------------------------
              Deborah A. Inzer                            60,250
              Jeffrey A. Jahnke                          324,900
              Margo L. Manning                           202,679
              Reginald M. Moultrie                       338,162
              Stuart A. Myers                            514,590
              R. Lee Pitts                               217,075
              J. Michael Plunkett                        657,068
              Sterling R. Smith                          933,304
              Bryan J. Spain                             438,540
              Allen J. Bernstein                         117,300
              Peter A. Edison                          4,208,868
              Bruce H. Hallett                            87,375
              Walter S. Henrion                               --
              Mark A. Levy                                70,350
              Christopher C. Maguire                      87,375

SPECIAL COMMITTEE

         The board of directors has approved the payment of $75,000 to Mr. Levy (acting as Chairman), and $50,000 each to Mr. Edison and Mr. Maguire, for their service on the special committee.

INDEMNIFICATION AND INSURANCE

         The merger agreement requires that D&B Holdings, after the effective time of the merger, cause new D&B (or any successor) to indemnify, defend and hold harmless the present and former officers and directors of D&B and its subsidiaries against all losses, claims, damages, liabilities, fees and expenses incurred by reason of the fact that such person is or was an officer or director of D&B or any of its subsidiaries and arising out of actions or omissions occurring on or prior to the merger to the full extent permitted by law. D&B Holdings has also agreed in the merger agreement to cause D&B to honor all of D&B's obligations to indemnify (including any obligations to advance funds for expenses) the members of the special committee and current or former directors or officers of D&B and its subsidiaries for acts or omissions by such directors and officers occurring prior to the merger to the extent that such obligations existed on May 30, 2002, whether pursuant to D&B's Restated Articles of Incorporation, individual indemnity agreements or otherwise.

         In addition, D&B has entered into indemnity agreements with its executive officers and directors that generally provide for indemnification for such individuals to the fullest extent provided by law. Missouri law generally grants a corporation the power to adopt broad indemnification provisions with respect to its directors and officers, but it places certain restrictions on a corporation's ability to indemnify its officers and directors against conduct that is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have involved willful misconduct.

         Article Eleven of D&B's Restated Articles of Incorporation eliminates, to the fullest extent permissible under Missouri law, the liability of directors of D&B for monetary damages for breach of fiduciary duty as a director. D&B also maintains a directors' and officers' liability insurance policy insuring directors and officers of D&B for covered losses as defined in the policy.

         As directors, the members of the special committee will be entitled to the benefits of the provisions described above.

                                  OTHER MATTERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table and the notes thereto set forth information as of ___________, 2002, relating to beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act")) of the common stock of D&B by (i) each person known by D&B to own beneficially more than 5% of the outstanding shares of the common stock of D&B, (ii) each director and executive officer of D&B and (iii) all directors and executive officers of D&B as a group:

         Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to the listed shares.

         NAME OF BENEFICIAL OWNER:                                 NUMBER(1)     PERCENT
         -------------------------                                 ---------     -------
              Dimensional Fund Advisors, Inc.(2)                     917,080        6.8%
         DIRECTORS AND EXECUTIVE OFFICERS:
              David O. Corriveau(3)                                  742,717        5.5%
              James W. Corley(4)                                     747,718        5.5%
              W.C. Hammett(5)                                         25,000           *
              Sterling R. Smith(6)                                    80,095           *
              John S. Davis(7)                                        14,667           *
              Allen J. Bernstein(8)                                   27,500           *
              Peter A. Edison(9)                                     311,768        2.3%
              Bruce H. Hallett(10)                                    30,500           *
              Walter S. Henrion(11)                                   93,100           *
              Mark A. Levy(12)                                        12.500           *
              Christopher C. Maguire(13)                              30,500           *
         All directors and officers as a group (24 persons)(14)    2,535,489       17.6%

---------
* Indicates less than 1%.

(1) Pursuant to the rules of the SEC, shares of D&B's common stock that a person has the right to acquire within 60 days (on or before ___________, 2002) are deemed to be outstanding for the purposes of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Based upon a 13G/A filing with the SEC, dated January 30, 2002. The address of Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(3) Includes 260,000 shares subject to options exercisable within 60 days and 60,000 shares of restricted stock for which Mr. Corriveau has sole voting power only. Mr. Corriveau shares voting and dispositive power with respect to 74,545 shares owned of record by a family limited partnership. Mr. Corriveau disclaims beneficial ownership with respect to such shares.

(4) Includes 260,000 shares subject to options exercisable within 60 days and 60,000 shares of restricted stock for which Mr. Corley has sole voting power only. Mr. Corley shares voting and dispositive power with respect to 99,559 shares owned of record by a family limited partnership. Mr. Corley disclaims beneficial ownership with respect to such shares.

(5) Includes 25,000 shares of restricted stock for which Mr. Hammett has sole voting power only.

(6) Includes 56,000 shares subject to options exercisable within 60 days and 15,000 shares of restricted stock for which Mr. Smith has sole voting power only.

(7) Includes 6,667 shares subject to options exercisable within 60 days and 8,000 shares of restricted stock for which Mr. Davis has sole voting power only.

(8)      Includes 27,500 shares subject to options exercisable within 60 days.

(9) Mr. Edison holds all of such shares as Trustee for the benefit of himself and others.

(10)     Includes 27,500 shares subject to options exercisable within 60 days.

(11)     Includes 30,000 shares subject to options exercisable within 60 days.

(12)     Includes 12,500 shares subject to options exercisable within 60 days.

(13)     Includes 27,500 shares subject to options exercisable within 60 days.

(14) Includes a total of 990,370 shares subject to options exercisable within 60 days and 282,000 shares of restricted stock for which such officers hold sole voting power only.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

         D&B's board is not aware of any matters to be presented for action at the special meeting other than those described in this proxy statement and does not intend to bring any other matters before the special meeting. However, if other matters should come before the special meeting, it is intended that the holders of proxies solicited hereby will vote on those matters in their discretion.

LEGAL COUNSEL

         Hallett & Perrin, P.C. is outside counsel to D&B. Bruce Hallett, a director of D&B, is a partner in the law firm of Hallett & Perrin, P.C., counsel to D&B.

         O'Melveny & Myers LLP is counsel to the special committee.

INDEPENDENT AUDITORS

         D&B's consolidated financial statements for the fiscal years ended February 3, 2002, February 4, 2001, and January 30, 2000, incorporated herein by reference, have been audited by Ernst & Young, LLP, independent auditors.

         It is not intended that Ernst & Young will attend the special meeting.

AVAILABLE INFORMATION

         D&B is subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copies made at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's regional office at 175 W. Jackson Blvd., Suite 900, Chicago, Illinois 60604. Copies of these materials can also be obtained from the Public Reference Room of the SEC at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of these materials also may be accessed through the SEC's website at www.sec.gov. D&B's common stock trades on the New York Stock Exchange, under the symbol "DAB."

         D&B has filed a Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

         If you would like to request documents from D&B, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

         You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. D&B has not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

         This proxy statement is dated ___________, 2002. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

INFORMATION INCORPORATED BY REFERENCE

         D&B's Annual Report on Form 10-K for the fiscal year ended February 3, 2002, as amended by the Form 10-K/A dated June 18, 2002, D&B's Quarterly Report for the thirteen weeks ended May 5, 2002, D&B's Current Report on Form 8-K dated May 31, 2002, and D&B's Current Report on Form 8-K dated July 16, 2002, each filed by D&B with the SEC (Commission File No. 001-15007), are incorporated by reference in this proxy statement. Any references to Private Securities Litigation Reform Act in D&B's publicly-filed documents which are incorporated by reference in this proxy statement are specifically not incorporated by reference in this proxy statement. D&B's Form 10-K, Form 10-Q and Forms 8-K are not presented in this proxy statement or delivered with it, but are available, without exhibits, unless the exhibits are specifically incorporated by reference in this proxy statement, to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written or telephonic request directed to D&B at 2481 Manana Drive, Dallas, Texas 75220, Attention:
Corporate Secretary at (214) 357-9588.

         No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by D&B or any other person. D&B has supplied all information contained in this proxy statement relating to D&B and D&B's affiliates, except for information relating to the continuing shareholders other than in their capacities as officers or directors of D&B. Investcorp has supplied all information contained in this proxy statement relating to Investcorp, D&B Holdings, D&B Acquisition and their affiliates. The individual shareholders have supplied all information contained in this proxy statement relating to the continuing shareholders, except for information relating to the continuing shareholders in their capacities as officers or directors of D&B, which information has been provided by D&B, as noted above.

By order of the Board of Directors



John S. Davis
Vice President, General Counsel and Secretary

                                                                      APPENDIX A


================================================================================


                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                              D&B HOLDINGS I, INC.,


                            D&B ACQUISITION SUB, INC.


                                       AND


                              DAVE & BUSTER'S, INC.


                                  MAY 30, 2002


================================================================================

                                TABLE OF CONTENTS

                                                                                                                 Page
                                                                                                                 ----
ARTICLE I THE OFFER ...........................................................................................   A-4

1.1        The Offer ..........................................................................................   A-4
1.2        Company Actions ....................................................................................   A-5
1.3        Single Step Merger .................................................................................   A-6

ARTICLE II THE MERGER .........................................................................................   A-6

2.1        The Merger .........................................................................................   A-6
2.2        Closing ............................................................................................   A-6
2.3        Effective Time .....................................................................................   A-6
2.4        Effects of the Merger ..............................................................................   A-6
2.5        Articles of Incorporation and Bylaws ...............................................................   A-6
2.6        Directors ..........................................................................................   A-6
2.7        Officers ...........................................................................................   A-6
2.8        Conversion of Common Stock and Options .............................................................   A-6
2.9        Exchange of Certificates ...........................................................................   A-7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY .....................................................   A-8

3.1        Corporate Organization .............................................................................   A-8
3.2        Subsidiaries .......................................................................................   A-9
3.3        Capitalization .....................................................................................   A-9
3.4        Corporate Authority; Noncontravention ..............................................................   A-9
3.5        Consents and Approvals .............................................................................  A-10
3.6        SEC Reports ........................................................................................  A-10
3.7        Absence of Certain Changes or Events ...............................................................  A-10
3.8        Litigation .........................................................................................  A-11
3.9        Employee Benefit Plans .............................................................................  A-11
3.10       Information Supplied ...............................................................................  A-12
3.11       Conduct of Business; Permits .......................................................................  A-12
3.12       Taxes ..............................................................................................  A-12
3.13       Environmental ......................................................................................  A-13
3.14       Title to Assets; Liens .............................................................................  A-14
3.15       Real Property ......................................................................................  A-15
3.16       Intellectual Property ..............................................................................  A-17
3.17       Material Contracts .................................................................................  A-17
3.18       Brokers ............................................................................................  A-17
3.19       Board and Special Committee Action .................................................................  A-18
3.20       Opinion of Financial Advisor .......................................................................  A-18
3.21       Control Share Acquisition ..........................................................................  A-18
3.22       Rights Agreement ...................................................................................  A-18
3.23       Vote Required ......................................................................................  A-18
3.24       Insurance ..........................................................................................  A-18
3.25       Suppliers ..........................................................................................  A-18
3.26       Labor ..............................................................................................  A-18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER .............................................  A-19

4.1        Organization .......................................................................................  A-19

                                                                                                                  Page
                                                                                                                  ----
4.2        Authority and Related Matters ......................................................................   A-19
4.3        No Conflicts; Consents .............................................................................   A-19
4.4        Information Supplied ...............................................................................   A-19
4.5        Financing ..........................................................................................   A-19
4.6        Brokers ............................................................................................   A-19
4.7        No Prior Activities ................................................................................   A-20

ARTICLE V COVENANTS RELATED TO CONDUCT OF BUSINESS ............................................................   A-20

5.1        Conduct of Business ................................................................................   A-20
5.2        No Solicitation ....................................................................................   A-21

ARTICLE VI ADDITIONAL COVENANTS ...............................................................................   A-22

6.1        Preparation of Proxy Statement; Stockholders Meeting ...............................................   A-22
6.2        Access to Information; Confidentiality .............................................................   A-23
6.3        Reasonable Efforts; Notification ...................................................................   A-23
6.4        Benefit Plans ......................................................................................   A-23
6.5        Indemnification ....................................................................................   A-24
6.6        Fees and Expenses ..................................................................................   A-24
6.7        Public Announcements ...............................................................................   A-24
6.8        Directors ..........................................................................................   A-25
6.9        Cooperation of Financing Efforts ...................................................................   A-25
6.10       Consents ...........................................................................................   A-25
6.11       Takeover Statutes ..................................................................................   A-25

ARTICLE VII CONDITIONS PRECEDENT ..............................................................................   A-25

7.1        Conditions to Each Party's Obligation to Effect the Merger .........................................   A-25

ARTICLE VIII TERMINATION ......................................................................................   A-26

8.1        Termination ........................................................................................   A-26
8.2        Effect of Termination ..............................................................................   A-27

ARTICLE IX GENERAL PROVISIONS .................................................................................   A-27

9.1        Non-survival of Representations and Warranties .....................................................   A-27
9.2        Notices ............................................................................................   A-27
9.3        Partial Invalidity .................................................................................   A-28
9.4        Execution in Counterparts; Facsimile Signatures ....................................................   A-28
9.5        Governing Law, Etc. ................................................................................   A-28
9.6        Assignment; Successors and Assigns; No Third Party Beneficiaries ...................................   A-28
9.7        Titles and Headings ................................................................................   A-28
9.8        Schedules and Exhibits .............................................................................   A-28
9.9        Knowledge ..........................................................................................   A-28
9.10       Entire Agreement; Amendments .......................................................................   A-29
9.11       Waivers ............................................................................................   A-29

                                    SCHEDULES

Schedule 3.2           Subsidiaries
Schedule 3.3           Capitalization
Schedule 3.4           Conflicts
Schedule 3.5           Consents and Approvals
Schedule 3.6           Financial Matters
Schedule 3.7           Certain Changes
Schedule 3.8           Litigation
Schedule 3.9           Employee Benefits
Schedule 3.11          Conduct of Business
Schedule 3.12          Taxes
Schedule 3.13          Environmental Matters
Schedule 3.14          Title to Assets; Liens
Schedule 3.15          Real Property
Schedule 3.16          Intellectual Property
Schedule 3.17          Material Contracts
Schedule 3.24          Insurance
Schedule 3.25          Suppliers
Schedule 5.1           Operations Prior to the Closing Date
Schedule 6.4           Employment Arrangements
Schedule 6.5           Maximum Insurance Premium
Schedule 6.10          Cooperation
Schedule 9.9           Persons Having Knowledge

                          AGREEMENT AND PLAN OF MERGER

                  This AGREEMENT AND PLAN OF MERGER, dated as of May 30, 2002 (this "Agreement"), is by and among Dave & Buster's, Inc., a Missouri corporation (the "Company"), D&B Holdings I, Inc., a Delaware corporation ("Parent"), and D&B Acquisition Sub, Inc., a Missouri corporation and a wholly-owned subsidiary of Parent ("Purchaser").

                                   BACKGROUND

                  A. The respective Boards of Directors of Parent, Purchaser and the Company, and a Special Committee (the "Special Committee") of the Board of Directors of the Company (composed entirely of directors who have no direct or indirect interest in the transactions contemplated hereby), each have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire the Company by means of a merger of Purchaser with and into the Company (the "Merger") on the terms and subject to the conditions set forth in this Agreement.

                  B. In furtherance of the Merger, Parent proposes to cause Purchaser to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") for the purchase of all the issued and outstanding shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), including the associated stock purchase rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement, dated as of September 22, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement"), at a price per share of $12.00, net cash to each seller of Common Stock, upon the terms and subject to the conditions set forth in this Agreement.

                  C. The Board of Directors of the Company, upon the recommendation of the Special Committee, has approved the Offer and recommends (subject to the limitations contained herein) that the Company's stockholders accept the Offer and tender their shares of Common Stock pursuant thereto.

                  D. Concurrently with the execution and delivery of this Agreement, Parent is entering into an agreement with certain stockholders of the Company (the "Support and Exchange Agreement") pursuant to which, among other things, such stockholders shall agree to take certain actions to support the transactions contemplated by this Agreement.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth herein, the parties agree as follows:


                                    ARTICLE I
                                    THE OFFER

                  1.1. THE OFFER.

                  (a) Subject to the conditions of this Agreement, as promptly as practicable, but in no event later than five business days after the date of the execution and delivery of this Agreement, Purchaser shall, and Parent shall cause Purchaser to, commence the Offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The obligation of Purchaser to, and of Parent to cause Purchaser to, commence the Offer and accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (any of which may be waived by Purchaser in its sole discretion, provided that, without the consent of the Company, Purchaser may not waive the Minimum Tender Condition (as defined in Exhibit A)). The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer. Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Purchaser shall not, except as provided in the next sentence: (i) reduce the number of shares of Common Stock subject to the Offer; (ii) reduce the price per share of Common Stock to be paid pursuant to the Offer; (iii) modify or add to the conditions set forth in Exhibit A in any manner adverse to the holders of Common Stock; (iv) extend the Offer; (v) change the form of consideration payable in the Offer; or (vi) otherwise amend the Offer in any manner adverse to the holders of Common Stock. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (x) extend the Offer for up to a maximum of 10 additional business days, if at the initial expiration date of the Offer any of the conditions to Purchaser's obligation to purchase shares of Common Stock set forth herein or in Exhibit A are not satisfied; (y) extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the SEC applicable to the Offer; and (z) extend the Offer for any reason for a period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under this Section 1.1(a). If the Minimum Tender Condition has been satisfied and all other conditions to the Offer have been satisfied or waived but less than 90% of the Fully Diluted Shares (as defined below) have been validly tendered and not withdrawn on the scheduled expiration date, Purchaser may accept and purchase all of the Common Stock tendered in the initial offer period and may notify holders of Common Stock of Purchaser's intent to provide a "subsequent offer period" for tender of at least 90% of the Fully Diluted Shares pursuant to Rule 14d-11 of the Exchange Act, which subsequent offer period shall not exceed 15 business days. "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. It is agreed that the conditions to the Offer are for the benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or Purchaser not inconsistent with the terms hereof). On the terms and subject to the conditions of the Offer and this Agreement, Purchaser shall, and Parent shall cause Purchaser to, pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

                  (b) On the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO") and a Statement on Schedule 13E-3 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 13E-3"). The Schedule TO shall contain, among other things, an offer to purchase and a related letter of transmittal and other ancillary documents (such Schedule TO, including the Schedule 13E-3 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Each of Parent and Purchaser on the one hand, and the Company on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information is false or misleading in any material respect, and each of Parent and Purchaser shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal or state securities laws. Parent and Purchaser shall promptly notify the Company and its counsel regarding any comments that Parent, Purchaser or their counsel receive from the SEC or its staff with respect to the Offer Documents and shall promptly provide to the Company and its counsel copies of such written comments, if any. The Company shall cooperate with Parent and Purchaser in responding to any comments received from the SEC with respect to the Offer Documents.

                  (c) Subject to the terms and conditions of this Agreement, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any shares of Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer.

                  1.2 COMPANY ACTIONS.

                  (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement, subject to the approval of the Merger by the Company's stockholders in accordance with the Missouri BCL (as defined in Section 2.1), if required.

                  (b) In accordance with Rule 14d-9(e) of the Exchange Act, and prior to the Company Stockholder Approval (as defined in Section 3.23), if any, the Company shall file with the SEC a Solicitation/ Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time and including the exhibits thereto, the "Schedule 14D-9") containing the recommendations described in Section 3.19 hereof and shall mail the Schedule 14D-9 to the stockholders of the Company. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information is false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall promptly notify Parent and its counsel regarding any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 and shall promptly provide to the Parent and its counsel copies of such written comments, if any.

                  (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Purchaser promptly with mailing labels containing the names and addresses of the record holders of Common Stock as of the latest practicable date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Purchaser such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the stockholders of the Company. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate this Agreement, Parent and Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, shall, upon request, use reasonable efforts to deliver to the Company or destroy all copies of such information then in their possession, followed promptly by written confirmation of copies destroyed, if any.

                  1.3 SINGLE STEP MERGER. In the event that, upon expiration of the Offer, at least 66 2/3% of the Fully Diluted Shares have been validly tendered and not withdrawn but the Minimum Tender Condition has not been satisfied and no shares of Common Stock are accepted by Purchaser for purchase and payment pursuant to the Offer, Parent, Purchaser and the Company shall proceed with the Merger as expeditiously as reasonably possible subject to all applicable terms and conditions contained in this Agreement, provided that the obligations of Parent and Purchaser to consummate the Merger shall also be conditioned on (i) satisfaction of each of the conditions set forth in Exhibit A (disregarding references to the Offer contained therein) other than the Minimum Tender Condition and (ii) notwithstanding anything to the contrary in Section
4.5 hereof or elsewhere in this Agreement, the funding from third party lenders of at least $155 million of new debt financing and availability of an additional $30 million line of credit from third party lenders, in each case on commercially reasonable terms as determined in the good faith judgment of Parent. If this Section 1.3 applies, (x) the "Merger Consideration" referred to in Section 2.8(a) and elsewhere in this Agreement shall be the per share price of the Offer in effect immediately prior to expiration of the Offer and (y)
Section 7.1(d) shall not apply.


                                   ARTICLE II
                                   THE MERGER

                  2.1 THE MERGER. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General and Business Corporation Law of the State of Missouri (the "Missouri BCL"), Purchaser shall be merged with and into the Company at the Effective Time (as defined in Section 2.3) whereupon the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

                  2.2 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher, 200 Park Avenue, New York, New York 10166 as soon as practicable after all the conditions set forth in
Section 7.1 have been satisfied (or, to the extent permitted by law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

                  2.3 EFFECTIVE TIME. Prior to the Closing, Parent shall prepare, and on the Closing Date or as soon as practicable thereafter Parent shall file with the Secretary of State for the State of Missouri, Articles of Merger (the "Articles of Merger") executed in accordance with the relevant provisions of the Missouri BCL and shall make all other filings or recordings required under the Missouri BCL to give effect to the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State for the State of Missouri (the time the Merger becomes effective being the ("Effective Time").

                  2.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the Missouri BCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

                  2.5 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation of Purchaser in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of Purchaser in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

                  2.6 DIRECTORS. The directors of Purchaser at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

                  2.7 OFFICERS. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

                  2.8 CONVERSION OF COMMON STOCK AND OPTIONS. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Common Stock or any shares of capital stock of Purchaser:

                  (a) Common Stock. Each issued and outstanding share of Common Stock (other than shares of Common Stock to be canceled and retired in accordance with Section 2.8(c) and any Dissenting Shares (as defined in Section 2.8(d)) shall be converted into the right to receive in cash from the Company an amount equal to the price per share of Common Stock paid pursuant to the Offer (the "Merger Consideration"). As of the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.9, without interest.

                  (b) Purchaser Capital Stock. Each issued and outstanding share of capital stock of Purchaser shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (c) Cancellation of Treasury Stock and Purchaser-Owned Common Stock. Each share of Common Stock that is owned by the Company, Parent or Purchaser, or any wholly-owned subsidiary of the Company or Parent, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

                  (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Persons who are entitled to demand, and properly demand, payment of the fair value of such shares pursuant to, and who comply in all respects with, Section 351.455 of the Missouri BCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but rather shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Missouri BCL; provided, however, that if any holder of Dissenting Shares fails to perfect or otherwise waives, withdraws or loses the right to payment of the fair value of such shares under the Missouri BCL, then the right of such holder to be paid the fair value of such holder's Dissenting Shares shall cease and such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 2.8(a). The Company shall give prompt notice to Parent of any demands received by the Company for payment of the fair value of any shares of Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                  (e) Stock Options. Immediately prior to the Effective Time, each outstanding Company Stock Option (as defined in Section 3.3) which is then exercisable or becomes exercisable as a result of the consummation of the transactions contemplated by this Agreement, shall be canceled by the Company, and at the Effective Time the holder thereof shall be entitled to receive from the Surviving Corporation as soon as practicable after the Effective Time in consideration for such cancellation an amount in cash equal to the product of a) the number of shares of Common Stock previously subject to such Company Stock Option and b) the excess, if any, of the Merger Consideration over the exercise price per share for such Company Stock Option, reduced by the amount of withholding or other taxes required by law to be withheld. Except as provided herein or as otherwise agreed by the parties, the Company Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company shall terminate as of the Effective Time. Prior to the Effective Time, the Board of Directors of the Company and the Compensation Committee of the Board of Directors shall adopt such resolutions and the Company shall take such other actions as are necessary to carry out the terms of this Section 2.8(e).

                  2.9 EXCHANGE OF CERTIFICATES.

                  (a) Prior to the Effective Time, Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates (the "Certificates") representing Common Stock. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent immediately following the Effective Time all the cash necessary to pay for the shares of Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.8(a) (such cash being hereinafter referred to as the "Exchange Fund").

                  (b) Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.8(a)
(i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.8(a), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person (as defined below) other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.8(a). No interest shall be paid or shall accrue on the cash payable upon the surrender of any Certificate. For purposes of this Agreement, "Person" means an individual, corporation, partnership, limited liability company, association, trust or any unincorporated organization or other entity.

                  (c) The Merger Consideration paid in accordance with the terms of this Article II, upon conversion of any shares of Common Stock, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

                  (d) Any portion of the Exchange Fund (plus any interest and other income received by the Paying Agent in respect of such funds) that remains undistributed to the holders of Certificates representing Common Stock as provided in this Section 2.9 for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration.

                  (e) None of Parent, Purchaser, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.5), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                  (f) The Paying Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

                  (g) Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Federal, state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

                  (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may direct as indemnity against any claim which may be made against it with respect to such Certificate and/or delivery of a suitable indemnity, the Paying Agent will issue, in each case, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to each of Parent and Purchaser as follows:

                  3.1 CORPORATE ORGANIZATION. Each of the Company and its Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failures which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (as defined below). For purposes of this Agreement, "Material Adverse Effect" means any event, change, effect or development that (i) is or is reasonably expected to be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), prospects, assets or liabilities of the Company and all of its Subsidiaries, taken as a whole, or (ii) impairs or would reasonably be expected to impair, in any material respect, the ability of the Company to perform its obligations under this Agreement.

                  3.2 SUBSIDIARIES. Each Subsidiary of the Company is identified on Schedule 3.2. All the outstanding equity interests of each Subsidiary of the Company are validly issued, fully paid and nonassessable and are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company, free and clear of all liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever ("Liens"), except as set forth on Schedule 3.2. There are no proxies with respect to any shares of capital stock of any such Subsidiary. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of the Company's Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries or any other Person. There are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other equity interests or any securities convertible into or exchangeable for any capital stock or other equity interests. The Company does not directly or indirectly own a greater than 5% equity interest in any Person that is not a Subsidiary of the Company. For purposes of this Agreement, "Subsidiary" means, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly through one or more Subsidiaries, (i) owns more than 40% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 40% of the interests therein, or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the manager or managing member, (ii) such Person and its Subsidiaries together own more than 40% of the interests therein, or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, or (d) any other entity in which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) at least a 40% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.

                  3.3 CAPITALIZATION. The authorized capital stock of the Company consists solely of (i) 50,000,000 shares of Common Stock and (ii) 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of the date of this Agreement: (A) 13,269,611 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right or any similar right; (B) no shares of Preferred Stock were issued or outstanding; (C) 2,526,799 shares of Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options; (D) 500,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance upon the exercise of the Rights and (E) 285,500 shares of Company Restricted Stock were issued and outstanding under the Company Stock Plans. Except as disclosed in this Section
3.3 or in Schedule 3.3, there are (i) no other options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, sell, transfer, redeem or otherwise acquire any shares of capital stock of or other equity interests in the Company or any securities convertible into or exchangeable for any capital stock or other equity interests or any Voting Debt (as defined below), (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote ("Voting Debt") and (iii) no agreements or commitments that restrict the transfer of any shares of capital stock of the Company or relate to the voting of any shares of capital stock of the Company or require the Company to register any shares of capital stock of the Company. As used herein, "Company Stock Option" means any option to purchase Common Stock and "Company Stock Plans" means the plans providing for the grant of Company Stock Options or any other issuance of capital stock of the Company and listed in Schedule 3.3(b).

                  3.4 CORPORATE AUTHORITY; NONCONTRAVENTION.

                  (a) The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been (i) duly authorized and adopted by the unanimous vote of the Special Committee and by the unanimous vote of the Company's Board of Directors, (ii) determined to be fair from a financial point of view to, advisable and in the best interests of, the stockholders of the Company by the Special Committee and the Company's Board of Directors and (iii) duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the Missouri BCL. This Agreement has been duly executed and delivered by the Company and, subject to the approval of the Merger by the Company's stockholders in accordance with the Missouri BCL, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

                  (b) Except as set forth in Schedule 3.4(b), the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (exclusive of any financing to be consummated by Parent or Purchaser) will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of its Subsidiaries or by which each of their respective properties are bound or subject, (ii) violate or conflict with the Restated Articles of Incorporation of the Company currently on file with the Secretary of State of the State of Missouri (the "Restated Articles of Incorporation") or Bylaws of the Company or the comparable charter documents or Bylaws of any of its Subsidiaries, each as amended, or (iii) conflict with, modify, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or terminate, accelerate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any contract, agreement, indenture, lease, permit, license, certificate, franchise or other instrument of any kind to which the Company or any of its Subsidiaries is a party, of which the Company or any of its Subsidiaries is the beneficiary or by which the Company or any of its Subsidiaries or any of their respective property is bound or subject, except for conflicts, violations, breaches or defaults, terminations, accelerations, cancellations or rights of termination, acceleration or cancellation which, individually or in the aggregate, and assuming the exercise of any rights of termination, acceleration or cancellation, have not had and would not reasonably be expected to have a Material Adverse Effect.

                  3.5 CONSENTS AND APPROVALS. Except for applicable requirements of the Exchange Act, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and filing and recordation of appropriate Articles of Merger or other documents as required by the Missouri BCL, and except as set forth in Schedule 3.5, the Company is not required to submit any application, notice, report or other filing with any Federal, state, local or foreign government or any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") or any other Person in connection with the execution, delivery or performance of this Agreement, except where the failure to submit such application, notice, report or other filing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Except as disclosed on
Schedule 3.5, no waiver, consent, approval or authorization of any Governmental Entity or any other Person is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement, except where the failure to obtain such waivers, consents, approvals or authorizations, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

                  3.6 SEC REPORTS.

                  (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since January 1, 1998 (collectively, the "SEC Reports"). The SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, as in effect at the time they were filed and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) The financial statements contained in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect at the time of filing, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated statements of operations and cash flows of the Company for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring non-material year-end adjustments. The Company is not a party to any material off-balance sheet transactions or agreements, other than as set forth in Schedule 3.6(b).

                  (c) Except as reflected or reserved against in the financial statements contained in the SEC Reports filed prior to the date of this Agreement or as otherwise disclosed in such filed SEC Reports or in Schedule 3.6(c), the Company has no liabilities of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, have had or would reasonably be expected to have Material Adverse Effect.

                  3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since February 3, 2002, except as contemplated by this Agreement or as set forth in Schedule 3.7 or in the SEC Reports filed prior to the date of this Agreement, there has not been:

                  (a) any Material Adverse Effect (other than such as may relate to economic conditions generally in the United States);

                  (b) any strike, picketing, work slowdown or other labor disturbance that has had or would reasonably be expected to have a Material Adverse Effect;

                  (c) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect;

                  (d) any (i) grant of any severance or termination pay to (A) any director or executive officer of the Company or any of its Subsidiaries or
(B) any other officer or employee of the Company, except in the case of clause
(B) which do not cost $100,000 individually or $500,000 in the aggregate, (ii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) entered into with any director, officer or employee of the Company or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries other than, in the case of employees (other than directors and officers), in the ordinary course of business consistent with past practice;

                  (e) any redemption or other acquisition of Common Stock or other capital stock of the Company or options or rights to acquire shares of Common Stock or other capital stock of the Company by the Company or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Common Stock, except for purchases heretofore made pursuant to the terms of the Company's employee benefit plans;

                  (f) any issuance by the Company, or agreement or commitment of the Company to issue, any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock, except for the issuance of shares of Common Stock in accordance with the terms of outstanding Options; or

                  (g) any change by the Company in accounting principles except insofar as may have been required by a change in generally accepted accounting principles and disclosed in the SEC Reports filed prior to the date of this Agreement.

                  Since February 3, 2002, the Company has conducted its business in the ordinary course, consistent with past practice, except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Schedule 3.7 or as contemplated by this Agreement.

                  3.8 LITIGATION. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Schedule 3.8, there are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or rights of the Company or any of its Subsidiaries or any of their respective officers or directors in their capacity as such, before any Governmental Entity or arbitral authority, nor any internal investigations (other than investigations in the ordinary course of the Company's or any of its Subsidiaries' compliance programs) being conducted by the Company or any of its Subsidiaries nor have any acts of alleged misconduct by the Company or any of its Subsidiaries been reported to the Company or any of its Subsidiaries, which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect. Neither the Company or any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree, which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

                  3.9 EMPLOYEE BENEFIT PLANS. Schedule 3.9 sets forth a list of all employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other bonus, stock option, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of, or relating to, any employee of, or independent contractor or consultant to, the Company or any of its Subsidiaries (together, the "Employee Plans"). The Company has delivered or made available to Purchaser true and complete copies of (i) all Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the most recent annual actuarial valuation report, if any, (iv) the last filed Form 5500 together with Schedule A and/or B thereto, if any, (v) the "summary plan description" (as defined in ERISA), if any, and all modifications thereto communicated to employees, and (vi) the most recent annual and periodic accounting of related plan assets. Neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any of its Subsidiaries or any Employee Plan. All Employee Plans have been approved and administered in accordance with their terms and are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code and there are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan. Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of
Section 501(a) of the Code, either (i) has received a favorable determination letter from the Internal Revenue Service to such effect or (ii) is still within the "remedial amendment period," as described in Section 401(b) of the Code and the regulations thereunder. All contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made or accrued by the Effective Time. No Employee Plan subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived. The Company has not incurred nor reasonably expects to incur any liability under Title IV of Section 302 of ERISA or Section 412 of the Code other than liability to the Pension Benefit Guaranty Corporation with respect to insurance premiums (which premiums have been paid when due). Neither the Company nor any of its Subsidiaries contributes nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any pension or retirement plan which is a "multiemployer plan" (as defined in Section 3 (37) of ERISA). No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable law. No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of the Company or any of its Subsidiaries, except as may otherwise be limited or prohibited by applicable law. Except as set forth on
Schedule 3.9, no amounts payable under any Employee Plan will fail to be deductible for federal income tax purposes by virtue of Section 162(m) or 280G of the Code. Except as set forth on Schedule 3.9, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with a related event, (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to severance pay or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                  3.10 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in:
(i) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) the proxy statement contemplated by Section 6.1 (together with any amendments and supplements thereto, (the "Proxy Statement"), if required, will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting (as defined in Section 6.1(b)) or at the time of any action by written consent in lieu of a meeting pursuant to
Section 351.273 of the Missouri BCL with respect to this Agreement and the Merger, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement (as defined in Section 6.8) and the Proxy Statement, if required, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based solely on information supplied by Parent or Purchaser for inclusion or incorporation by reference therein.

                  3.11 CONDUCT OF BUSINESS; PERMITS. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Schedule 3.11, the business of the Company and each of its Subsidiaries is not being (and since February 2, 1998 has not been) conducted in default or violation of any term, condition or provision of (i) the Restated Articles of Incorporation or Bylaws of the Company or the comparable charter documents or Bylaws of any of its Subsidiaries (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or
(iii) any federal, state, county, regional, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries or their respective businesses, except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The permits, licenses, approvals, certifications and authorizations from any Governmental Entity (collectively, "Permits") held by the Company and each of its Subsidiaries are valid and sufficient in all material respects for all business presently conducted by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written claim or notice nor has any knowledge indicating that the Company or any of its Subsidiaries is not in compliance with the terms of any such Permits and with all requirements, standards and procedures of the Governmental Entity which issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

                  3.12 TAXES.

                  (a) Except as set forth in Schedule 3.12, and except for such failures as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its

Subsidiaries has timely filed with the appropriate governmental authorities all Tax Returns (as defined below) required to be filed by or with respect to the Company or any of its Subsidiaries or their respective operations or assets, and such Tax Returns are true, correct and complete, (ii) all Taxes (as defined below) due with respect to taxable years for which the Tax Returns for the Company and each of its Subsidiaries were filed, all Taxes required to be paid on an estimated or installment basis, and all Taxes required to be withheld with respect to the Company and each of its Subsidiaries or their respective employees, operations or assets have been timely and properly paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by law, (iii) the reserve for Taxes set forth on the balance sheet of the Company as of February 3, 2002 is adequate for the payment of all Taxes through the date thereof and no Taxes have been incurred after February 3, 2002 which were not incurred in the ordinary course of business, (iv) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, (v) no Federal, state, local or foreign audits, administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries and there are no outstanding deficiencies or assessments asserted or, to the Company's knowledge, proposed; any such proceedings, deficiencies or assessments shown in Schedule 3.12 are being contested in good faith through appropriate proceedings and the Company has made available to Purchaser copies of all revenue agent reports (or similar reports) and related schedules relating to pending Tax audits of the Company or any of its Subsidiaries, (vi) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, or with respect to their respective operations or assets, no power of attorney granted by the Company or any of its Subsidiaries with respect to any matter relating to Taxes is currently in force, and neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes, and (vii) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (B) "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), entered into on or prior to the Closing Date, or (C) any ruling received from the IRS.

                  (b) Neither the Company nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code.

                  (c) Except as set forth in Schedule 3.12, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (d) No claim has been made in writing to the Company by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any Subsidiary is or may be subject to Tax in that jurisdiction.

                  (e) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments).

                  (f) For purposes of this Agreement, "Tax Return" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

                  3.13 ENVIRONMENTAL.

                  (a) Except as set forth in Schedule 3.13(a), the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws (as defined below) (which compliance includes, but is not limited to, the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except such failures to be in compliance, individually or in the aggregate, as have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in compliance with Environmental Laws, and there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

                  (b) Except as set forth in Schedule 3.13(b), there is no Environmental Claim (as defined below) pending or, to the best knowledge of the Company, threatened, against the Company or any of its Subsidiaries or, to the best knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, in each case which has had or would reasonably be expected to have a Material Adverse Effect.

                  (c) Except as set forth in Schedule 3.13(c), there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material (as defined below) which could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or to the best knowledge of the Company, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law, in each case which has had or would reasonably be expected to have a Material Adverse Effect.

                  (d) The Company has delivered or otherwise made available for inspection to Purchaser true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by the Company or any of its Subsidiaries which have been prepared since January 1, 1997 pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or regarding the Company's or any of its Subsidiaries' compliance with applicable Environmental Laws.

                  (e) For purposes of this Agreement, "Cleanup" means all actions required to: (i) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

                  (f) For purposes of this Agreement, "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release (as defined below), of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  (g) For purposes of this Agreement, "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

                  (h) For purposes of this Agreement, "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                  (i) For purposes of this Agreement, "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

                  3.14 TITLE TO ASSETS; LIENS.

                  (a) Set forth in Schedule 3.14(a) is a true, correct and complete list of all real property leased by the Company or any of its Subsidiaries. Except as set forth in Schedule 3.14(a), each of the leases relating to Leased Real Property (as defined below) is a valid and subsisting leasehold interest of the Company or any of its Subsidiaries of the Company free of subtenancies and other occupancy rights and Liens (other than Permitted Liens and as set forth on Schedule 3.14(a)), is a binding obligation of the parties thereto, enforceable against the parties thereto in accordance with its terms, and is in full force and effect.

                  (b) Set forth in Schedule 3.14(b) is a true, correct and complete list of each parcel of real property and interest in real property owned in full by the Company or any of its Subsidiaries (the "Owned Real Property"). Except as set forth in Schedule 3.14(b), the Company or a Subsidiary of the Company has good, valid and marketable fee simple title to the Owned Real Property, free and clear of any Lien, except Permitted Liens.

                  (c) For purposes of this Agreement, "Leased Real Property" shall mean each of the leasehold interests held by the Company or any of its Subsidiaries under the Real Property Leases.

                  (d) For purposes of this Agreement, "Permitted Liens" shall mean (i) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings; (ii) statutory liens or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's liens or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue; (iii) with respect to the Real Property, minor title defects or irregularities that do not, individually or in the aggregate, impair the value or present use of such property; and (iv) as to any Real Property Lease, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which do not materially impair the value or present use of such Real Property Lease.

                  (e) For purposes of this Agreement, "Real Property" shall mean the Leased Real Property and the Owned Real Property.

                  (f) For purposes of this Agreement, "Real Property Leases" shall mean the real property leases (and/or guarantees thereof) to which the Company or any of its Subsidiaries is a party.

                  3.15 REAL PROPERTY.

                  (a) To the best knowledge of the Company, there are no defects, shortages or restrictions in or affecting the stores, buildings, improvements and structures, fixtures or equipment located on or at the Real Property which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

                  (b) Except as set forth in Schedule 3.15(b), neither the Company nor any of its Subsidiaries has granted to any Person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any portion of the Real Property. Except as set forth on Schedule 3.15(b), neither the Company's nor any of its Subsidiaries' interests with respect to the Real Property Leases has been assigned or pledged and are not subject to any Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries has vacated or abandoned any portion of the Real Property or given notice to any Third Party of their intent to do the same.

                  (c) Neither the Company nor any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person.

                  (d) Except as set forth in Schedule 3.15(d), there is no contract or agreement to which the Company or any of its Subsidiaries is a party, affecting any of the Real Property, except those which (i) are terminable on not more than sixty days' notice without premium or penalty or (ii) require payment of less than $5,000 per month per location but will expire or be terminated within one year of the Effective Date.

                  (e) Neither the Company nor any of its Subsidiaries has received any written notice of any pending, threatened or contemplated condemnation proceeding affecting any of the Real Property or any part thereof or of any sale or other disposition of any of the Real Property or any part thereof in lieu of condemnation.

                  (f) Neither the Company nor any of its Subsidiaries has received any written notices from any Governmental Entity or any entity responsible for the enforcement of applicable restrictive covenants stating or alleging that any improvements located on the Real Property have not been constructed in compliance with applicable laws or covenants or are being operated in violation of applicable law, except for such as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

                  (g) Neither the Company nor any of its Subsidiaries has received any written notices from any Governmental Entity requiring or advising as to the need for any material repair, alteration, restoration or improvement in connection with the Real Property.

                  (h) To the best knowledge of the Company, the Real Property is in all material respects in good condition and repair (ordinary wear and tear excepted) and adequate in all material respects for the continued conduct of the business to which it relates.

                  (i) With respect to the Leased Real Property, except as set forth on Schedule 3.15(i):

                           (i) the Real Property Leases are in full force and effect; neither the Company nor any of its Subsidiaries has received any written notice or, to the best knowledge of the Company, oral notice, that any material default, or condition which with the passage of time would constitute a default, exists under the Real Property Leases, except such notices as to which the alleged defaults have been cured or otherwise resolved;

                           (ii) true, correct and complete copies of the Real Property Leases have been delivered to Purchaser prior to the date hereof and such Real Property Leases have not been amended, modified or supplemented since that date;

                           (iii) no consent by the landlord under the Real Property Leases is required in connection with the consummation of the transaction contemplated herein;

                           (iv) the Company or a Subsidiary of the Company has non-disturbance agreements with the landlord's lender with respect to each Real Property Lease;

                           (v) none of the Leased Real Property has been pledged by the Company or any of its Subsidiaries or is subject to any Liens (other than pursuant to this Agreement or Permitted Liens);

                           (vi) neither the Company nor any of its Subsidiaries has given any notice to any landlord under any of the Real Property Leases indicating that it will not be exercising any extension or renewal options under the Real Property Leases. All security deposits required under the Real Property Leases have been paid to and, to the best knowledge of the Company, are being held by the applicable landlord under the Real Property Leases;

                           (vii) Schedule 3.15(i) sets forth a summary of all construction allowances payable under the Real Property Leases and the amounts thereof which, as of the date hereof, have been drawn by Seller or any of its Subsidiaries; and

                           (viii) except as set forth on Schedule 3.15(i), the Company or its Subsidiaries has taken possession of each of the Leased Real Properties.

                  (j) The current use of the Real Property does not violate any instrument of record or agreement affecting such Real Property, except for any such violations as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. There are no violations of any covenants, conditions, restrictions, easements, agreements or orders of any Governmental Entity having jurisdiction over any of the Real Property that affect such Real Property or the use or occupancy thereof other than those (i) arising in the ordinary course of business or (ii) which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. No damage or destruction has occurred with respect to any of the Real Property that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

                  (k) There are currently in effect such insurance policies for the Real Property as are customarily maintained with respect to similar properties. All premiums due on such insurance policies have been paid by the Company and the Company will maintain such insurance policies from the date hereof through the Effective Time or earlier termination of this Agreement. The Company has not received and has no knowledge of any notice or request from any insurance company requesting the performance of any work or alteration with respect to the Real Property or any portion thereof. The Company has received no notice from any insurance company concerning, nor is the Company aware of, any defects or inadequacies in the Real Property, which, if not corrected, would result in the termination of insurance coverage or increase its cost.

                  (l) Set forth in Schedule 3.15(l) is a true, correct and complete list of all construction and material alteration projects currently ongoing with respect to any Real Property (the "Improvements"). The Improvements are, in all material respects, in good condition and repair and adequate to operate such facilities as currently used, and, to the Company's knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the current use, occupancy or operation thereof which interference, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property.

                  (m) To the knowledge of the Company, each parcel of Real Property is currently being used in a manner that is consistent with and in compliance with the property classification assigned to it for real estate tax assessment purposes. To the knowledge of the Company, there are no special taxes or assessments, or any planned public improvements that may result in a special tax or assessment, with respect to any Real Property. There is no special or other proceeding pending or, to the Company's knowledge, threatened in which any taxing authority having jurisdiction over any of the Real Property is seeking to review or increase the assessed value thereof, except for any regular periodic assessment or reassessment in accordance with applicable law.

                  3.16 INTELLECTUAL PROPERTY. Except as set forth in Schedule 3.16, the Company owns, or is licensed or otherwise possesses rights to use all patents, trademarks and service marks (registered or unregistered), trade names, domain names, computer software and copyrights and applications and registrations therefor, in each case, which are material to the conduct of the business of the Company, (collectively, the "Intellectual Property Rights"). Except as set forth in Schedule 3.16, there are neither any outstanding nor, to the Company's knowledge, threatened material disputes or disagreements with respect to any of the Intellectual Property Rights nor to the Company's knowledge is there any basis therefor, which disputes, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

                  3.17 MATERIAL CONTRACTS.

                  (a) Except as set forth in the SEC Reports filed prior to the date of this Agreement or Schedule 3.17, neither the Company nor any of its Subsidiaries is a party to or bound by:

                           (i) any "material contract" (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

                           (ii) any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that individually involves future aggregate annual payments by the Company or any of its Subsidiaries of $500,000 or more;

                           (iii) any contract or agreement for the sale, license or lease (as lessor) by the Company or any of its Subsidiaries of services, materials, products, supplies or other assets, owned or leased by the Company or any of its Subsidiaries, that individually involves future aggregate annual payments to the Company or any of its Subsidiaries of $500,000 or more;

                           (iv) any contract, agreement or instrument relating to or evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries in the amount of $250,000 or more;

                           (v) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or any of its Subsidiaries may be conducted;

                           (vi) any voting or other agreement governing how any shares of Common Stock shall be voted; or

                           (vii) any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes.

                  The foregoing contracts and agreements to which the Company or any of its Subsidiaries is a party or are bound are collectively referred to herein as "Company Material Contracts."

                  (b) Except as set forth on Schedule 3.17(b), each Company Material Contract is valid and binding on the Company or any of its Subsidiaries of the Company and is in full force and effect, and the Company or any of its Subsidiaries of the Company, as applicable, has performed all obligations required to be performed by it to date under each Company Material Contract, except where such noncompliance or nonperformance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company does not know, nor has given or received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract, except where such violations or defaults, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

                  3.18 .BROKERS. No broker, finder or investment banker (other than Houlihan, Lokey, Howard & Zukin) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Purchaser true and complete information concerning the financial arrangements between the Company and Houlihan, Lokey, Howard & Zukin pursuant to which such firm would be entitled to any payment as a result of the transactions contemplated hereby.

                  3.19 BOARD AND SPECIAL COMMITTEE ACTION.

                  (a) The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions: (i) approving this Agreement, the Support and Exchange Agreement, the Offer and the Merger; (ii) determining that the terms of the Offer and the Merger are fair from a financial point of view to and in the best interests of the Company and its stockholders;
(iii) recommending that the holders of Common Stock accept and tender their shares of Common Stock pursuant to the Offer; and (iv) recommending that the Company's stockholders adopt this Agreement.

                  (b) The Special Committee, at a meeting duly called and held, at which all the Special Committee members were present duly and unanimously adopted resolutions: (i) approving this Agreement, the Support and Exchange Agreement, the Offer and the Merger; (ii) determining that the terms of the Offer and the Merger are fair from a financial point of view to and in the best interests of the Company and its stockholders; (iii) recommending that the holders of Common Stock accept and tender their shares of Common Stock pursuant to the Offer; (iv) recommending that the Company's stockholders adopt this Agreement; (v) approving this Agreement, the Support and Exchange Agreement, the Offer and the Merger for purposes of the provisions of Section 351.459 of the Missouri BCL; and (vi) approving such amendments to the Bylaws of the Company or other actions as shall be necessary to opt out of the provisions of Section
351.407 of the Missouri BCL.

                  3.20 OPINION OF FINANCIAL ADVISOR. The Special Committee and the Company have received the opinion of Houlihan, Lokey, Howard & Zukin, the Special Committee's financial advisor, to the effect that, as of the date hereof, the Merger Consideration to be received by the Company's stockholders as provided herein is fair to such stockholders from a financial point of view. The written confirmation of such opinion has been provided to Purchaser.

                  3.21 CONTROL SHARE ACQUISITION. Following the actions of the Board of Directors of the Company and the Special Committee as described in
Section 3.19, there is no "fair price," "moratorium," "control share" or other similar state takeover statute or regulation (each, a "Takeover Statute") or comparable takeover provision of the Restated Articles of Incorporation or Bylaws of the Company that applies or purports to apply to the Company, the Offer, the Merger or the transactions contemplated by this Agreement.

                  3.22 RIGHTS AGREEMENT. The Company has taken all necessary action so that none of the execution of this Agreement and the Support and Exchange Agreement, the making of the Offer, the acquisition of shares of Common Stock pursuant to the Offer or the consummation of the Merger will (i) cause the Rights to become exercisable, (ii) cause Purchaser or any of its affiliates to become an Acquiring Person (as such term is defined in the Rights Agreement) or
(iii) give rise to a Distribution Date (as such term is defined in the Rights Agreement). The Company has furnished Purchaser with true and complete copies of evidence of all actions taken and all other documents that fulfill the requirements of this Section 3.22.

                  3.23 VOTE REQUIRED. The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock is the only vote necessary (under applicable law or otherwise) to approve the Merger (the "Company Stockholder Approval").

                  3.24 INSURANCE. Each of the Company and its Subsidiaries maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon as of the date hereof have been paid in full. Except as set forth on Schedule 3.24, none of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion. Since the Company's formation, there have been no historical gaps in insurance coverage of the Company or any of its Subsidiaries.

                  3.25 SUPPLIERS. Set forth in Schedule 3.25 is a list of the ten largest suppliers of the Company on a consolidated basis based on the dollar value of materials or products purchased by the Company or any of its Subsidiaries for the fiscal year ended February 3, 2002. Since such date, there has not been, nor as a result of the Offer or the Merger does the Company have a reason to anticipate there to be, any change in relations with any of the major suppliers of the Company or its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. The existing suppliers of the Company and its Subsidiaries are adequate in all material respects for the operation of the Company's business as operated on the date hereof.

                  3.26 LABOR. Since the enactment of Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), neither the Company nor any of its Subsidiaries has effectuated a "plant closing" or a "mass layoff" (as such terms are defined in the WARN Act); nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. None of the employees of the Company and any of its Subsidiaries has suffered an "employment loss" (as defined in the WARN Act).


                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

                  Parent and Purchaser represent and warrant to the Company as follows:

                  4.1 ORGANIZATION . Each of Parent and Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate power and authority to own its properties and to conduct its businesses as presently conducted.

                  4.2 AUTHORITY AND RELATED MATTERS. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each of Parent and Purchaser of this Agreement and the performance by it of its obligations have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. Parent, as sole stockholder of Purchaser, has approved and adopted this Agreement. Each of Parent and Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and conditions.

                  4.3 NO CONFLICTS; CONSENTS. The execution and delivery of this Agreement by each of Parent and Purchaser, do not, and the consummation of the Offer and the Merger and compliance with the terms hereof and thereof will not,
(i) conflict with any of the provisions of the charter or organizational documents of Parent or Purchaser; (ii) conflict with, result in a breach of or default under (with or without notice or lapse of time, or both) any contract, agreement, indenture, mortgage, deed of trust, lease or other instrument to which Parent or Purchaser is a party or by which any of their respective properties or assets is bound or subject; or (iii) subject to the filings and other matters referred to in the following sentence, contravene any domestic or foreign law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award currently in effect, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the Offer and the Merger. No consent, approval or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity which has not been received or made, is required to be obtained or made by or with respect to Parent or Purchaser in connection with the execution, delivery and performance of this Agreement or its obligations hereunder, other than: (i) compliance with and filings under the HSR Act, if applicable; (ii) the filing with the SEC of
(A) the Offer Documents and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Offer and the Merger; (iii) the filing of the Articles of Merger with the Secretary of State of the State of Missouri; and (iv) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the Offer and the Merger.

                  4.4 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

                  4.5 FINANCING. Parent and Purchaser have provided the Company with true and correct copies of signed written financing commitments with respect to the Offer and the Merger obtained as of the date of this Agreement. Parent has accepted the financing commitments and paid all fees due thereunder as of the date of this Agreement. Purchaser will use its commercially reasonable efforts to obtain financing sufficient to consummate the Offer and the Merger. Notwithstanding the foregoing or delivery of the financing commitments, Parent, Purchaser and the Company acknowledge and agree that the obligations of Parent and Purchaser to consummate the Offer and the Merger and to perform the other obligations hereunder are not conditioned upon Parent's or Purchaser's ability to obtain financing pursuant to the financing commitments or otherwise.

                  4.6 BROKERS. Except for UBS Warburg and DB Securities, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement, the Offer and the Merger based upon arrangements made by or on behalf of Parent or Purchaser.

                  4.7 NO PRIOR ACTIVITIES. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing arrangements), neither Parent nor Purchaser has incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever.


                                    ARTICLE V
                    COVENANTS RELATED TO CONDUCT OF BUSINESS

                  5.1 CONDUCT OF BUSINESS.

                  (a) Except for matters set forth in Schedule 5.1 or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (subject to the express restrictions set forth below) and, to the extent consistent therewith, use its reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and key employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them so that its goodwill and ongoing business shall not be materially impaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Schedule 5.1 or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of
Parent:

                           (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent, (B) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (ii) authorize for issuance, issue, deliver, sell, pledge or grant (A) any shares of its capital stock, (B) any Voting Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

                           (iii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

                           (iv) (A) enter into, or propose or negotiate to enter into, any material contract (other than as contemplated in clause (xv) below or otherwise required by this Agreement), (B) amend, or propose or negotiate to amend, the terms of any existing Company Material Contracts, (C) acquire, or propose or negotiate to acquire, any interest in a corporation, partnership or joint venture arrangement, or
         (D) sell, transfer, assign, relinquish, terminate or make any other material change (taken on an individual basis) in, or propose or negotiate to take any such action with respect to, the Company's material interests (as of the date of this Agreement) in the equity or debt securities of any corporation, partnership or joint venture arrangement which holds such an interest, including, without limitation, the imposition of any Lien on any of the foregoing;

                           (v) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (B) any assets that are material, individually or in the aggregate, to the Company and the Subsidiaries taken as a whole;

                           (vi) (A) grant to any officer or director of the Company or any Subsidiary any increase in compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents and except for fees payable to the members of the Special Committee, (B) grant to any officer or director of the Company or any Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements, (C) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any such officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Employee Plan, except as required by applicable law, or (E) take any action to accelerate any rights or benefits (including vesting under the Company's 401(K) Plan), or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Employee Plan;

                           (vii) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

                           (viii) sell, lease, license or otherwise dispose of or subject to any Lien any properties or assets, except in the ordinary course of business consistent with past practice;

                           (ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any direct or indirect wholly-owned subsidiary of the Company;

                           (x) make or agree to make any new capital expenditure or expenditures other than capital expenditures which do not exceed the amount budgeted therefor in the Company's annual capital expenditures budget for fiscal year 2002 previously provided to Parent.

                           (xi) make any material Tax election or settle or compromise any material Tax liability or refund or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or action;

                           (xii) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party;

                           (xiii) make any material change (including failing to renew) in the amount or nature of the insurance policies covering the Company and the Subsidiaries;

                           (xiv) waive any material claims or rights relating to the Company's or any of the Subsidiaries' business;

                           (xv) (i) redeem the rights outstanding under the Rights Agreement, or amend or modify or terminate the Rights Agreement or render it inapplicable to (or otherwise exempt from the application of the Rights Agreement) any Person or action, other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the execution, delivery and performance of this Agreement, the Offer and the Merger or (ii) permit the Rights to become non-redeemable at the redemption price currently in effect (notwithstanding the foregoing, immediately prior to the Effective Time, the Company shall, if so requested by Purchaser, redeem the Rights); or

                           (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

                  (b) The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in: (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue; (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect; or (iii) any condition to the Offer set forth in Exhibit A, or any condition to the Merger set forth in Article VII, not being satisfied.

                  5.2 NO SOLICITATION.

                  (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of the Company or any Subsidiary (collectively, "Company Representatives") to: (i) solicit, initiate or knowingly encourage the submission of, any Company Takeover Proposal (as defined below); (ii) enter into any agreement with respect to any Company Takeover Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that, at any time prior to the consummation of the Offer, the Company's Board of Directors may, in response to a Superior Proposal (as defined below) that was not solicited by the Company or any Company Representative on or after the date hereof and that did not otherwise result from a breach of this Section 5.2(a), and subject to providing prior written notice of its decision to take such action to Parent and compliance with Section 5.2(b), participate in discussions and negotiations regarding such Superior Proposal and furnish information concerning the Company to the Person making such Superior Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of the Company and the Subsidiaries taken as a whole, or 25% or more of any class of equity securities of the Company or any Subsidiary, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of any class of equity securities of the Company or any Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, 100% of the outstanding shares of Common Stock or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors determines in its good faith judgment (based on the written advice of its financial advisors) (x) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making such proposal, and (y) provides greater present value to the Company's stockholders than the cash consideration to be received by such stockholders pursuant to the Offer and the Merger, as the Offer and the Merger may be amended from time to time.

                  (b) The Company's Board of Directors shall promptly advise Parent orally and in writing of the existence of any Takeover Proposal or Superior Proposal.

                  (c) Nothing contained in this Section 5.2 shall prohibit the Board of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from changing its recommendation with respect to the Offer and this Agreement, or making any disclosure to the Company's stockholders, if, in the good faith judgment of the Company, after consultation with outside counsel, failure to take any such action would result in a breach of its fiduciary duties to stockholders under applicable law.


                                   ARTICLE VI
                              ADDITIONAL COVENANTS

                  6.1 PREPARATION OF PROXY STATEMENT; STOCKHOLDERS MEETING.

                  (a) If the approval and adoption of this Agreement by the Company's stockholders is required by law, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file with the SEC the Proxy Statement in preliminary form, and the Company shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

                  (b) To the extent that this Agreement requires Company Stockholder Approval, the Company shall, if requested by Parent and as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval (including establishing the record date, if requested by Parent, to be the date immediately after the date Purchaser first purchases any shares of Common Stock pursuant to the Offer). The Board of Directors, subject to Section 5.2(c), shall recommend to its stockholders that they give the Company Stockholder Approval. If Purchaser or any other subsidiary of Parent shall acquire at least 90% of the Fully Diluted Shares, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with
Section 351.447 of the Missouri BCL.

                  (c) Parent agrees to cause all shares of Common Stock purchased pursuant to the Offer and all other shares of Common Stock owned by Purchaser or any other subsidiary of Parent to vote to adopt and approve this Agreement and the Merger at the Company Stockholders Meeting or, at the election of Parent, to be subject to action by written consent in favor of the Company Stockholder Approval pursuant to Section 351.273 of the Missouri BCL.

                  6.2 ACCESS TO INFORMATION; CONFIDENTIALITY. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent's directors, officers, employees, accountants, counsel, financial advisers, financing sources and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws; and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. All nonpublic information exchanged pursuant to this
Section 6.2 shall be subject to the confidentiality agreement dated as of March 26, 2002, as amended and/or supplemented from time to time thereafter, between the Company and Investcorp International Inc. (the "Confidentiality Agreement").

                  6.3 REASONABLE EFFORTS; NOTIFICATION.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other obligations of such party hereunder, including: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution and delivery of any additional instruments necessary to consummate this Agreement and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company shall: (x) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement; and (y) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Offer and the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer and the Merger. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations.

                  (b) The Company shall give prompt notice to Parent, and Parent or Purchaser shall give prompt notice to the Company, of: (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect; or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  6.4. BENEFIT PLANS.

                  (a) For one year after the Effective Time, Parent shall either
(i) cause the Surviving Corporation to continue to sponsor and maintain the Employee Plans (except for any Company Stock Plan), or (ii) provide benefits to the employees of the Company who continue to be employed by the Surviving Corporation (the "Company Employees") under employee benefit plans, programs, policies or arrangements that in the aggregate are substantially similar to those benefits provided to the Company Employees by the Company immediately prior to the Closing Date (excluding any stock option or other equity compensation plan or program). With respect any employee benefit plan, program, policy or arrangement (other than stock options or stock based compensation) sponsored or maintained by Parent and offered to the Company Employees in addition to or as a substitute for the Employee Plans, Parent shall give the Company Employees service credit for their employment with the Company for eligibility and vesting purposes as if such service had been performed with Parent. If Parent offers health benefits to the Company Employees under a group health plan that is not a Employee Plan, Parent shall waive any pre-existing condition exclusions under such group health plan to the extent coverage exists for such condition under the Employee Plan and shall credit each Company Employee with all deductible payments and co-payments paid by such Company Employee under the Company's health plan prior to the Closing Date during the current plan year for purposes of determining the extent to which any such Company Employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health plan for such plan year.

                  (b) Following the Effective Time, Parent shall cause the Surviving Corporation and the Subsidiaries to honor (subject to this Section 6.4 and Section 6.5) all obligations under all of the employment, severance, consulting and similar agreements of the Company and its Subsidiaries existing on the date hereof that are set forth on Schedule 6.4(b).

                  (c) Nothing herein shall be construed as giving any employee of the Company or any Subsidiary, except as set forth in Schedule 6.4(c), any right to continued employment following the Effective Time.

                  6.5 INDEMNIFICATION.

                  (a) After the earlier of (1) the Effective Time or (2) the consummation of the Offer, Parent shall cause the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each an "Indemnified Party"), against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Surviving Corporation)) incurred by reason of the fact that such Person is or was an officer or director of the Company or any of its Subsidiaries and arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted by law, such right to include advancement of expenses incurred in the defense of any action or suit to the extent permitted by the Missouri BCL; provided, however, that any determination required to be made with respect to whether such Indemnified Party is entitled to indemnity hereunder (including without limitation whether, with respect to the indemnification of such Indemnified Party by the Surviving Corporation, an Indemnified Party's conduct complies with the standards set forth under the Missouri BCL), shall be made at Parent's expense by independent counsel mutually acceptable to Parent and the Indemnified Party; provided further, that nothing herein shall impair any rights or obligations of any present or former directors or officers of the Company.

                  (b) Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the members of the Special Committee and current or former directors or officers of the Company and the Subsidiaries for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company's Restated Articles of Incorporation, Bylaws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company's Restated Articles of Incorporation, Bylaws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

                  (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance (such 150% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is as set forth on
Schedule 6.5.

                  6.6 FEES AND EXPENSES. All fees and expenses incurred in connection with the Merger shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except as provided in
Section 8.2.

                  6.7 PUBLIC ANNOUNCEMENTS.

                  (a) Through the Effective Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other obligations under this Agreement and shall not issue any such press release or make any such public statement relating thereto prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

                  (b) The Company shall give at least 24 hours' prior written notice to Parent Sub of any proposed press release or other public statement not relating to the Offer, the Merger or any of the obligations under this Agreement, which notice shall include the text of such press release or public statement.

                  6.8 DIRECTORS. Promptly upon the acceptance for payment of, and payment by Purchaser for, any shares of Common Stock pursuant to the Offer, Purchaser shall be entitled to designate such number of directors on the Company's Board of Directors as will give Purchaser, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Common Stock so accepted for payment and paid for by Purchaser plus the number of shares of Common Stock otherwise owned by Purchaser or any other subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company shall, at such time, cause Purchaser's designees to be so elected; provided, however, that in the event that Purchaser's designees are appointed or elected to the Board of Directors, until the Effective Time the Board of Directors shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a Person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two Persons to fill such vacancies who shall not be officers, stockholders or affiliates of the Company, Parent or Purchaser, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (the "Information Statement"), and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Purchaser shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Purchaser's designees). In connection with the foregoing, the Company shall promptly, at the option of Purchaser, either increase the size of the Board of Directors or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to the Board of Directors as provided above.

                  6.9 COOPERATION WITH FINANCING EFFORTS. The Company agrees to provide, and will cause each of the Subsidiaries and its and their respective officers, employees and advisors to provide, reasonable cooperation in connection with the arrangement of any financing in respect of the transactions contemplated by this Agreement, including without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a customary certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by Purchaser.

                  6.10 CONSENTS. From and after the date of this Agreement and until the Closing, the Company shall use its commercially reasonable efforts to obtain the consents listed in Schedule 6.10.

                  6.11 TAKEOVER STATUTES. If any Takeover Statute shall become applicable to the transactions contemplated hereby, the Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or resolution on the transactions contemplated hereby.


                                   ARTICLE VII
                              CONDITIONS PRECEDENT

                  7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) If required by law, the Company shall have obtained the Company Stockholder Approval.

                  (b) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act, if any, shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

                  (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

                  (d) Purchaser shall have previously accepted for payment and paid for the shares of Common Stock tendered and not withdrawn pursuant to the Offer.

                  (e) In the event that Section 1.3 applies, the representations and warranties by the Company contained in this Agreement (which for purposes of this Section 7.1(e) shall be read as though none of them contained any Material Adverse Effect or other materiality qualifications) shall be true and correct in all respects as of the date of this Agreement and at the Effective Time, except where the failure of such representations and warranties in the aggregate to be true and correct in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that the representations in Section 3.3 (Capital Structure) as to the number of issued and outstanding shares of capital stock of the Company and Company Stock Options shall be true and correct in all respects.


                                  ARTICLE VIII
                                   TERMINATION

                  8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder
Approval:

                  (a) By mutual written consent of Parent, Purchaser and the Company;

                  (b) By either Parent or the Company if:

                           (i) the Merger is not consummated on or before October 31, 2002 (the "Outside Date"), unless the failure to consummate the Merger is the result of a willful or material breach this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

                           (ii) any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                           (iii) subject to Section 1.3, as the result of the failure of any of the conditions set forth in Exhibit A to this Agreement, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any shares of Common Stock pursuant to the Offer; or

                           (iv) upon a vote at a duly held stockholders meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; provided, however, that this Agreement may not be terminated by Parent pursuant to this clause (iv) if Parent or Purchaser shall have failed to vote the shares of Common Stock held by it in favor of the Merger;

                  (c) by Parent, if the Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Exhibit A;

                  (d) subject to Section 1.3, by Parent, if any of the conditions set forth in Exhibit A shall become incapable of fulfillment prior to the Outside Date and shall not have been waived by all applicable parties, and the Offer shall have terminated or expired by its terms without Purchaser having purchased any shares of Common Stock pursuant to the Offer;

                  (e) by Parent, if the Board of Directors fails to make, or withdraws, modifies or changes, in any manner adverse to Parent and Purchaser, its approval or recommendation of the Offer, the Merger or this Agreement; or

                  (f) by the Company, (i) if Parent or Purchaser breaches or fails to perform in any material respect any of their respective covenants contained in this Agreement or (ii) if prior to consummation of the Offer, the Board of Directors of the Company shall have provided written notice to Parent that the Company is prepared, upon termination of this Agreement, to enter into a binding written definitive agreement for a Superior Proposal; provided that in the case of this clause (ii): (A) the Company shall have complied with Section
5.2 in all respects; (B) the Board of Directors of the Company shall have reasonably concluded in good faith in consultation with its financial advisor and outside counsel that such proposal is a Superior Proposal; (C) Parent does not make, within five business days after receipt of the Company's written notice referred to above in this clause (ii), an offer that the Board of Directors of the Company shall have reasonably concluded in good faith in consultation with its financial advisor and outside counsel is at least as favorable to the stockholders of the Company as the Superior Proposal; and (D) the Company shall have paid Parent the amounts set forth in Section 8.2(b) concurrently with such termination.

                  8.2 EFFECT OF TERMINATION.

                  (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than Section 6.2, Section 6.6, this
Section 8.2 and Article IX; provided, however, that nothing contained in this
Section 8.2 shall relieve any party from liability for any breach of this Agreement.

                  (b) If this Agreement is terminated pursuant to Section 8.1(e) or 8.1(f)(ii), the Company shall pay to Parent the sum of $5.0 million in cash. In addition, the Company shall reimburse Parent, Purchaser and their affiliates for all out-of-pocket fees and expenses incurred by any of them in connection with the negotiation of this Agreement and preparation of the Offer and the Merger and any related financings (including, without limitation, fees and costs of attorneys and accountants and other advisors and fees payable to banks, financial institutions and their respective agents and fees of financial printers engaged by Parent, Purchaser or their affiliates). This Section 8.2 will survive any termination of this Agreement. The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to this Section 8.2, the Company shall pay to Parent all costs and expenses (including attorney's fees) in connection with collecting such amounts, together with interest on the amount of the unpaid transaction expenses and termination fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.


                                   ARTICLE IX
                               GENERAL PROVISIONS

                  9.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties set forth in Article III or IV of this Agreement shall survive beyond the Effective Time.

                  9.2 NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) three business days after being sent by registered or certified mail, return receipt requested, (b) upon delivery, if hand delivered, (c) one business day after being sent by prepaid overnight carrier with guaranteed delivery, with a record of receipt, or (d) upon transmission with confirmed delivery if sent by facsimile, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                  (a)      if to Parent or Purchaser:

                           D&B Holdings I, Inc.
                           D&B Acquisition Sub, Inc.
                           c/o Gibson, Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, New York 10166
                           Attention: E. Michael Greaney
                           Fax: (212) 351-4035

                  with a copy to:

                           Gibson, Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, New York 10166
                           Attention: E. Michael Greaney, Esq.
                           Fax: (212) 351-4035

                  (b)      if to the Company:

                           Dave & Buster's, Inc.
                           2481 Manana Drive
                           Dallas, Texas 75220
                           Attention: General Counsel
                           Fax: (214) 357-1536

                  with a copy to:

                           Hallett & Perrin, P.C.
                           2001 Bryan Street, Suite 3900
                           Dallas, Texas 75201
                           Attention: Bruce H. Hallett, Esq.
                           Fax: (214) 922-4170

                  9.3 PARTIAL INVALIDITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

                  9.4 EXECUTION IN COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

                  9.5 GOVERNING LAW, ETC. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Borough of Manhattan, the City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and the transactions contemplated hereby and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
9.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

                  9.6 ASSIGNMENT; SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer a benefit upon any Person other than the parties hereto (and their successors and assigns permitted by this Section 9.6) and the Indemnified Parties and their respective heirs, legatees and personal representatives to the extent provided in Section 6.5.

                  9.7 TITLES AND HEADINGS. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  9.8 SCHEDULES AND EXHIBITS. The schedules and exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

                  9.9 KNOWLEDGE. In each provision of this Agreement in which a representation or warranty is qualified to the "knowledge" of a Person or to the "best of the knowledge" of a Person, unless otherwise stated in such provision, each such phrase means that the Person does not have actual knowledge after reasonable investigation of any state of facts which is different from the facts described in the warranty or representation. With respect to the Company, such knowledge shall refer solely to the "knowledge" of one or more of those individuals identified in Schedule 9.9.

                  9.10 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the schedules and exhibits, contains the entire understanding of the parties hereto with regard to the subject matter contained herein. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. Any purported amendment that does not comply with the foregoing shall be null and void.

                  9.11 WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor shall it in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



D&B HOLDINGS I, INC.                            DAVE & BUSTER'S, INC.


     By: /s/ Simon Moore                        By: David O. Corriveau
         ---------------------                      ------------------------
         Name: Simon Moore                          Name: David O. Corriveau
         Title: President                           Title: Co-CEO and President



D&B ACQUISITION SUB, INC.


     By: /s/ Simon Moore
         -----------------
         Name: Simon Moore
         Title: President

                                    EXHIBIT A

                             CONDITIONS OF THE OFFER

                  Notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered shares of Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Common Stock tendered pursuant to the Offer, and, subject to the terms of the Agreement, may terminate the Offer, if there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which would represent at least 80% of the Outstanding Shares (the "Minimum Tender Condition"). The term "Outstanding Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company, determined as of the scheduled expiration date, as such date may be extended pursuant to Section 1.1(a) of this Agreement. Furthermore, notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to commence the Offer, accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, (1) with the consent of the Company or (2) if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

                  (a) there shall be pending any suit, action or proceeding by any Governmental Entity: (i) seeking to restrain or prohibit the acquisition by Parent or Purchaser of any Common Stock or the making or consummation of the Offer or the Merger or any other material transaction contemplated by this Agreement, or resulting in a material delay in or material restriction on the ability of Purchaser to consummate the Offer or the Merger or seeking to obtain from the Company, Parent or Purchaser any damages that would reasonably be expected to have a Material Adverse Effect; (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of their respective businesses or assets, as a result of the Offer, the Merger or any other transaction; (iii) seeking to impose limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock, including the right to vote the Common Stock purchased by it on all matters properly presented to the stockholders of the Company; (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Subsidiaries; or (v) which otherwise is reasonably likely to have a Material Adverse Effect;

                  (b) any statute, rule, regulation, legislation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to: (i) Parent, the Company or any of their respective subsidiaries; or (ii) the Offer, the Merger or any other Transaction, by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in subparagraph (a) above;

                  (c) there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (except for such as may relate to or arise from (i) economic conditions generally in the United States, or (ii) the transactions contemplated by this Agreement as specifically relating to Parent or Purchaser as the acquiror of the Company);

                  (d) there shall have occurred: (i) any general suspension of trading of securities on any national securities exchange or in the over-the-counter market in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index);
(ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; or (iiv) in the case of any of the foregoing existing on the date of this Agreement, a material acceleration or worsening thereof;

                  (e) the representations and warranties by the Company contained in this Agreement (which for purposes of this paragraph (e) of Exhibit A shall be read as though none of them contained any Material Adverse Effect or other materiality qualifications) shall not be true and correct in all respects as of the date of this Agreement and at the scheduled or extended expiration of the Offer, except where the failure of such representations and warranties in the aggregate to be true and correct in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that the representations in Section 3.3 (Capital Structure) as to the number of issued and outstanding shares of capital stock of the Company and Company Stock Options shall be true and correct in all respects;

                  (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by the Company under this Agreement;

                  (g) this Agreement shall have been terminated in accordance with its terms;

                  (h) the Company's Board of Directors fails to make, or withdraws, modifies or changes, in any manner adverse to Parent and Purchaser, its approval or recommendation of the Offer, the Merger or this Agreement; or

                  (i) the Company shall have failed to obtain (i) any third party or governmental consents or approvals required in connection with this Agreement or the transactions contemplated hereby, the failure of which to obtain, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or (ii) any of the following consents and approvals:

                           (A) landlord consents required pursuant to the leases governing the following Leased Real Properties: 4821 Mills Circle, Ontario, California; 4661 Palisades Ctr. Drive, West Nyack, New York; and 20 City Boulevard West, Building G, Suite 1, Orange, California; and

                           (B) consents, approvals or authorizations required by all state, city or local liquor licensing boards, agencies or other similar entities for the Company's operations in the following states:
         Michigan, Missouri, Rhode Island and Texas.

                                 FIRST AMENDMENT
                                     TO THE
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                              D&B HOLDINGS I, INC.,
                            D&B ACQUISITION SUB, INC.
                                       AND
                              DAVE & BUSTER'S, INC.

                  This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of July 12, 2002, is entered into by and among D&B Holdings I, Inc., a Delaware corporation ("Parent"), D&B Acquisition Sub, Inc., a Missouri corporation and wholly-owned subsidiary of Parent ("Purchaser") and Dave & Buster's, Inc., a Missouri corporation (the "Company").

                  A. Parent, Purchaser and the Company entered into an Agreement and Plan of Merger, dated as of May 30, 2002 (the "Agreement"), providing for the merger of Purchaser with and into the Company.

                  B. In accordance with Section 9.10 of the Agreement, Parent, Purchaser and the Company desire to enter into this Amendment to amend the terms of the Agreement as provided herein.

                  NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants contained herein, Parent, Purchaser and the Company agree as follows:

         1. Section 1.3 of the Agreement is deleted in its entirety and replaced with the following:

                           1.3 SINGLE STEP MERGER. In the event that, upon expiration of the Offer, no shares of Common Stock are accepted by Purchaser for purchase and payment pursuant to the Offer, Parent, Purchaser and the Company agree to proceed with the Merger as expeditiously as reasonably possible subject to all applicable terms and conditions contained in this Agreement, provided that the obligations of Parent and Purchaser to consummate the Merger shall also be conditioned on (i) satisfaction of each of the conditions set forth in Exhibit A (disregarding references to the Offer contained therein) other than the Minimum Tender Condition and (ii) notwithstanding anything to the contrary in Section 4.5 or elsewhere in this Agreement, the funding from third party lenders of at least $155 million of new debt financing and availability of an additional $30 million line of credit from third party lenders, in each case on commercially reasonable terms as determined in the good faith judgment of Parent. If this Section 1.3 applies, (x) the "Merger Consideration" referred to in
         Section 2.8(a) and elsewhere in this Agreement shall be $13.50 per share and (y) Section 7.1(d) shall not apply.

         2. Section 5.2(a)(iii) of the Agreement is amended to delete "Offer" and insert in its place "Merger."

         3. Section 7.1(e) of the Agreement is deleted in its entirety.

         4. The following is inserted following Section 7.1 of the Agreement:

                           7.2 ADDITIONAL CONDITION TO PARENT'S AND PURCHASER'S OBLIGATION OF EFFECT THE MERGER. The obligation of Parent and Purchaser to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following additional condition:

                           The representations and warranties by the Company contained in this Agreement (which for purposes of this Section 7.2 shall be read as though none of them contained any Material Adverse Effect or other materiality qualifications) shall be true and correct in all respects as of the date of this Agreement and at the Effective Time, except where the failure of such representations and warranties in the aggregate to be true and correct in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that the representations in Section 3.3 (Capital Structure) as to the number of issued and outstanding shares of capital stock of the Company and Company Stock Options shall be true and correct in all respects.

                           7.3 ADDITIONAL CONDITION TO THE COMPANY'S OBLIGATION OF EFFECT THE MERGER. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following additional condition:

                           The representations and warranties by Parent and Purchaser contained in this Agreement (which for purposes of this Section 7.3 shall be read as though none of them contained any material adverse effect or other materiality qualifications) shall be true and correct in all respects as of the date of this Agreement and at the Effective Time, except where the failure of such representations and warranties in the aggregate to be true and correct in all respects, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the Merger.

         5. Section 8.1(b)(iii) of the Agreement is deleted in its entirety.

         6. Section 8.1(c) of the Agreement is deleted in its entirety and replaced with the following:

                           (c) by Parent, if the Company breaches any representation or warranty or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of the condition set forth in Exhibit A or Section 7.2;

         7. Section 8.1(f)(i) of the Agreement is deleted in its entirety and replaced with the following:

                           (i) if Parent or Purchaser breaches any
         representation or warranty or breaches or fails to perform in any material respect any of their respective covenants contained in this Agreement which breach or failure to perform would give rise to the failure of the condition set forth in Section 7.3 or

         8. Section 8.1(f)(ii) of the Agreement is amended to delete "Offer" and insert in its place "Merger."

         9. The first sentence of Section 8.2(b) of the Agreement is amended to delete "$5.0 million" and insert in its place "$5.68 million."

         10. Except as specifically modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect without modification.

                  (Remainder of page intentionally left blank.)

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first written above.


D&B HOLDINGS I, INC.                      DAVE & BUSTER'S, INC.


     By: /s/ Simon Moore                  By: /s/ David O. Corriveau
         -----------------                    ---------------------------
         Name: Simon Moore                    Name: David O. Corriveau
         Title: President                     Title: Co-CEO and President



D&B ACQUISITION SUB, INC.


     By: /s/ Simon Moore
         -----------------
         Name: Simon Moore
         Title: President

                                                                      APPENDIX B



                    THIS OPINION SERVES TO CONFIRM AND UPDATE
                         THE OPINION DATED MAY 30, 2002


July 12, 2002

The Special Committee of the Board Directors
Dave & Buster's, Inc.
2481 Manana Drive
Dallas, TX 75220

Dear Members of the Special Committee:

We understand that Dave & Buster's, Inc. (hereinafter the "Company") is considering entering into an amendment to that certain Agreement and Plan of Merger, dated as of May 30, 2002, by and among D&B Holdings I, Inc., D&B Acquisition Sub, Inc. ("D&B Acquisition") and the Company pursuant to which D&B Acquisition would merge with and into the Company (the "Merger"). In connection with the Merger, the Company's shareholders would receive $13.50 per share in exchange for their shares of Company common stock. We further understand that it is D&B Holdings' intent to complete the Merger subject to a financing condition and the approval by at least two-thirds of the Company's outstanding shares at a shareholders meeting to be held to vote upon the Merger. We further understand that certain management shareholders of the Company, including the Company's founders, will participate as buyers in the Merger through a roll-over of approximately $15 million of the Company's common stock held by such management shareholders. The Merger and other related transactions disclosed to us are referred to collectively herein as the "Transaction." It is our understanding that the Special Committee of the Board of Directors (the "Special Committee") has been asked to consider certain matters relating to the Transaction.

You have requested our opinion (the "Opinion") as to the matters set forth below. This Opinion does not address the Company's underlying business decision to effect the transactions; nor does it constitute a recommendation to any shareholder as to whether they should vote to approve the Merger. Houlihan Lokey has no obligation to update the Opinion. We have not been asked to negotiate, nor have we negotiated, any portion of the Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the Company's annual reports to shareholders on Form 10-K for the three fiscal years ended on or about January 31, 2002, the quarterly report on Form 10-Q for the quarter ended May 5, 2002, Company-prepared internal financial statements for the five fiscal years ended on or about January 31, 2002, and Company-prepared interim financial statements for the three-month period ended May 5, 2002;

2. reviewed copies of the Agreement and Plan of Merger dated as of May 30, 2002 by and among the Company, D&B Acquisition and D&B Holdings I and the First Amendment to the Agreement and Plan of Merger dated as of July 12, 2002;

The Special Committee of the Board of Directors
of Dave & Buster's Inc.
July 12, 2002                                                                -2-


3. met with and held discussions with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met with and held discussions with the Special Committee and its counsel regarding the Transaction and related matters;

4. held discussions with the Special Committee following their discussions with Company management regarding the financial performance of the Company for the months of May and June 2002 and the future prospects of the Company;

5.       visited certain facilities and business offices of the Company;

6. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ending on or about January 31, 2003 through 2012;

7. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

8. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

9. reviewed various documents related to the Transaction including a Form of Guarantee; and

10. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. Furthermore, we have assumed that all such information was complete and accurate in all material respects, that no material changes occurred in the information reviewed between the date the information was provided and the date of this Opinion and that there were no facts or information regarding the Company that would cause the information supplied to us to be incomplete or misleading in any material respect. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our Opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. We have not assumed any obligation to update the Opinion.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the unaffiliated shareholders of the Company in connection with the Merger is fair to them from a financial point of view.



HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.
22912/13232

                                                                      APPENDIX C

        SELECTED PROVISIONS OF MISSOURI LAW GOVERNING DISSENTER'S RIGHTS

RSMo 351.455. SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES,
WHEN.

1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his Shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said Shares, the fair value thereof. Such demand shall state the number and class of the Shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

2. If within thirty days after the date on which such merger or consolidation was effected the value of such Shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said Shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such Shares or in the corporation.

3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such Shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said Shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such Shares, or in the surviving or new corporation. Such Shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

4. The right of a dissenting shareholder to be paid the fair value of his Shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                                                           PROXY


                              DAVE & BUSTER'S, INC.
                     2481 Manana Drive, Dallas, Texas 75220

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
        FOR THE SPECIAL MEETING OF STOCKHOLDERS OF DAVE & BUSTER'S, INC.
                         CALLED FOR MONDAY, MAY 13, 2002

The undersigned hereby appoints David O. Corriveau and James W. Corley, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to vote and represent as designated below all shares of common stock, par value $0.01 per share, of Dave & Buster's, Inc. held of record by the undersigned at the Special Meeting of Stockholders of Dave & Buster's, Inc. to be held at The Show Room at Dave & Buster's, 10727 Composite Drive, Dallas, Texas, on _________, ___________, 2002, at __:00 __.M. (Central Daylight Time)
and at any and all adjournments or postponements thereof.

                  (Continued and to be signed on reverse side)


--------------------------------------------------------------------------------

                            o FOLD AND DETACH HERE o

                                                                                           Please mark
                                                                                           your votes as                      [X]
                                                                                           indicated in
                                                                                           this example

                                                                     FOR    AGAINST   ABSTAIN
1.  A proposal to adopt the Agreement and Plan of Merger, dated                                    THIS PROXY WHEN PROPERLY
    as of May 30, 2002, by and among D&B Holdings I, Inc.,            [ ]     [ ]       [ ]        EXECUTED WILL BE VOTED IN THE
    D&B Acquisition Sub, Inc., a wholly-owned direct subsidiary                                    MANNER DIRECTED HEREIN. IF NO
    of D&B Holdings I, Inc., and Dave & Buster's, Inc., as amended                                 DIRECTION IS MADE, THIS PROXY
    by the First Amendment to the Agreement and Plan of Merger,                                    WILL BE VOTED FOR PROPOSAL 1.
    dated as of July 12, 2002, by and among D&B Holdings I, Inc.,
    D&B Acquisition Sub, Inc., a wholly-owned direct subsidiary of D&B Holdings I, Inc., and Dave & Buster's, Inc.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.


Signature                             Signature (if held jointly)                                   Dated:             , 2002
          --------------------------                              ---------------------------------        ------------

Note: Please date this Proxy and sign exactly as your name appears thereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.


--------------------------------------------------------------------------------

                            o FOLD AND DETACH HERE o



                      YOUR VOTE IS IMPORTANT TO THE COMPANY

                      PLEASE SIGN AND RETURN YOUR PROXY BY
                    TEARING OFF THE TOP PORTION OF THIS SHEET
               AND RETURNING IT IN THE ENCLOSED POSTPAID ENVELOPE